     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 2, 2001

                                                     REGISTRATION NO. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             THE CREDIT STORE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                      6199                      87-0296990
      (STATE OR OTHER           (PRIMARY STANDARD             (I.R.S. EMPLOYER
      JURISDICTION OF               INDUSTRIAL              IDENTIFICATION NO.)
     INCORPORATION OR          CLASSIFICATION CODE
       ORGANIZATION)                 NUMBER)
                            3401 NORTH LOUISE AVENUE
                         SIOUX FALLS, SOUTH DAKOTA 57107
                                 (800) 240-1855

       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             RICHARD S. ANGEL, ESQ.
                             THE CREDIT STORE, INC.
                            3401 NORTH LOUISE AVENUE
                         SIOUX FALLS, SOUTH DAKOTA 57107
                                 (800) 240-1855
    (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                          ---------------------------


      Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================================
    TITLE OF EACH CLASS OF          AMOUNT TO BE     PROPOSED MAXIMUM OFFERING       PROPOSED MAXIMUM          AMOUNT OF
  SECURITIES TO BE REGISTERED        REGISTERED            PRICE PER UNIT        AGGREGATE OFFERING PRICE   REGISTRATION FEE (1)
RENEWABLE NOTES                     $100,000,000                100%                   $100,000,000             $25,000
=================================================================================================================================

      (1)Estimated solely for the purpose of calculating the registration fee.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

The information in this prospectus is not complete and may be changed without notice. The Credit Store, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the Credit Store, Inc. is not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted.


                Subject to Completion, Dated ______________, 2001

[COMPANY LOGO]

                $100,000,000 Principal Amount of Renewable Notes

                             THE CREDIT STORE, INC.
                             ----------------------


      The following terms apply to the subordinated renewable notes we are offering. For a more detailed description of these securities, see "Summary -- Further Highlights of Terms of the Renewable Notes Offered" and "Description of the Renewable Notes Offered and the Indenture."


                     HIGHLIGHTS OF TERMS OF RENEWABLE NOTES

      Annual Interest Rate            Fixed upon issuance based upon the term
                                      length chosen and the total principal
                                      amount of the note portfolio of the
                                      holder.

      Payment of Interest             At the election of the holder,
                                      interest may be paid monthly,
                                      quarterly, semi-annually, annually or at
                                      maturity.  Holders can choose the day
                                      of the month on which they want to receive
                                      their interest payments.

      Redemption at request of        Upon death or total disability of
      holder prior to maturity        natural persons, as described in
                                      this prospectus, without penalty;
                                      otherwise, within 30 days of receipt of
                                      written notice, subject to a penalty equal
                                      to the lesser of simple interest on the
                                      principal amount at the stated interest
                                      rate for a period equal to the original
                                      term or six months' simple interest on the
                                      principal amount at the stated interest
                                      rate; provided, that we will not be
                                      required to redeem more than $1 million of
                                      redeemable notes in any calendar quarter
                                      pursuant to holder requests.

      Redemption by us prior          Redeemable upon 30 days prior
      to maturity                     written notice to the holder at the
                                      principal amount plus accrued
                                      interest without any penalty.

      Maturity 3 months to 120 months, as stated in the note at time of issuance.

      Subordination                   Subordinated in right of payment to
                                      all of our other existing and
                                      future senior indebtedness, except
                                      debt that is primarily held by our
                                      affiliates and subsidiaries (other
                                      than special purpose entities) or
                                      control persons.

      Transferability                 Upon our prior written consent.

      The renewable notes will be offered by us and on a best efforts basis by any placement agents or underwriters we engage from time to time.

      We will provide the interest rates (and any additional terms of the renewable notes) currently being offered on the renewable notes in amendments to this prospectus. You should read this prospectus and any amendments carefully before you invest.

      These renewable notes are not certificates of deposit or other obligations of or guaranteed by a depository institution. The payment of principal and interest on these renewable notes is not insured by the FDIC or guaranteed by any governmental or private insurance fund or any other entity. Our sources of funds for the repayment of principal at maturity and the ongoing payment of interest on these renewable notes include income from operations, including the securitization or sale of receivables from our portfolios, working capital, and cash generated from additional debt financing, including the sale of renewable notes. These renewable notes are unsecured. We do not contribute funds to a separate account such as a sinking fund to repay the debt represented by these renewable notes upon maturity.

      These renewable notes are subordinated in right of payment to all of our existing and future senior debt; except debt that is primarily held by our affiliates and subsidiaries or control persons. "Senior debt" means any of our indebtedness, whether outstanding on the date of this prospectus or incurred by us or our subsidiaries after the date of this prospectus, owed to a bank, trust company, insurance company, any other lender or other entity which lends funds or extends credit, whether such indebtedness is or is not specifically designated by us as being senior debt in its defining instruments. The exception for debt held by our affiliates and subsidiaries or control persons does not apply to debt held by special purposes entities, which debt will be senior to the renewable notes. Special purpose entities are entities that are formed for the purpose of acquiring non-performing debt and/or securitizing our credit card receivables.

      There is no public trading market for these securities and it is unlikely that an active trading market will develop. The renewable notes may not be transferred without our written consent.

      AN INVESTMENT IN THE RENEWABLE NOTES INVOLVES CERTAIN RISKS. THESE RENEWABLE NOTES ARE UNSECURED OBLIGATIONS, WHICH ARE SUBORDINATED TO OUR SENIOR DEBT, AS DISCUSSED IN THIS PROSPECTUS. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS AND THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE THESE RENEWABLE NOTES. SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE RENEWABLE NOTES.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                 The date of this prospectus is __________, 2001

      You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY ...............................................................      1
RISK FACTORS ..........................................................      7
USE OF PROCEEDS .......................................................     14
DESCRIPTION OF RENEWABLE NOTES OFFERED AND THE INDENTURE ..............     14
SELECTED CONSOLIDATED FINANCIAL DATA ..................................     27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
   OF OPERATIONS ......................................................     29
BUSINESS ..............................................................     37
MANAGEMENT ............................................................     48
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ........................     56
MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S COMMON STOCK AND RELATED
   STOCKHOLDER MATTERS ................................................     58
PLAN OF DISTRIBUTION ..................................................     60
EXPERTS ...............................................................     61
WHERE YOU CAN FIND MORE INFORMATION ...................................     61
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS ............................     F-1

                         ------------------------------

                                     SUMMARY

      The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements.

GENERAL INFORMATION REGARDING OUR BUSINESS

      The Credit Store, Inc. is a technology based, financial services company that provides credit card products to consumers who may otherwise fail to qualify for a traditional unsecured bank credit card. We reach these consumers by acquiring portfolios of non-performing consumer receivables and offering a new credit card to those consumers who agree to pay all or a portion of the outstanding amount due on their debt and who meet our underwriting guidelines. The new card is issued with an initial balance and credit line equal to the agreed repayment amount. After consumers have made a certain number of on-time payments on their outstanding credit card balance, we seek to sell or securitize the credit card receivables generated by this business strategy. We offer other forms of settlement to those consumers who do not accept our credit card offer.

      We were incorporated in 1972 in Utah as Valley West Development Corporation, changed our corporate domicile to Delaware in 1995, and changed our name to Credit Store, Inc. on October 8, 1996. Prior to October 8, 1996, we discontinued operations of our prior line of business, which was unrelated to our current operations. On December 4, 1996, we acquired from Taxter One LLC all the capital stock of Service One Holdings, Inc. At the time of the acquisition, Service One Holdings' sole asset was the capital stock of Service One International Corporation, which had been engaged since January 1996 in the business of acquiring non-performing consumer debt portfolios, and the marketing and servicing of credit cards generated from these portfolios. From 1982 through December 1995, Service One International Corporation had been a marketer and servicer of secured credit cards for a South Dakota bank under a contractual arrangement which expired in December 1995. Following the acquisition of Service One Holdings, we engaged directly, and through Service One International Corporation and its affiliates, in the acquisition of non-performing consumer debt and the marketing and servicing of credit cards generated from these portfolios. In February 1998, Service One Holdings and Credit Store Mortgage, Inc., our wholly-owned subsidiary, were each merged into us. In March 1998, Service One International Corporation was merged into us and our name was changed to The Credit Store, Inc.

      We are primarily in the business of providing credit card products to consumers who may otherwise fail to qualify for a traditional unsecured bank credit card. We focus on consumers who have previously defaulted on a debt and reach these consumers by acquiring their defaulted debt. We acquire these defaulted accounts in large portfolios typically from the original lender and from subsequent owners of the debt for a nominal percentage of the face amount of the debt, ranging from 0.50% to 3.00%. An increasing amount of our acquisitions come from our cash for conversions ("CFC") program, through which we pay the debt owner an agreed upon price for each account we convert to a credit card. Under a CFC, we typically pay a higher price per account, but we only pay for the accounts we convert to a credit card. Through our direct mail and telemarketing operations, we locate and offer a new credit card to those consumers who agree to pay all or a portion of the outstanding amount due on their debt and who meet our underwriting guidelines. The new card is issued with an initial balance and credit line equal to the agreed repayment amount. We currently issue our credit cards through two issuing banks, The Bank of Hoven and First National Bank in Brookings. Our objective is to ultimately sell and/or securitize these receivables at a price in excess of our investment in the receivables. To date, we have considered an account available to sell or securitize when the consumer has made eight or more on-time payments on the consumer's outstanding credit card balance.

      Under our marketing approach, consumers are offered an opportunity to:

      -     Settle their debt, typically at a discount,

      - Transfer the settled amount to a newly issued unsecured MasterCard(R) or Visa(R) credit card, and

      - Establish a positive credit history on their newly issued card by making timely and consistent payments.

      After making principal payments on the transferred balance, the consumer can begin using the credit card for new purchases or cash advances and may be granted increased credit limits over time based on their payment performance. Our credit card offer is attractive to those consumers who, given the non-performing status of their debt, are typically receiving few or no solicitations from traditional credit card companies. Many of these consumers:

      -     Cannot easily obtain an unsecured credit card,

      - May benefit by having the opportunity to establish a positive payment history on their newly issued credit card, or

      - Have experienced the negative aspects of not having access to the credit card payment system for travel and the daily purchase of goods and services.

      Our approach differs from traditional credit card companies that compete for new customers through mass marketing and direct mail campaigns on the basis of interest rates, fees, and services offered.

OFFICE LOCATION

      Our principal executive offices are located at 3401 North Louise Avenue, Sioux Falls, South Dakota 57107 and our telephone number is 800-240-1855.

OVERVIEW OF THE OFFERING

      THE OFFERING. We are offering up to $100 million of renewable notes. The renewable notes will be issued pursuant to an indenture between us and a trustee to be named in the indenture discussed below. There is no minimum amount of renewable notes that must be sold in the offering. We may withdraw or cancel the offering at any time. In the event of such withdrawal or cancellation, the renewable notes previously sold will remain outstanding until maturity or earlier redemption in accordance with their terms and pending orders will be irrevocable after the expiration of the rescission period. See "Plan of Distribution."

      UNSECURED OBLIGATIONS. The renewable notes are not insured, guaranteed or secured by any lien on any of our assets. We do not contribute funds to a separate fund, such as a sinking fund, to provide funds to repay the renewable notes upon maturity. See "Risk Factors -- Since we do not set aside funds to repay the renewable notes offered, holders of the renewable notes must rely on our income from operations and other sources for repayment."

      SUBORDINATED OBLIGATIONS. The renewable notes are subordinated in right of repayment to our senior debt. "Senior debt" means any of our indebtedness, whether outstanding on the date of this prospectus or incurred by us or our subsidiaries after the date of this prospectus, owed to a bank, trust company, insurance company, any other lender or other entity which lends funds or extends credit, whether such indebtedness is or is not specifically designated by us as being senior debt in its defining instruments. The renewable notes will have equal rights with all of our other unsecured indebtedness, unless such indebtedness is specifically subordinated to the renewable notes. As of November 30, 2000, we had approximately $26.4 million of senior debt outstanding. Except for the requirement that we maintain certain leverage ratios, there is no limitation, under the terms of the renewable notes or the indenture, on the amount of senior debt or other indebtedness we may incur.

      Senior debt, however, does not include any of our debt that is primarily held by our affiliates and subsidiaries or control persons, which debt will be subordinated to the renewable notes. As of November 30, 2000, we had an aggregate of $19.5 million in outstanding principal amount and accrued interest that has specifically agreed to be subordinated to the renewable notes. The subordination of debt held by our affiliates and subsidiaries or control persons to the renewable notes does not apply to debt held by our special purposes entities, which debt is senior to the renewable notes. Special purpose entities are entities that are formed for the purpose of acquiring non-performing debt and/or securitizing our credit card receivables. See "Description of the Renewable Notes Offered and the Indenture" for a description of what constitutes senior debt and a discussion of the terms of the debt that is expressly subordinated to the renewable notes.

      SUBSCRIPTIONS. After the expiration of the rescission period discussed below, your subscription for renewable notes is irrevocable upon submission to us. We may reject your order in whole or in part, for any reason. If your subscription is not accepted by us, we will promptly refund the funds you paid with your subscription to you without deduction of any costs and without interest. See "Plan of Distribution." Upon our acceptance of a subscription, we will send a book-entry receipt to each purchaser which shows each purchaser's ownership. This receipt is not a negotiable instrument, and no rights of ownership in the security may be transferred by the endorsement and delivery of the receipt by a purchaser. Within three business days after you send your subscription to us, you may rescind your subscription. Upon our receipt of written notice from you that you have rescinded your subscription, which notice must be postmarked no later than three business days after the postmark date of your subscription, we will promptly refund your subscription amount without deduction of any costs and without interest. See "Description of Renewable Notes Offered and the Indenture" for information regarding the limited transferability of the renewable notes.

      OVERVIEW OF TERMS OF RENEWABLE NOTES. For an overview of the renewable notes, see "Further Highlights of Terms of Renewable Notes Offered" and "Description of the Renewable Notes Offered and the Indenture" appearing in this prospectus.

      USE OF PROCEEDS. We intend to use the net proceeds resulting from the sale of the renewable notes for our general corporate purposes, including funding acquisitions of non-performing consumer debt, capital expenditures, and general operating activities. Proceeds may also be used to pay, redeem and refinance existing debt, including debt subordinated or senior to the renewable notes and repurchase our outstanding capital stock, depending on market conditions, and we may use proceeds from the sale of new renewable notes offered hereby to pay interest on existing renewable notes or to retire maturing renewable notes. In addition, proceeds from the sale of the renewable notes may be used to fund future acquisitions of related businesses or assets, although we have no present commitments, agreements or understandings with respect to any such acquisitions. See "Use of Proceeds."

           FURTHER HIGHLIGHTS OF TERMS OF THE RENEWABLE NOTES OFFERED


      Types of Security Offered       Unsecured, fixed term subordinated debt
                                      security.

      Denomination of Initial         Minimum purchase:  $1,000 per
      Purchase and Additional         note.  No fixed denominations;
      Purchases                       notes are issued for the exact
                                      investment amount.

      Annual Interest Rate            Fixed upon issuance based upon the term
                                      length chosen and the total principal
                                      amount of the note portfolio of the
                                      holder. The amount of the note portfolio
                                      of the holder is determined at the time a
                                      note is purchased by aggregating the
                                      principal amount of all notes currently
                                      owned by the holder and the holder's
                                      immediate family members.  Immediate
                                      family members include parents, children,
                                      siblings, grandparents and grandchildren.
                                      Members of sibling families are also
                                      considered immediate family members if
                                      both siblings are note holders.  A holder
                                      will have the ability to identify his or
                                      her immediate family members in the
                                      subscription documents. Interest will be
                                      compounded daily.

      Payment of Interest             At the election of the holder,
                                      interest may be paid monthly,
                                      quarterly, semi-annually, annually or at
                                      maturity. Holders can choose the day of
                                      the month on which they want to receive
                                      their interest payments. Holders can
                                      change the date on which interest is paid
                                      one time only during the term of a
                                      renewable note.

      Redemption at request of        Upon death or total disability of
      holder prior to maturity        natural persons, as described in
                                      this prospectus, without penalty.
                                      Otherwise, within 30 days of receipt of
                                      written notice by a Holder, subject to a
                                      penalty equal to the lesser of simple
                                      interest on the principal amount of the
                                      renewable note at the stated interest rate
                                      for a period equal to the original term of
                                      the renewable note or six months' simple
                                      interest on the principal amount of the
                                      renewable note at the stated interest
                                      rate, which will be collected by reducing
                                      the amount payable upon such redemption.
                                      However, we will not be required to redeem
                                      more than $1 million of renewable notes in
                                      any calendar quarter pursuant to these
                                      redemption requests. For purposes of the
                                      $1 million limit, redemption requests will
                                      be honored in the order in which they are
                                      received and any redemption request not
                                      honored in a calendar quarter will be
                                      honored in the next calendar quarter;
                                      however, redemptions in the next calendar
                                      quarter will also be subject to the $1
                                      million limitation.

      Redemption by us prior to       Redeemable upon 30 days written
      maturity                        notice to the holder at the
                                      principal amount plus accrued
                                      interest without any penalty.

      Form/Transferability            In book-entry form and non-negotiable. A
                                      book-entry receipt will be issued, not an
                                      individual promissory note. Not
                                      transferable

                                      without our prior written consent.

      Maturity                        Renewable notes are offered with
                                      maturities ranging from 3 to 120
                                      months; the term of each note is
                                      established by the investor at the
                                      time of purchase.  If the renewable
                                      notes are not automatically
                                      extended, as discussed below, then
                                      we will pay principal and remaining
                                      accrued interest as follows:

                                      o We will pay within 5 days of the stated
                                        date of maturity if we receive notice
                                        from the holder prior to or on the date
                                        of the stated date of maturity of the
                                        holder's intent to not extend the
                                        renewable note, or if we provide notice
                                        to the holder that we will not extend
                                        the renewable note.

                                      o We will pay within 5 days of the date we
                                        receive notice from the holder of the
                                        holder's intent to not renew the
                                        renewable note of such notice is
                                        received within the 15 day period
                                        discussed in Automatic Extension
                                        section below.

      Subordination                   Subordinated in right of payment to
                                      all of our other existing and
                                      future senior debt, except our debt
                                      that is primarily held by our
                                      affiliates and subsidiaries, other
                                      than special purpose entities, or
                                      control persons.  "Senior debt"
                                      means any of our indebtedness,
                                      whether outstanding on the date of
                                      this prospectus or incurred by us
                                      or our subsidiaries after the date
                                      of this prospectus, owed to a bank,
                                      trust company, insurance company,
                                      any other lender or other entity
                                      which lends funds or extends
                                      credit, whether such indebtedness
                                      is or is not specifically
                                      designated by us as being senior
                                      debt in its defining instruments.

      Automatic Extension             Renewable notes will be
                                      automatically extended for a period
                                      equal to the original term unless:
                                      (i) we notify the holder at least
                                      seven days prior to the maturity
                                      date that an extension will not be
                                      provided; or (ii) the holder elects
                                      to redeem his or her note within 15
                                      days after the stated maturity
                                      date.  Renewable notes to be
                                      extended will be extended at a
                                      fixed rate equal to the rate then
                                      being offered to holders with similar
                                      sized note portfolios on newly issued
                                      renewable notes of like tenor, term
                                      and denomination at their
                                      respective maturity dates.

      Rescission Right                The holder has the right to rescind
                                      his or her investment without
                                      penalty within the first three
                                      business days after submission of
                                      his/her subscription; no interest
                                      will be earned for the time the
                                      rescinded note is outstanding.

      Periodic Statements             Quarterly statements detailing the
                                      current balance and interest
                                      paid on each note will be mailed to each
                                      holder no later than the 10th business day
                                      following the end of each calendar
                                      quarter.

      The preceding terms of the renewable notes may be modified or supplemented by us from time to time, in our sole discretion, in a prospectus supplement to this prospectus.

                  SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
                        (in thousands, except other data)


                                  PREDECESSOR(1)                                     THE CREDIT STORE, INC.
                        -------------------------     ----------------------------------------------------------------------------
                                       JANUARY 1,
                         DECEMBER 31    1996 TO                                YEAR ENDED MAY 31
                                       OCTOBER 8,     ----------------------------------------------------------     NOVEMBER 30,
                            1995         1996             1997               1998            1999         2000          2000
                         -----------   ----------     ------------       ------------       -------      -------     ------------
CONSOLIDATED
BALANCE SHEET DATA:
Cash and cash
  equivalents and
  restricted cash         $   279      $     58       $      2,686       $      8,205       $ 4,284      $ 2,449      $   3,671

Investments in
  receivable
  portfolios, net                                           10,760             18,592        21,648       33,892         38,735

Total assets                  525         2,885             24,744             39,723        45,781       64,388         63,555

Notes payable                  --         1,158                429              5,902         6,087       23,609         22,790

Subordinated notes
  and accrued
  interest
  payable-related
  Party                        --           880             10,446             31,807        19,247       19,139         19,487

 Total liabilities            280         4,007             18,118             47,367        33,692       50,014         52,530

Total stockholders'
  equity (deficit)            245        (1,122)             6,625             (7,643)       12,089       14,374         11,025

CONSOLIDATED OTHER
DATA:

Ratio of earnings to
  fixed charges *             N/A           N/A                 --                 --          1.4x         1.4x             --

Deficiency of
  earnings to fixed
  charges*                     --            --        (12,447,120)       (19,295,853)           --           --       (800,241)


      * The ratios of earnings to fixed charges have been computed by dividing earnings available for fixed charges by fixed charges. Earnings available for fixed charges includes income or loss before income taxes, plus fixed charges and adjustments for equity interests in investees. Fixed charges consist of interest expenses and a portion of rental expense that is estimated to be interest.

      (1) The information for the fiscal year ended December 31, 1995 and for the period from January 1, 1996 to October 8, 1996 relates to Service One International Corporation, our predecessor. See "Business - General Development of Business".

                                  RISK FACTORS

      CAUTIONARY STATEMENTS AND FACTORS THAT MAY AFFECT FUTURE RESULTS. This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or our future performance. Readers are therefore cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date this report was filed. Forward-looking statements are not descriptions of historical facts. The words or phrases "believes," "expects," "may," "will," "could," "should," "seeks," "pro forma," "as adjusted," "look for," "project," "anticipates," or similar expressions are intended to identify forward-looking statements, and are subject to numerous known and unknown risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified in the "Risk Factors" below and discussed elsewhere in this prospectus, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update or publicly announce revisions to any forward-looking statements to reflect future events or developments.

      THE RENEWABLE NOTES OFFERED BY THIS PROSPECTUS ARE NOT INSURED AGAINST LOSS BY ANY GOVERNMENTAL AGENCY. No governmental or private agency insures the debt securities offered by this prospectus. The holder of the debt securities is dependent solely upon sources such as our income from operations, proceeds from the sale or securitization of receivables, and our working capital for repayment of principal at maturity and the ongoing payment of interest on the debt securities.

      SINCE THE RENEWABLE NOTES ARE UNSECURED AND SUBORDINATE IN RIGHT OF REPAYMENT TO OUR SENIOR DEBT DUE TO OTHER PERSONS, IN THE EVENT OF INSOLVENCY, RENEWABLE NOTE HOLDERS WOULD BE REPAID ONLY IF SUFFICIENT FUNDS REMAIN AFTER THE REPAYMENT OF OUR SENIOR DEBT. The renewable notes offered by this prospectus will be subordinated in right of repayment to our senior debt. "Senior debt" means any of our indebtedness, whether outstanding on the date of this prospectus or incurred by us or our subsidiaries after the date of this prospectus, owed to a bank, trust company, insurance company, any other lender or other entity which lends funds or extends credit, whether such indebtedness is or is not specifically designated by us as being senior debt in its defining instruments. The renewable notes will have equal rights with all of our other unsecured indebtedness, unless such indebtedness is specifically subordinated to the renewable notes. As of November 30, 2000 there was approximately $26.4 million of senior debt outstanding. Except for the requirement that we maintain certain leverage ratios, there is no limitation, under the terms of the renewable notes or the indenture, on the amount of senior debt we can incur, although certain of our existing senior debt agreements may provide certain limitations on new senior debt. These borrowings do not have to be specifically designated as "senior debt." If we were to become insolvent, our senior debt would have to be paid in full prior to payment of renewable notes in our liquidation. In addition, in the event of liquidation or dissolution of a subsidiary, no assets of that subsidiary may be used to make payment to the holders of the renewable notes until the creditors of that subsidiary are paid in full from the assets of that subsidiary. Furthermore, we may have significant debt other than senior debt that has rights upon our liquidation or dissolution equal to that of the renewable notes being offered. There may not be adequate funds remaining to pay the principal and interest on the renewable notes. See "Description of the Renewable Notes Offered and the Indenture."

      SINCE WE DO NOT SET ASIDE FUNDS TO REPAY THE RENEWABLE NOTES OFFERED, HOLDERS OF THE RENEWABLE NOTES MUST RELY ON OUR INCOME FROM OPERATIONS AND OTHER SOURCES FOR REPAYMENT. We do not contribute funds to a separate account, commonly known as a sinking fund, to repay the renewable notes upon maturity. Since no funds are set aside periodically for the repayment of the renewable notes over their term, holders of the renewable notes must rely on our income from operations, proceeds from the sale or securitization of receivables, our working capital and sales of renewable notes. To the extent income from operations is not sufficient to repay the debt, holders may lose all or a part of their investment. See "Description of the Renewable Notes Offered and the Indenture."

      YOUR ABILITY TO LIQUIDATE YOUR INVESTMENT IS LIMITED BECAUSE OF TRANSFER RESTRICTIONS, THE LACK OF A TRADING MARKET AND THE LIMITATION ON EARLY REDEMPTIONS. The renewable notes sold under this prospectus may not be transferred without our prior written consent. There is no established trading market for the renewable notes. Due to the non-transferable nature of the renewable notes and the lack of a market for the sale of the renewable notes, even if we permitted a transfer, investors would be unable to liquidate their investment. Also, early redemptions of the renewable notes at the request of holders of renewable notes are subject to an aggregate limitation of $1 million per calendar quarter. See "Description of the Renewable Notes Offered and the Indenture."

      THE INDENTURE COVENANTS ARE UNLIKELY TO PROTECT HOLDERS OF THE RENEWABLE NOTES IN THE EVENT WE SUFFER A MATERIAL ADVERSE CHANGE. The covenants in the indenture are not designed to protect holders of renewable notes in the event of a material adverse change in our financial condition or results of operations. Except for the requirement that we maintain certain leverage ratios, these covenants do not place any restrictions on our ability, among other things, to create or incur senior debt or other indebtedness, and only restrict our ability to pay dividends in limited cases.

      BECAUSE THERE IS NO FIRM UNDERWRITING COMMITMENT, THE ULTIMATE PROCEEDS FROM THE OFFERING OF THE RENEWABLE NOTES IS UNCERTAIN. The renewable notes are initially being offered by us, although we may engage placement agents or underwriters to offer the renewable notes from time to time in the future. We have not established a minimum amount of proceeds that we must receive in the offering before this offering becomes effective, which means that no assurance can be given as to the principal amount of renewable notes that will be sold in the offering.

      OUR MANAGEMENT HAS BROAD DISCRETION OVER HOW TO USE THE PROCEEDS FROM THE OFFERING. Since no specific allocation of the proceeds has been determined as of the date of this prospectus, our management will have broad discretion in determining how the proceeds of the offering will be used. See "Use of Proceeds."

      WE MAY NOT GENERATE SUFFICIENT CASH FLOWS FROM OUR RECEIVABLES TO FUND OUR OPERATIONS. We are primarily in the business of providing credit card products to consumers who have previously defaulted on a debt. Prior to our acquisition of the receivables, the originating institutions and intermediary owners, if any, have generally made numerous attempts to collect on the non-performing accounts. We acquire the receivables at a discounted price and we believe we can successfully generate cash flows on the new credit card accounts in excess of its acquisition cost for the receivables. We may not be able to generate sufficient cash from our receivables to cover the costs associated with purchasing receivables and operating our business if any of the following occur:

      - the conversion of charged-off accounts to credit card accounts is less than anticipated;

      -     the collection on receivables is less than anticipated; or

      - if the new credit card accounts experience higher delinquency rates or losses than anticipated.

      BECAUSE THE MARKET FOR OUR CREDIT CARD RECEIVABLES IS LIMITED, WE MAY NOT BE ABLE TO SELL OR SECURITIZE THESE PORTFOLIOS TO GENERATE REQUIRED CASH. Our future is highly dependent upon our ability to sell or securitize the portfolios of credit cards that have been generated from non-performing debt that we acquire. Although we have sold several portfolios and completed several securitizations, no assurance can be given that any more will be sold or securitized. While there have been securitizations completed by companies that purchase non-performing consumer debt portfolios and subsequently attempt to collect on these accounts, we are unaware of any significant securitization of credit card receivables generated from portfolios of non-performing debt. We believe that the market for receivables of this nature is limited and that there can be no assurance that any such market will develop to the stage where we can be assured of buyers for our securitizations and portfolio sales.

      In addition, financial institutions that buy credit card receivables or invest in securitizations may become subject to increasing regulatory burdens or requirements that could affect the pricing or the size of the market for such sales or securitizations. This could negatively affect our profitability and our ability to securitize or sell our credit card receivable portfolios.

      WE MAY NOT BE ABLE TO MANAGE OUR GROWTH OR OBTAIN THE RESOURCES NECESSARY TO ACHIEVE OUR GROWTH PLANS. If we cannot manage our growth, we may experience fluctuations in net income or sustain net losses. Since inception, we have grown rapidly, placing significant demands on our management, administrative, operational and financial resources. We seek to continue our growth trends, which could place additional demands on our resources. Future growth will depend on numerous factors, including the following:

      - development of additional relationships with banks willing to issue credit cards for us;

      -     availability of additional non-performing portfolios for purchase;

      - availability of financing to purchase these portfolios and finance ongoing operations;

      -     ability to sell and securitize our seasoned credit card receivables;

      -     ability to maintain a high quality of customer service; and

      -     recruitment, motivation and retention of qualified personnel.

      Sustained growth also may require implementation of enhancements to our operational and financial systems and additional management, operational and financial resources. There can be no assurance that we will be able to manage our expanding operations effectively or to maintain our historical level of cash flows from the portfolios we have purchased, or that we will be able to maintain or accelerate our growth. Our failure of to manage growth could harm our results of operations or financial condition.

      OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE, WHICH MAY AFFECT OUR ABILITY TO FINANCE OUR GROWTH AND OPERATIONS. The timing of portfolio acquisitions and the timing of credit card receivables sales and securitizations can affect the timing of recorded income and result in periodic fluctuations in our quarterly operating results, as well as affecting our cash requirements. The timing of any sale or securitization transaction is affected by a number of factors beyond our control including market conditions and the presence of investors and lenders interested in our seasoned credit card accounts. An account is seasoned when a consumer has made a certain number of on-time payments on the consumer's outstanding credit card balance.

      BECAUSE OUR CASH REQUIREMENTS MAY FLUCTUATE FROM PERIOD TO PERIOD, WE MAY HAVE INSUFFICIENT CASH TO MEET OUR OBLIGATIONS UNDER THE NOTES AND OTHERWISE. We may experience seasonal fluctuations in cash requirements due to a variety of factors beyond our control including the rate at which customers pay down their credit card balance and the rate at which the customers make new purchases and cash advances on their accounts. We may experience higher cash requirements during the year-end holiday season and at other times during the year when customers make new purchases on their credit cards at a faster rate than they pay their debts.

      WE HAVE INCURRED NET LOSSES AND MAY INCUR LOSSES IN FUTURE PERIODS; WE HAVE AN ACCUMULATED DEFICIT. We have incurred substantial net losses and have an accumulated deficit of approximately $41.5 million at November 30, 2000. There can be no assurance that we will be able to achieve and maintain profitability long enough to recover the accumulated deficit. Significant expenditures have been made to build the infrastructure necessary to acquire charged-off portfolios, market and create new credit card accounts from these portfolios, and service the resulting base of credit card accounts. Results of operations will depend upon numerous factors, including without limitation, the following:

      -     purchase costs of charged-off consumer debt portfolios;

      - marketing, origination and servicing costs for our credit card receivables;

      -     revenue generated from our credit card portfolio;

      - availability of additional financing to purchase non-performing consumer debt portfolios and finance working capital;

      -     performance of our receivables;

      -     ability to sell and securitize our credit card receivables; and

      -     market acceptance of our products and services.

      WE MAY BE UNABLE TO MEET OUR ADDITIONAL LIQUIDITY REQUIREMENTS. There is no assurance that we will be able to meet our future liquidity requirements. We have a substantial ongoing need for liquidity to finance our operations, and this need is expected to increase along with the growth in our business. Our primary operating cash requirements include the purchase of non-performing portfolios, the marketing, servicing and collection of credit cards, and ongoing administrative expenses. We fund our cash requirements through a combination of cash flow from operations, asset sales and securitizations, loans and other financing transactions. In the event additional financing is unavailable to us and additional receivable sales and securitizations are not completed, our ability to operate our business will be limited and our financial condition, operating results or cash flows could be materially adversely affected.

      WE USE ESTIMATES IN OUR ACCOUNTING. Income from credit card receivables and securitization income and asset sales have constituted, and are likely to continue to constitute, a significant portion of our net income and other comprehensive income. Portions of this income are based on the cash flow we expect to receive from the credit cards we originate and own and from the credit cards that have been securitized and in which we hold a retained interest. Differences between actual and expected performance of the receivables may cause fluctuations in our net income and other comprehensive income. The expected cash flows are based on our estimates of interest rates, default rates, new account origination rates, repayment rates, and new charges made by cardholders. These estimates are based on a variety of factors, many of which are not within our control. As a result, these estimates may differ from actual performance.

      LACK OF MATURITY OF OUR CREDIT CARD PORTFOLIO MAY RESULT IN INCREASED DELINQUENCIES AND DEFAULTS. The average age of a credit card issuer's portfolio of accounts is an indicator of the stability of delinquency and default levels of that portfolio; a portfolio of older accounts generally behaves more predictably than a newly originated portfolio. The majority of the credit card receivables owned by us are less than three years old as of November 30, 2000. As a result there can be no assurance as to the levels of delinquencies and defaults, which may affect our earnings through net charge-offs over time. Any material increases in delinquencies and defaults above management's expectations would have a material adverse effect on our results of operations and financial condition.

      ADVERSE PUBLICITY MAY IMPAIR ACCEPTANCE OF OUR PRODUCTS. Critics of the credit card industry have in the past focused on marketing practices that they claim encourage consumers to borrow more money than they should, as well as on pricing practices that they claim are either confusing or result in prices that are too high. Increased criticism of the industry or criticism of us in the future could hurt client acceptance of our products or lead to changes in the law or regulatory environment, either of which would significantly harm our business.

      WE HAVE PLEDGED ALL OF OUR ASSETS WHICH MAY MAKE FUTURE FINANCING MORE DIFFICULT. On April 30, 1998, to secure our payment and performance under our senior secured debt financing, we granted the lender a security interest in all of our assets including, among other things, all receivables, inventory and equipment. We had previously pledged our assets to our major stockholder as collateral for the loans evidenced by certain notes held by our stockholder. All notes held by our stockholder have been subordinated to our senior debt lender. By pledging all of our assets to secure financings, we may find it more difficult to secure additional financing in the future.

      BECAUSE WE CANNOT ISSUE OUR OWN CREDIT CARDS, THE FAILURE TO CONTINUE RELATIONSHIPS WITH THIRD-PARTY CREDIT CARD ISSUERS COULD SEVERELY DISRUPT OUR BUSINESS. We are not licensed to nor do we currently have the ability to independently issue credit cards. Accordingly, we are dependent upon third-party financial institutions to issue credit cards to our customers. We currently have two banks through which cards are issued. If our existing credit card issuers discontinue their agreements with us and we cannot find a new credit card issuer willing to issue cards to consumers with impaired credit history, we would not be able to operate our business as it is currently conducted. In addition, we may not be able to enter into an agreement with an alternate provider on terms that we consider favorable or in a timely manner without disruption of our business.

      In addition, the third-party financial institutions upon which we rely are subject to extensive governmental regulation. If such regulators impose additional regulations or restrictions on third-party financial institutions in connection with issuing credit cards, such regulations or restrictions could impose additional costs or limitations upon our operations. These costs and/or limitations could reduce our profitability and adversely affect financial results.

      WE DO NOT HAVE BACKUP ARRANGEMENTS FOR ALL SERVICES AND EXISTING ARRANGEMENTS MAY BE INSUFFICIENT. Through the issuing bank's arrangement with First Data Resources, we use First Data Resources for third-party processing of credit card data and services. We provide credit card data to First Data Resources on a daily basis and such data is backed up and stored by First Data Resources. In addition, our marketing data on our purchased portfolios is backed up on a daily basis and is stored off-site.

      While we are currently evaluating a back-up servicer for our servicing portfolio of credit cards, we do not have a back-up telemarketer for our marketing programs. In the event of a disaster or other occurrence that closes our main facility or shuts down our primary and redundant data connections to First Data Resources, our business would be interrupted during the period required to repair our data lines and/or facilities or to relocate to temporary facilities. Such interruption in our operations could have a material adverse impact on our business and revenues. We are evaluating back-up servicing and marketing solutions that can seamlessly move servicing and marketing operations to alternative locations or to third-party service providers in a manner that would minimize losses in the event of a disaster or other occurrence that affects our primary facility or data transmission to third parties.

      LABOR SHORTAGES AND HIGH EMPLOYEE TURNOVER RATES COULD INCREASE COSTS SIGNIFICANTLY AND IMPACT REVENUE. The credit card industry is labor intensive and generally experiences a high rate of turnover in personnel. A high turnover rate among our employees would increase our recruiting and training costs and could adversely impact the overall recovery of our receivables. In addition, Sioux Falls, South Dakota experiences a low incidence of unemployment. If we were unable to recruit and retain a sufficient number of employees, we would be forced to limit our growth or possibly curtail our operations. Growth in our business will require us to continue to recruit and train significant numbers of qualified personnel. There can be no assurance that we will be able to hire, train and retain a sufficient number of qualified employees.

      WE MAY NOT BE ABLE TO ACQUIRE ENOUGH RECEIVABLES ON FAVORABLE TERMS TO OPERATE PROFITABLY. To obtain additional credit card customers, we depend on the continued availability of non-performing portfolios that meet our requirements. Any decrease in availability of receivables or any increase in the cost of receivables could reduce our profitability and liquidity and have a material adverse affect on our results of operations or financial condition. The availability of portfolios of receivables for future purchase at prices favorable to us depends on a number of factors outside of our control. These factors may include, but are not limited to:

      - continuation of the current growth trend in credit card and consumer installment debt;

      - the ability of consumers to obtain credit, especially unsecured credit cards;

      -     entry of new competitors;

      - if traditional credit card lenders rehabilitate their own non-performing credit card receivables; and

      -     overly aggressive pricing by competitors.

      FLUCTUATIONS IN ECONOMIC CONDITIONS COULD ADVERSELY AFFECT OUR BUSINESS. During strong economic cycles, available credit, including consumer credit, generally increases and payment delinquencies and defaults generally decrease. During periods of economic slowdown and recession, such delinquencies and defaults generally increase. No assurances can be given that our credit card losses and delinquencies would not worsen in a weak economic cycle. Significant increases in credit card losses would weaken our financial condition.

      WE MAY NOT BE ABLE TO SUCCESSFULLY ANTICIPATE, INVEST IN OR ADOPT TECHNOLOGICAL ADVANCES WITHIN OUR INDUSTRY. Our success is dependent in large part on our continued investment in sophisticated telecommunications and computer systems, including predictive dialers, automated call distribution systems and digital switching equipment. We have invested significantly in technology in an effort to remain competitive and anticipate that it will be necessary to continue to do so. Moreover, computer and telecommunications technologies are evolving rapidly and are characterized by short product life cycles, which require us to anticipate and stay current with technological developments. There can be no assurance that we will be successful in anticipating, managing or adopting such technological changes on a timely basis or that we will have the capital resources available to invest in new technologies.

      WE ARE DEVELOPING NEW PRODUCTS AND SERVICES WHICH MAY NOT BE SUCCESSFUL. While we may, from time to time, develop additional products and services, there can be no assurance that such products and services will be completed or successfully marketed and implemented. Consumer preferences for credit card and credit related products are difficult to predict, specifically where consumers have experienced past credit difficulties. There can be no assurance that the products and services we introduce will be accepted by credit card holders, or that our methodology for restructuring past consumer debt delinquency will be accepted by the consumer. Failure to obtain significant customer satisfaction or market share for our products and services would have a material adverse effect on our operations and financial condition.

      WE ARE DEPENDENT ON OUR KEY PERSONNEL. We are dependent upon the continued contributions of our officers and other key employees. The loss of the services of one or more of our executive officers or key employees could disrupt our operations. We have entered into employment agreements with Kevin T. Riordan, our President and Chief Operating Officer, and Michael J. Philippe, our Executive Vice President and Chief Financial Officer. Although our written agreement with Richard Angel, our Executive Vice President and General Counsel, has expired, we have an oral employment agreement with Mr. Angel with no fixed term. The loss of the services of any such individual or the services of certain other officers or key employees would cause us to incur costs for recruiting replacements, could result in the loss of the valuable expertise and business relationships, and could have a material adverse effect on our business and prospects.

      CERTAIN OF OUR MAJOR STOCKHOLDERS ARE RELATED AND HAVE THE ABILITY TO CONTROL STOCKHOLDER ACTIONS ON FUNDAMENTAL CORPORATE MATTERS. Jay L. Botchman, one of our directors, is the beneficial owner of 40.3% of our outstanding shares of common stock . As such and through his beneficial ownership of all of our outstanding Series A Preferred Stock, he has control over our affairs through his ability to elect our directors and determine the outcome of votes by our stockholders on fundamental corporate matters, including mergers, sales of all or substantially all of our assets, charter amendments and other matters subject to stockholder approval.

      Mr. Botchman, individually and through his control of certain entities, beneficially owns all of our Series A, C, D and E Preferred Stock. The Series A Preferred Stock contains certain preferential voting rights. The outstanding shares of Series A Preferred Stock initially represented 80% of all votes entitled to be voted at any meeting of the shareholders, subject to dilution to the extent we issue additional shares of capital stock. Currently, the shares of the Series A Preferred Stock represent approximately 78% of all votes entitled to be voted at any meeting of our stockholders.

      OUR OPERATIONS DEPEND, IN PART, UPON THE PROTECTION OF CERTAIN PROPRIETARY INFORMATION. Our operations are dependent, in part, upon certain proprietary data and analytical computer programs, methods and related know-how for our day-to-day operations. We currently rely upon a combination of confidentiality agreements, contract provisions and trade secret laws to protect our proprietary rights. Although we intend to protect our rights vigorously, there can be no assurance that we will be successful in protecting our proprietary rights. If we are not able to protect such rights, or if such information and data become widely available, we may lose a competitive advantage within our market niche. Such loss of competitive advantage could result in decreased revenues and profitability.

      FAILURE TO COMPLY WITH CONSUMER AND DEBTOR PROTECTION LAWS AND REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS. Our collection practices, business operations and credit card receivables are subject to numerous federal and state consumer protection laws and regulations imposing licensing and other requirements with respect to purchasing, collecting, making and enforcing consumer loans. We conduct periodic compliance reviews and implements procedures to bring us into compliance with all applicable state and federal regulatory requirements. Our failure by us to comply with such statutes or regulations could have a material adverse effect on our results of operations or financial condition. In addition, due to the consumer-oriented nature of the collections and credit card industry, there is a risk that we or other industry participants may be named as defendants in litigation involving alleged violations of federal and state laws and regulations, including consumer protection laws, and consumer law torts, including fraud. A significant judgment against us or within the industry in connection with any such litigation could have a material adverse effect on our results of operations or financial condition. See "Business -- Government Regulation."

      PENDING AND FUTURE LITIGATION MAY MATERIALLY ADVERSELY AFFECT US. From time to time, we have been named as a defendant in class action lawsuits, of which currently three are pending against us. A significant judgment against us in one or more of the lawsuits, or in a future lawsuit, could subject us to a monetary judgment that could substantially affect our liquidity and profitability. In addition, a loss may also require us to modify our methods of operation to the extent our operations are deemed to not comply with applicable legal standards, which could have a material adverse effect on our profitability and ability to conduct our operations. See "Business -- Legal Proceedings."

      WE HAVE ACCUMULATED CASH DIVIDENDS AND ANY REQUIREMENT TO PAY THESE DIVIDENDS WOULD DECREASE OUR LIQUIDITY AND OPERATIONAL FLEXIBILITY. As of November 30, 2000, we had accumulated approximately $5.2 million in undeclared and unpaid dividends on our preferred stock. Although our board of directors has not declared, and therefore we have not paid, such dividends to date, we may be called on to pay such dividends in the future. To the extent such preferred stock remains outstanding, additional cash dividends will accumulate. If we are required to pay the dividends, such payments would limit the amount of cash available to use in other operations and may, therefore, decrease our cash liquidity. Such a decrease in liquidity may require us to seek additional financing if our operations are not sufficient to fund our cash needs.

                                 USE OF PROCEEDS

      The primary purposes of this offering are to provide additional financing for our anticipated growth and to increase our financial flexibility. Net proceeds, including interest earned thereon, to us from the sale of the renewable notes will be used for general corporate purposes, including funding acquisitions of non-performing consumer debt, capital expenditures and general operating activities. Proceeds may also be used to pay, redeem and refinance existing debt, including debt subordinated or senior to the renewable notes and repurchase our outstanding capital stock, depending on market conditions, and we may use proceeds from the sale of new renewable notes offered hereby to pay interest on existing renewable notes or to retire maturing notes. As of February 1, 2001, the aggregate outstanding amount of principal and accrued interest on the existing debt is approximately $45.6 million, the interest rate on the debt ranged from 6.5% to 12% and the debt had maturities ranging from being payable on demand to August 2002. In addition, proceeds from the sale of the renewable notes may be used to fund future acquisitions of related businesses or assets, although we have no present commitments, agreements or understandings with respect to any such acquisitions.

      There is no minimum number or amount of renewable notes required to be sold in order to deposit and use the proceeds from sale of renewable notes, and there can be no assurance that all or any portion of the renewable notes will be sold. Accordingly, the amount of renewable notes sold may be substantially less than the maximum offered hereby.

            DESCRIPTION OF RENEWABLE NOTES OFFERED AND THE INDENTURE

      GENERAL. The renewable notes represent our unsecured debt obligations. The renewable notes will be issued under the indenture between the trustee to be named in the indenture and us. The terms of the renewable notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, in effect on the date the indenture is qualified under that act. The renewable notes are subject to all terms and conditions of the indenture and Trust Indenture Act. We refer you to the indenture and the Trust Indenture Act for a complete understanding of the renewable notes. The following includes a summary of some provisions of the indenture, and a copy of the indenture is available from us upon request. This summary does not purport to be complete and is qualified in entirety by reference to the indenture, including the definitions therein of certain terms used below.

      The renewable notes will be subordinated in right of payment to the prior payment in full of all senior debt as further described in this prospectus, whether outstanding on the date of the indenture or incurred following the date of the indenture. Subject to the leverage ratio covenants under the indenture discussed below, there is no limit under the indenture on the amount of senior debt we may incur. See "-- Subordination" below.

      The renewable notes are not secured by any collateral or lien. There are no provisions for a sinking fund or similar fund providing for payments on the renewable notes. See "Risk Factors -- Since we do not set aside funds to repay the renewable notes offered, holders of the renewable notes must rely on our income from operations and other sources for repayment."

      Renewable notes may be purchased in the minimum amount of $1,000 or any amount in excess of $1,000. You may not cumulate separate purchases to satisfy the minimum denomination requirement.

      The terms of the renewable notes described in this prospectus may be modified or supplemented by us from time to time, in our sole discretion, in an amendment to this prospectus; provided, that, except as set forth under " -- Amendment, Supplement and Waiver" below, any modification or amendment will not affect outstanding renewable notes.

      MATURITY. We are offering renewable notes with terms ranging from 3 to 120 months. You will select the term of each renewable note upon your subscription.

      BOOK-ENTRY. Upon acceptance of a subscription, we will credit our book-entry registration and transfer system to the account of the purchaser of the renewable note the principal amount of such security owned of record by such purchaser, which record holder is referred to as the holder or registered holder in this document and in the indenture. Also upon acceptance of a subscription, we will send each holder a book-entry receipt which will indicate our acceptance of the subscription. You will have three business days to rescind your subscription after the date on which you send your subscription to us. If either we reject your subscription or you rescind it during the three-day revocation period, all funds deposited, without any interest, will be promptly returned to you.

      Investors will receive a book-entry receipt but will not receive any or be entitled to receive physical delivery of a note or certificate evidencing such indebtedness. The holders of the accounts we establish upon the purchase or transfer of renewable notes shall be deemed to be the owners of the renewable notes under the indenture. The holder of the renewable notes must rely upon the procedures established by the trustee to exercise any rights of a holder of renewable notes under the indenture. We will provide the trustee with information regarding the establishment of new accounts and the transfer of existing accounts on a monthly basis.

      We will provide the trustee with information, as requested, regarding the total amount of any principal and/or interest due to holders with regard to the renewable notes on any interest payment date or upon redemption. On each interest payment date, we will credit interest due on each account. We shall determine the interest payments to be made to the book-entry accounts and maintain, supervise and review any records relating to book-entry beneficial interests in the renewable notes.

      Book-entry notations in the accounts evidencing ownership of the renewable notes are exchangeable for actual notes in denominations of $1,000 and any amount in excess of $1,000 and fully registered in those names as we direct only if: (i) we, at our option, advise the trustee in writing of our election to terminate the book-entry system, or (ii) after the occurrence of an event of default under the indenture, holders of the renewable notes aggregating more than 50% of the aggregate outstanding amount of the renewable notes advise the trustee in writing that the continuation of a book-entry system is no longer in the best interests of the holders of renewable notes and the trustee notifies all registered holders of the occurrence of any such event and the availability of definitive notes. Subject to the exceptions described above, the book-entry interests in these securities shall not otherwise be exchangeable for fully registered notes.

      INTEREST. The interest rate payable on a renewable note will be determined based upon market conditions, the maturity date and term established for such renewable note at the time of subscription and the total principal amount of the note portfolio of the holder. The amount of the note portfolio of the holder is determined at the time a note is purchased by aggregating the principal amount of all notes currently owned by the holder and the holder's immediate family members. Immediate family members include parents, children, siblings, grandparents and grandchildren. Members of sibling families are also considered immediate family members if both siblings are note holders. A holder will have the ability to identify his or her immediate family members in the subscription documents. We will establish the interest rates payable on the renewable notes from time to time based on market conditions and our financial requirements. We constantly re-evaluate our interest rates based upon this analysis. Once determined, the rate of interest payable on a renewable note will remain fixed for the original term of the renewable note.

      We will compute interest on renewable notes on the basis of an actual calendar year and interest will compound daily. Holders of renewable notes may elect at the time a subscription agreement is completed to have interest paid either monthly, quarterly, semi-annually, annually or at maturity. This election may be changed one time only by the holder during the term of the renewable notes. Requests to change the election must be made in writing to us and will be effective on the 45th day following the date we receive the election. No specific change in election form is required. Any interest not otherwise paid on an interest payment date will be paid at maturity.

      We reserve the right to vary from time to time, at our discretion, the interest rates we offer on the renewable notes based on numerous factors in addition to length of term to maturity and aggregate principal amount. These factors may include, but are not limited to:

      -     the desire to attract new investors;

      -     renewable notes in excess of certain principal amounts;

      -     renewable notes purchased for IRA and/or Keogh accounts;

      -     encouraging rollover investments by existing holders; and

      - renewable notes beneficially owned by persons residing in particular geographic localities.

      AUTOMATIC EXTENSION. Each renewable note will be automatically extended for a term identical to the term of the original renewable note unless:

      - We notify the holder at least seven days prior to the maturity date of our intention not to extend the renewable note; or

      - The holder elects to redeem the renewable note within fifteen days after the stated maturity date.

      The renewable notes will continue to renew in this manner until termination or redemption under the indenture and the renewable notes by either the holder or us. Interest shall continue to accrue from the first day of such renewed term. Each renewed renewable note will continue in all its provisions, including provisions relating to payment, except that the interest rate payable during any renewed term shall be the interest rate which is then being offered to holders with similar sized note portfolios on similar renewable notes being offered as of the renewal date. If similar renewable notes are not then being offered, the interest rate upon renewal will be the rate specified by us on or before the maturity date, or the renewable note's then current rate if no such rate is specified. Holders may request an interest rate term sheet prior to the expiration of a term of a note to determine the interest rate applicable to an extension of the note.

      If we notify the holder of our intention to repay a renewable note at maturity, no interest will accrue after the stated date of maturity and we will pay the holder within 5 days of the expiration of the stated maturity date. Similarly, if, within 15 days after its stated maturity date, a holder requests repayment, we will not pay interest during the period after its stated maturity date and prior to repayment and will pay the holder within 5 days of the date on which we receive such notice from the holder or within 5 days of the stated date of maturity if such notice is received on or before the stated date of maturity. As a courtesy, we provide a request for repayment form with notice of the end of the term of the note. Use of such form by a holder is not a condition of repayment. Requests for repayment may also be made to us in writing.

      PLACE AND METHOD OF PAYMENT. Principal and interest on the renewable notes will be payable at our principal executive office, as it may be established from time to time, or at such other place as we may designate for that purpose; provided, however, that payments may be made at our option by check or draft mailed to the person entitled thereto at his/her address appearing in the register which we maintain for that purpose or through an electronic deposit to an account specified by a holder in the subscription documents.

      REDEMPTION BY US. We have the right to redeem any renewable note at any time, prior to its stated maturity, upon 30 days written notice to the holder of the note at the principal amount thereof plus accrued interest without any penalty or premium. The holder has no right to require us to prepay any such renewable note prior to its maturity date as originally stated or as it may be extended, except as indicated below.

      REDEMPTION BY THE HOLDER UPON DEATH OR TOTAL PERMANENT DISABILITY OF THE HOLDER. Renewable notes may be redeemed at the election of the holder, who is a natural person (including if the renewable notes are held in an individual retirement account), by giving us written notice within 45 days following his/her total permanent disability, as established to our satisfaction, or by his/her estate following his/her death. The redemption price, in the event of such a death or disability, will be the principal amount of the renewable note, plus interest accrued and not previously paid up to the date of redemption. If spouses are joint registered holders of a renewable note, the election to redeem will apply when either registered holder dies or becomes subject to a total permanent disability. If the renewable note is held by a person who is not a natural person such as a trust, partnership, corporation or other similar entity, the redemption upon death or disability does not apply. In addition, we will not be required to redeem any renewable notes in excess of $1 million aggregate principal amount per calendar quarter, which $1 million includes any redeemable notes that we redeem pursuant to the holders' right to elect redemption, as described below. For purposes of the $1 million limit, redemption requests will be honored in the order in which they are received and any redemption request not honored in a calendar quarter will be honored in the next calendar quarter; however, redemptions in the next calendar quarter will also be subject to the $1 million limitation.

      We may modify the foregoing policy on redemption after death or disability in the future. However, no modification will affect the right of redemption applicable to any outstanding renewable note.

      REDEMPTION AT THE HOLDER'S ELECTION. In addition to the right to elect redemption upon death or disability, a holder may elect to redeem renewable notes at any time by giving us written notice, and we will redeem the holder's renewable note(s) specified in the notice within 30 days of receipt of the notice. The redemption price, in the event of such election, will be the principal amount of the renewable note, plus interest accrued and not previously paid (up to the date of redemption), minus a redemption penalty equal to the lesser of simple interest on the principal amount of the renewable note at the stated interest rate for a period equal to the original term of the renewable note or six months' simple interest on the principal amount of the renewable note at the stated interest rate. However, we will not be required to redeem any renewable notes in excess of $1 million per calendar quarter, which $1 million includes any redeemable notes that we redeem pursuant to the death or disability of a holder as described above. For purposes of the $1 million limit, redemption requests will be honored in the order in which they are received and any redemption request not honored in a calendar quarter will be honored in the next calendar quarter; however, redemptions in the next calendar quarter will also be subject to the $1 million limitation.

      We may modify the foregoing policy on redemption in the future. However, no modification will affect the right of redemption applicable to any renewable note outstanding at that time.

      QUARTERLY STATEMENTS. We will provide holders of the renewable notes with quarterly statements, which will indicate, among other things, the current account balance (including interest paid). These statements will be mailed not later than the tenth business day following the end of each calendar quarter.

      FORM AND DENOMINATIONS/TRANSFERS. The renewable notes are not negotiable debt instruments and, subject to certain exceptions, will be issued only in book-entry form. Upon the submission of a subscription, we will issue a book-entry receipt reflecting the ownership of a renewable note to each purchaser upon our acceptance of the subscription. The book-entry receipt is not a negotiable instrument, and no rights of record ownership can be transferred without our prior written consent. Each holder of a renewable note will receive a periodic statement indicating any transactions in the holder's account, as well as interest credited. Ownership of renewable notes may be transferred on our register only by written notice to us signed by the owner(s) or such owner's duly authorized representative on a form to be supplied by us and with our written consent, which consent shall not be unreasonably withheld. We may also, in our discretion, require an opinion from such holder's counsel that the proposed transfer will not violate any applicable securities laws and a signature guarantee in connection with such transfer. Upon transfer of a renewable note, we will provide the new owner of the renewable note with a book-entry receipt which will evidence the transfer of the account on our records.

      INTEREST ACCRUAL DATE. Interest on the renewable notes will accrue from the date of purchase. The date of purchase will be deemed to be, for accepted subscriptions, the date we receive funds, if the funds are received prior to 3:00 p.m. on a business day, or the next business day if the funds are received on a non-business day or after 3:00 p.m. on a business day. For this purpose, our business days will be deemed to be Monday through Friday, except for legal holidays in the State of South Dakota.

      RESCISSION RIGHT. The holder has the right to rescind his or her investment without penalty within the first three business days after submission of his/her subscription; no interest will be earned for the time the rescinded note is outstanding. We will promptly return any funds sent with a subscription that is subsequently properly rescinded.

      SUBORDINATION. The indebtedness evidenced by the renewable notes, and any interest thereon, are subordinated in right of payment to all of our senior debt. "Senior debt" means any of our indebtedness, whether outstanding on the date of this prospectus or incurred by us or our subsidiaries after the date of this prospectus, owed to a bank, trust company, insurance company, any other lender or other entity which lends funds or extends credit, whether such indebtedness is or is not specifically designated by us as being senior debt in its defining instruments. The indenture does not prevent holders of senior debt to dispose of, or exercise any other rights with respect to, any or all of the collateral to the senior debt. The renewable notes will have equal rights with all of our other unsecured indebtedness, unless such indebtedness is specifically subordinated to the renewable notes. As of November 30, 2000, we had approximately $26.4 million of senior debt outstanding. Except for the maintenance of certain leverage ratios, there is not limitation, under the terms of the renewable notes or the indenture, on the amount of senior debt or other indebtedness we may incur, although certain of our existing senior debt agreements may provide certain limitations on new senior debt.

      The renewable notes are not guaranteed by any of our subsidiaries, affiliates or control persons. Accordingly, in the event of a liquidation or dissolution of one of our subsidiaries, the law requires that creditors of that subsidiary be paid in full, or provision for such payment be made, from the assets of that subsidiary prior to distributing any remaining assets to us as a shareholder of that subsidiary. Therefore, in the event of liquidation or dissolution of a subsidiary, no assets of that subsidiary may be used to make payment to the holders of the renewable notes until the creditors of that subsidiary are paid in full from the assets of that subsidiary.

      Senior debt, however, does not include any of our debt that is primarily held by our affiliates and subsidiaries or control persons, which debt will be subordinated to the renewable notes. However, as long as we make required payments on the renewable notes and there exists no default under the notes or the indenture, we may also make required payments and pre-payments on, and complete payment of, our debt held by our affiliates, subsidiaries and control persons. As of November 30, 2000, we had an aggregate of $19.5 million in outstanding principal amount and accrued interest that has specifically agreed to be subordinated to the renewable notes. The subordination of debt held by our affiliates and subsidiaries or control persons to the renewable notes does not apply to debt held by our special purpose entities that may be our affiliates or subsidiaries, which debt is senior to the renewable notes. Special purpose entities are entities that are formed for the specific purpose of acquiring non-performing debt and/or securitizing our credit card receivables.

      In the event of any liquidation, dissolution or any other winding up of us, or of any receivership, insolvency, bankruptcy, readjustment, reorganization or similar proceeding under the U.S. Bankruptcy Code or any other applicable federal or state law relating to bankruptcy or insolvency, or during the continuation of any event of default on the senior debt, no payment may be made on the renewable notes until all senior debt has been paid in full. If any of the above events occurs, holders of senior debt may also submit claims on behalf of holders of the renewable notes and retain the proceeds for their own benefit until they have been fully paid, and any excess will be turned over to the holders of the renewable notes. If any distribution is nonetheless made to holders of the renewable notes, the money or property distributed to them must be paid over to the holders of the senior debt to the extent necessary to pay senior debt in full. Furthermore, we may have significant debt other than senior debt that has rights upon our liquidation or dissolution equal to that of the renewable notes being offered, which debt would reduce the amount of funds available to pay the principal and interest on the outstanding renewable notes, in which event payment will be made on the renewable notes pro-rata with all other debts of equal ranking until the funds are exhausted. See "Risk Factors -- Since the renewable notes are unsecured and subordinate in right of repayment to our senior debt due to other persons, in the event of insolvency, renewable note holders would be repaid only if sufficient funds remain after the repayment of our senior debt."

      In the event and during the continuation of any default in the payment of principal of or interest on any senior debt, we will not make any payment, direct or indirect, on the renewable notes and any other indebtedness being subordinated to the payment of the renewable notes unless and until (i) the default has been cured or waived or has ceased to exist or (ii) the end of the payment blockage period. Any payment blockage period will commence on the date the trustee receives written notice of default from a holder of the senior debt and will end on the earlier of (a) 179 days after the trustee's receipt of the notice of default; (b) the trustee's receipt of a valid waiver of default from the holder of senior debt; or (c) the trustee's receipt of a written notice from the holder of senior debt terminating the payment blockage period.


COVENANTS CONTAINED IN INDENTURE

      The indenture contains certain restrictive covenants that apply to us.

      Maintenance of Certain Financial Standards

      The indenture provides that

      - we will maintain a positive tangible net worth, which includes stockholder's equity and subordinated debt, and

      - our ratio of total liabilities, exclusive of subordinated debt, to tangible net worth, which tangible net worth includes stockholder's equity and subordinated debt, will not exceed 5.0:1 at the end of any fiscal quarter.

      Prohibition on Certain Actions

      The indenture provides that, so long as the renewable notes are outstanding, we will

      -     not pay any dividends on our common or preferred stock unless

            - there is no event of default with respect to the renewable notes, and

            - we maintain an aggregate Debt Service Coverage Ratio of at least 1.10:1 for the previous six months; and

      - not guarantee, endorse or otherwise become liable for any obligations of any of our control persons, or other parties controlled by or under common control with any of our control persons, provided however, that we and our subsidiaries may make investments in entities that are special purpose entities.

      "Debt Service Coverage Ratio" means earnings before interest, taxes, depreciation, amortization, and provision for losses divided by required principal and interest payments on Senior Debt.

      "Senior Debt" means indebtedness, whether outstanding on the date of this prospectus, or incurred by us or our subsidiaries after the date of this prospectus, owed to a bank, trust company, insurance company, or from any other lender or other entity which lends funds or extends credit, whether the indebtedness is or is not specifically designated by us as being "senior debt" in its defining instruments.


CONSOLIDATION, MERGER OR SALE

      The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

      - the resulting or acquiring entity, if other than us, is organized and existing under the laws of a domestic jurisdiction and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the renewable notes and performance of the covenants in the applicable indenture; and

      - immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists.

      If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, such successor entity may exercise our rights and powers under the indenture, in our name and, except in the case of a lease, we will be released from all our liabilities and obligations under the indenture and under the renewable notes.

      EVENTS OF DEFAULT. The indenture provides that each of the following constitutes an event of default:

      - default for 5 days in the payment of interest when due on the renewable notes (whether or not prohibited by the subordination provisions of the indenture);

      - default in payment of principal when due on the renewable notes (whether or not prohibited by the subordination provisions of the indenture) and continuation of the default for 2 days;

      - our failure to observe or perform any material covenant or our breach of any material representation or warranty; but only after we have been given notice of such failure or breach and such failure or breach is not cured within 60 days after our receipt of notice; and

      -     certain events of bankruptcy or insolvency with respect to us.

      If any event of default occurs and is continuing, the trustee or the holders of at least a majority in principal amount of the then outstanding renewable notes may declare the unpaid principal of and any accrued interest on the renewable notes to be due and payable immediately. However, so long as any senior debt is outstanding, a declaration of this kind will not become effective until the earlier of (i) the day which is five business days after the receipt by representatives of senior debt of such written notice of acceleration or (ii) the date of acceleration of any senior debt. In the case of an event of default arising from certain events of bankruptcy or insolvency, with respect to us, all outstanding renewable notes will become due and payable without further action or notice. Holders of the renewable notes may not enforce the indenture or the renewable notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding renewable notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the renewable notes notice of any continuing default or event of default (except a default or event of default relating to the payment of principal or interest) if the trustee determines that withholding notice is in the interest of the holders.

      The holders of a majority in aggregate principal amount of the renewable notes then outstanding by notice to the trustee may, on behalf of the holders of all of the renewable notes, waive any existing default or event of default and its consequences under the indenture, except a continuing default or event of default in the payment of interest on, or the principal of, the renewable notes.

      We are required to deliver to the trustee annually a statement regarding compliance with the indenture, and we are required upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

      AMENDMENT, SUPPLEMENT AND WAIVER. Except as provided in this prospectus or the indenture, the terms of the renewable notes then outstanding may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the renewable notes then outstanding, and any existing default or compliance with any provision of the indenture or the renewable notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding renewable notes.

      Without the consent of each holder of the renewable notes affected, an amendment or waiver may not, with respect to any renewable notes held by a nonconsenting holder of renewable notes:

      - reduce the principal of or change the fixed maturity of any renewable note or alter the redemption provisions or the price at which we shall offer to redeem the renewable note;

      - reduce the rate of or change the time for payment of interest, including default interest, if any, on any renewable note;

      - waive a default or event of default in the payment of principal or premium, if any, or interest on or redemption payment with respect to the renewable notes except a rescission of acceleration of the renewable notes by the holders of at least a majority in aggregate principal amount of the renewable notes and a waiver of the payment default that resulted from such acceleration;

      - make any renewable note payable in money other than that stated in the renewable notes;

      - make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of renewable notes to receive payments of principal of or interest on the renewable notes;

      - make any change to the subordination provisions of the indenture that has a material adverse effect on holders of renewable notes;

      -     modify or eliminate holders' redemption rights; or

      -     make any change in the foregoing amendment and waiver provisions.

      Notwithstanding the foregoing, without the consent of any holder of the renewable notes, we or the trustee may amend or supplement the indenture or the renewable notes:

      -     to cure any ambiguity, defect or inconsistency;

      - to provide for assumption of our obligations to holders of the renewable notes in the case of a merger or consolidation;

      -     to provide for additional certificates or certificated securities;

      - to make any change that would provide any additional rights or benefits to the holders of the renewable notes or that does not materially adversely affect the legal rights under the indenture of any such holder, including an increase in the aggregate dollar amount of renewable notes which may be outstanding under the indenture;

      - to modify our policy regarding redemptions elected by a holder of renewable notes and our policy regarding redemptions of the renewable notes upon the death or total permanent disability of any holder of the renewable notes, but such modifications shall not materially adversely affect any then outstanding renewable notes; or

      - to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

      THE TRUSTEE. The indenture contains certain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions with us.

      Subject to certain exceptions, the holders of a majority in principal amount of the then outstanding renewable notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The indenture provides that in case an event of default specified in the indenture shall occur and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of renewable notes, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

      REPORTS TO TRUSTEE. We will provide the trustee with quarterly reports which shall contain the information reasonably requested by the trustee. These quarterly reports will include information regarding the outstanding balance, interest credited, withdrawals made and interest rate paid on each account related to each account we maintain during the preceding quarterly period.

      NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS. No director, officer, employee, incorporator or stockholder of ours, shall have any liability for any obligations of ours under the renewable notes, the indenture or for any claim based on, in respect to, or by reason of, these obligations or their creation. Each holder of the renewable notes waives and releases these persons from any liability. The waiver and release are part of the consideration for issuance of the renewable notes. We have been advised that the waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

      SERVICE CHARGES. We reserve the right to assess service charges for changing the registration of any renewable note to reflect a change in name of the holder, or a transfer (whether by operation of law or otherwise) of a renewable note by the holder to another person.

      ADDITIONAL SECURITIES. We may offer from time to time additional classes of securities with terms and conditions different from the renewable notes being offered. We will amend or supplement this prospectus if and when we decide to offer to the public any additional class of security under this prospectus.

      VARIATIONS BY STATE. We reserve the right to offer different securities and to vary the terms and conditions of the offer (including, but not limited to, additional interest payments and service charges for all notes) depending upon the state where the purchaser resides.

                     CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

      This summary is based on the Internal Revenue Code of 1986, or the "Code," regulations issued under the Code, judicial authority and administrative rulings and practice, all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal tax consequences described in this prospectus. This summary addresses only tax consequences to investors that purchase the renewable notes at initial issuance, and own the notes as capital assets and not as part of a "straddle" or a "conversion transaction" for federal income tax purposes, or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors, especially non-U.S. persons, or to investors subject to special treatment under the federal income tax laws (such as insurance companies, financial institutions, tax-exempt organizations, retirement plans, regulated investment companies, securities dealers, expatriates or persons whose functional currency for tax purposes is not the U.S. dollar). We will not seek a ruling from the Internal Revenue Service, or the "IRS," with respect to any matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below. PERSONS CONSIDERING THE PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES OF THE PURCHASE, BENEFICIAL OWNERSHIP AND DISPOSITION OF THE RENEWABLE NOTES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

      The following is a general discussion of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the renewable notes by a holder that is a United States person, or a "U.S. Holder." For purposes of this discussion, a U.S. Holder means:

      -     a citizen or resident of the United States;

      - a corporation, partnership or other business entity created or organized in or under the laws of the United States or any State or political subdivision thereof or therein (including the District of Columbia);

      - an estate whose income is subject to U.S. federal income taxation regardless of its source; or

      - a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996, and were treated as domestic trusts on that date.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year.)

TREATMENT OF INTEREST

      Interest paid on the renewable notes, to the extent treated as "qualified stated interest," as defined below, will generally be taxable to a U.S. Holder as ordinary income as the interest accrues or is paid in accordance with the U.S. Holder's method of tax accounting).

NOTES ISSUED WITH OID

      We will not issue the notes with original issue discount, or "OID." For federal income tax purposes, OID is the excess of the stated redemption price at maturity of a note over its issue price. However, OID is assumed to be zero if such excess is less than the de minimis amount of 1/4 of 1% of the renewable note's stated redemption price at maturity multiplied by the number of complete years to maturity. The "issue price" of each renewable note, as used in this summary, equals the first price at which a substantial amount of such renewable note has been sold to the public, ignoring sales to bond houses, brokers, or similar persons or organizations acting as underwriters, placement agents, or wholesalers. The "stated redemption price at maturity" of a renewable note will equal the sum of all payments required under the note other than payments of "qualified stated interest." "Qualified stated interest" is stated interest unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually during the entire term of the renewable note at a single fixed rate or certain variable rates of interest and that takes into account the interval between stated interest payments.

      A. U.S. Holder of a renewable note issued with OID will be required to include any qualified stated interest payments in income in accordance with the holder's method of accounting. A U.S. Holder of such a renewable note that matures more than one year from its date of issuance will be required to include OID in income as it accrues in accordance with a constant yield method, before the receipt of cash payments attributable to such income and regardless of that holder's regular tax accounting method.

Under the constant yield method, a holder of such a renewable note generally will be required to include in income increasingly greater amounts of OID.

      A "short-term OID note," a renewable note with a term of one year or less, will be treated as having been issued with OID because none of the interest will be treated as qualified stated interest. In general, a cash method U.S. Holder of a short-term OID note is not required to accrue OID currently unless it elects to do so. In general, an accrual method U.S. Holder of a short-term OID note is required to include the OID in income currently as it accrues. Accrual method U.S. Holders, and cash method U.S. Holders who elect to include OID in income currently, must recognize such OID income on a straight-line basis unless the holder elects to accrue the OID under a constant yield method. For cash method U.S. Holders who do not include OID in income currently, any gain realized on the sale, exchange or retirement of a short-term OID note will be ordinary income to the extent of the accrued OID. In addition, such cash method U.S. Holders will be required to defer deductions for certain interest paid on indebtedness related to purchasing or carrying short-term OID notes until such OID is included in such holder's income.

      The renewable notes may be redeemed at our option or repaid at the holder's option before maturity. Notes containing such feature may be subject to rules that differ from the general rules discussed in this prospectus. Purchasers of renewable notes should carefully examine the applicable pricing supplement with respect to such features since the tax consequences with respect to OID will depend on the particular terms of the note.

TREATMENT OF DISPOSITIONS OF RENEWABLE NOTES

      Upon the sale, exchange, retirement or other taxable disposition of a renewable note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received on such disposition and the U.S. Holder's adjusted tax basis in the renewable note. For these purposes, the amount received does not include any amount attributable to accrued interest on the renewable note, which will be taxable as such unless previously taken into account. A U.S. Holder's adjusted tax basis in a renewable note will be, in general, the cost of the renewable note to the U.S. Holder, increased by the amount of any OID previously included in income by the holder and reduced by any payments that do not constitute qualified stated interest, such as principal payments. Gain or loss realized on the sale, exchange or retirement of a renewable note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange or retirement, the renewable note has been held for more than one year. Net long-term capital gain recognized by a non-corporate U.S. Holder is generally subject to a maximum U.S. federal rate of 20%.

FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

      The following is a general discussion of the U.S. federal income and estate tax consequences of the purchase, beneficial ownership and disposition of the notes by a holder that is not a United States person, or a "Non-U.S. Holder." The tax consequences for holders that are not United States persons is not addressed by this prospectus. Any such person should seek the advice of competent tax counsel before purchasing any renewable notes. For purposes of the following discussion, any interest income and any gain realized on the sale, exchange or other disposition of the notes will be considered "U.S. trade or business income" if such interest income or gain is (i) effectively connected with the conduct of a trade or business in the United States, or (ii) in the case of a treaty resident, attributable to a permanent establishment (or in the case of an individual, to a fixed base) in the United States.

U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

      When required, we will report to the holders of the renewable notes and the IRS amounts paid on or with respect to the renewable notes and the amount of any tax withheld from such payments.

      Certain non-corporate U.S. Holders may be subject to backup withholding at a rate of 31% on payments made on or with respect to the notes. In general, backup withholding will apply to a U.S. Holder only if the U.S. Holder:

      - fails to furnish its Taxpayer Identification Number, or "TIN," which for an individual would be his or her Social Security Number;

      -     furnishes an incorrect TIN;

      - is notified by the IRS that it has failed to properly report payments of interest and dividends; or

      - under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

A U.S. Holder will be eligible for an exemption from withholding by providing a properly completed IRS Form W-9 to us.

      Backup withholding is not an additional tax and may be refunded or credited against the holder's U.S. federal income tax liability, provided that certain required information is furnished. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding may be made available to the tax authorities in foreign countries under the provisions of a tax treaty or agreement.

      THE FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE RENEWABLE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The selected consolidated financial data presented below should be read in conjunction with our consolidated financial statements and the notes thereto. The selected consolidated statement of operations data with respect to the year ended December 31, 1995 and the period from January 1, 1996 to October 8, 1996 and the selected consolidated balance sheet data at December 31, 1995 and at October 8, 1996 are derived from the audited consolidated financial statements of our predecessor. The consolidated statement of operations data with respect to the years ended May 31, 1997, 1998, 1999, and 2000 and the consolidated balance sheet data at May 31, 1997, 1998, 1999, and 2000 are derived from, and are qualified by reference to, our audited consolidated financial statements. The consolidated financial statements as of and for the years ended May 31, 1998, 1999 and 2000 were audited by Grant Thornton LLP, independent certified public accountants, and the consolidated financial statements as of and for the year ended May 31, 1997 were audited by Tanner & Co., independent auditors. We derived our selected financial data as of November 30, 2000 and for the six months ended November 30, 1999 and 2000 from our unaudited condensed, consolidated financial statements included elsewhere in the prospectus; and this financial data reflects all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of results for such periods. The results for the six months ended November 30, 2000 are not necessarily indicative of the results to be expected for the entire year. The following financial information should be read in conjunction with our financial statements appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" below.

                                PREDECESSOR(1)                                      THE CREDIT STORE, INC.
                         ---------------------------------   --------------------------------------------------------------------
                           FOR THE YEAR      JANUARY 1,
                              ENDED            1996 TO                            FOR THE YEAR ENDED MAY 31
                            DECEMBER 31      OCTOBER 8,      --------------------------------------------------------------------
                              1995             1996               1997               1998               1999               2000
                           ----------      -----------       ------------       ------------       ------------       ------------
CONSOLIDATED
STATEMENT
OF OPERATIONS DATA:
Income from
  receivables*                                               $    975,108       $ 12,089,724       $ 28,747,368       $ 31,102,808

Securitization income
  and asset sales                                                      --                 --         11,851,080         12,599,265

Servicing fees and
  other income             $6,528,503      $ 2,078,506          1,601,228          1,292,596          1,564,356          2,684,554
                           ----------      -----------       ------------       ------------       ------------       ------------

Total revenue               6,258,503        2,078,506          2,576,336         13,382,320         42,162,804         46,386,627

Provision for losses               --               --          1,494,001          6,483,736          4,607,081          5,680,975
                           ----------      -----------       ------------       ------------       ------------       ------------

Net revenue                 6,258,503        2,078,506          1,082,335          6,898,584         37,555,723         40,705,652

Net income (loss)           2,727,711       (1,512,488)       (14,405,555)       (29,445,031)         3,875,680          3,072,195

Dividends on
  preferred stock*                                                 (7,397)          (399,996)        (1,799,999)        (2,000,000)
                           ----------      -----------       ------------       ------------       ------------       ------------

Net income (loss)
  applicable to
  common shareholders      $2,727,711      $(1,512,488)      $(14,412,952)      $(29,845,027)      $  2,075,681       $  1,072,195
                           ==========      ===========       ============       ============       ============       ============

Net income (loss) per
  share, basic             $     0.55      $     (0.30)      $      (0.56)      $      (0.90)      $       0.06       $       0.03
                           ==========      ===========       ============       ============       ============       ============

Net income (loss) per
  share, diluted           $     0.55      $     (0.30)      $      (0.56)      $      (0.90)      $       0.06       $       0.03
                           ==========      ===========       ============       ============       ============       ============



                                    THE CREDIT STORE, INC.
                               -------------------------------
                                          FOR THE
                                         SIX MONTHS
                                      ENDED NOVEMBER 30
                               -------------------------------
                                    1999               2000
                               ------------       ------------
CONSOLIDATED
STATEMENT
OF OPERATIONS DATA:
Income from
receivables*                   $ 15,171,683       $ 20,436,636

Securitization income
  and asset sales                 6,336,221            568,382

Servicing fees and
  other income                    1,346,061          1,782,581
                               ------------       ------------

Total revenue                    22,853,965         22,787,599

Provision for losses              3,737,867          5,605,969
                               ------------       ------------

Net revenue                      19,116,098         17,181,630

Net income (loss)                   526,542         (4,474,205)

Dividends on
  preferred stock*               (1,000,000)        (1,000,000)
                               ------------       ------------

Net income (loss)
  applicable to
  common shareholders          $   (473,458)      $ (5,474,205)
                               ============       ============

Net income (loss) per
  share, basic                 $      (0.01)      $      (0.16)
                               ============       ============
Net income (loss) per
  share, diluted               $      (0.01)      $      (0.16)
                               ============       ============

                             PREDECESSOR(1)                                   THE CREDIT STORE, INC.
                      -------------------------   --------------------------------------------------------------------------------
                                                                                                                      FOR THE
                      FOR THE YEAR   JANUARY 1,                                                                      SIX MONTHS
                         ENDED        1996 TO                       FOR THE YEAR ENDED MAY 31                          ENDED
                       DECEMBER 31   OCTOBER 8,   ---------------------------------------------------------------   NOVEMBER, 30,
                          1995          1996            1997             1998            1999             2000          2000
                      ------------   ----------   --------------   -------------    ------------   --------------   ------------
CONSOLIDATED
BALANCE SHEET DATA:
Cash and cash
  equivalents and
  restricted cash       $279,357   $    58,162    $    2,685,581   $   8,205,071    $  4,283,930   $    2,448,879   $  3,670,869



Investments in
  receivable
  portfolios, net*                                    10,760,362      18,592,485      21,648,100       33,892,290     38,735,026

Total assets             524,579     2,884,860        24,743,871      39,723,418      45,780,956       64,388,192     63,554,931

Notes payable                 --     1,158,336           428,973       5,902,041       6,086,766       23,609,326     22,789,616

Subordinated notes
  and accrued
  interest
  payable-related
  party                       --       880,000        10,446,043      31,807,322      19,246,595       19,139,028     19,486,903

 Total liabilities       279,960     4,007,145        18,118,396      47,366,528      33,692,311       50,013,724     52,529,904

Total stockholders'
  equity (deficit)       244,619    (1,122,285)        6,625,475      (7,643,112)     12,088,645       14,374,468     11,025,027

SELECTED CONSOLIDATED
OPERATING DATA:

Outstanding balance
  of non-performing
  debt acquired
  during the period*                              $1,067,579,343   $ 890,634,206    $891,904,454   $1,771,707,748   $654,346,058

Credit card
  receivables owned
  and managed*                                        35,709,395      84,830,552      89,149,715       96,127,819    116,876,725

Number of accounts
  owned and managed*                                      26,803          84,351          94,278           76,732         87,778

Total employees, end
  of period*                                                 233             292             305              305            360


------------

* Information not applicable for predecessor company.

(1) The information for the fiscal year ended December 31, 1995 and for the period from January 1, 1996 to October 8, 1996 relates to Service One International Corporation, our predecessor. See "Business - General Development of Business".

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion of our financial condition and results of operations should be read in connection with our consolidated financial statements and notes thereto appearing elsewhere herein. The following discussion contains certain forward-looking statements that involve risk and uncertainties. Our actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to:

      - risks and uncertainties related to the need for additional funds, and

      - the rapid growth of the operations and the ability of us to operate profitably after the initial growth period is completed.

For a more extensive discussion of such risks and uncertainties, see "Risk Factors" above.

OVERVIEW

      The Credit Store, Inc. is a technology based, financial services company that provides credit card products to consumers who may otherwise fail to qualify for a traditional unsecured bank credit card. We reach these consumers by acquiring portfolios of non-performing consumer receivables and offering a new credit card to those consumers who agree to pay all or a portion of the outstanding amount due on their debt and who meet our underwriting guidelines. The new card is issued with an initial balance and credit line equal to the agreed repayment amount. After the consumers have made a certain number of on-time payments on their outstanding credit card balance, we seek to finance, sell, or securitize the credit card receivables generated by this business strategy. We offer other forms of settlement to those consumers who do not accept the credit card offer.

INVESTMENTS IN RECEIVABLE PORTFOLIOS ACCOUNTING.

      Effective June 1, 2000, we account for our investments in receivable portfolios on the accrual basis of accounting in accordance with the provisions of the AICPA's Practice Bulletin 6, "Amortization of Discounts on Certain Acquired Loans." Prior to June 1, 2000, we used the cost recovery method of accounting. Practice Bulletin 6 requires that the accrual basis of accounting be used at the time the amount and timing of portfolio projected cash flows can be reasonably estimated and collection is probable. We have established projection models from historical portfolio data that we believe provides appropriate information to reasonably estimate future cash flows.

      Under the accrual method of accounting, static pools are typically established for each portfolio acquired. Once a static pool is established, the receivables are permanently assigned to the pool. We account for each static pool as a unit for the economic life of the pool for recognition of income from receivable portfolios, for collections applied to principal of receivable portfolios and for provision for loss or impairment. Income from receivable portfolios is accrued based on the effective interest rate determined for each pool applied to each pool's carrying value as of June 1, 2000 or its cost if purchased after June 1, 2000, adjusted for unpaid accrued income and principal paydowns. The effective interest rate is the internal rate of return determined based on the timing and amounts of actual cash received since the date of adoption or since inception if purchased after June 1, 2000 and anticipated future cash flow projections for each pool.

      We monitor impairment of receivable portfolios based on discounted projected future cash flows of each portfolio compared to each portfolio's carrying amount. The receivable portfolios are evaluated for impairment periodically based on current market and cash flow assumptions. Provisions for losses are charged to earnings when it is determined that the investment in a receivable portfolio is greater than the present value of expected future cash flows. No such provision for losses was recorded in the three or six months ended November 30, 2000.

      Under the cost recovery method, we record the purchase price of a portfolio and any costs directly related to the purchase as an investment in non-performing consumer debt on the balance sheet. We apply cash flows related to the acquired portfolio as a reduction of the investment on the balance sheet. Once the cost of a portfolio has been recovered, the remaining cash flow is recorded as excess of revenue over cost recovered. The application of cost recovery can have a material impact on revenue and net income during periods of increasing or decreasing portfolio acquisitions. We made significant investments in portfolio acquisitions during fiscal year 1998 totaling $15.6 million, and the application of cost of recovery resulted in decreased revenue during the period. The decreases occurred because cash flows from an acquired portfolio are applied first to reduce the investment in that portfolio to zero, which takes between 9 and 13 months on the average, depending upon the performance of the acquired portfolio. During the same period, we expensed, as incurred, all costs to market and service the portfolios which, when, combined with the effects of cost recovery on revenue, contributed to the large losses experienced in fiscal 1998. During fiscal 1999 and 2000, the majority of the portfolios acquired during the two preceding years experienced full cost recovery, leading to a significant increase in revenue in excess of cost recovered. In addition, portions of our performing credit card receivables had matured to the point where we were able to sell and securitize certain portfolios at prices well in excess of the cost bases of those receivables, generating gains on the sale of those portfolios. The above factors contributed to the net income of $3.1 million in fiscal 2000 and $3.9 million in fiscal 1999 and a net loss of $29.4 million in fiscal year 1998.

RESULTS OF OPERATIONS

      SIX MONTHS ENDED NOVEMBER 30, 2000 COMPARED TO SIX MONTHS ENDED NOVEMBER 30, 1999:

      REVENUES. Net revenue for the six months ended November 30, 2000 was $17.18 million, a 10.1% decrease from the $19.12 million recorded during the six months ended November 30, 1999. Core revenue (income from receivables, servicing fees and other income) increased 34.5% during the first six months of fiscal year 2001 as compared to the first six months of fiscal year 2000, and was impacted positively by the adoption of accrual accounting for receivable portfolios. Gains from sales of portfolios and retained interests in securitized receivables decreased 91.0% from $6.34 million in the six months ended November 30, 1999 to $0.57 million in the six months ended November 30, 2000 due to the sale of three special purpose entities in November 1999 with no similar event during the first six months of fiscal year 2001. The provision for losses increased 50.0% from $3.74 million in the six months ended November 30, 1999 to $5.61 million in the six months ended November 30, 2000 and increased as a percentage of core revenue from 22.6% in the six months ended November 30, 1999 to 25.2% in the six months ended November 30, 2000.

      During the first quarter of fiscal 2001, we adopted the accrual method of accounting for our investment in receivable portfolios. Prior to June 1, 2000, we used the cost recovery method of accounting. Under cost recovery all cash receipts relating to individual portfolios of nonperforming consumer debt are applied first to recover the cost of the portfolios, prior to recognizing any revenue. For the first six months of fiscal 2001, the adoption of the accrual method of accounting resulted in an increase of $8.50 million in income from credit card receivables, and an increase of $3.00 million in provision for losses on credit card receivables.

      EXPENSES. Total operating expenses for the six months ended November 30, 2000 were $18.85 million, a 24.3% increase from $15.16 million in the six months ended November 30, 1999. Increased expenses were largely related to a 169% increase in new credit card originations from $19.45 million for the six months ended November 30, 1999 to $52.26 million for the six months ended November 30, 2000. Salaries and employee benefits increased 4.6% from $6.62 million in the six months ended November 30, 1999 to $6.92 million in the six months ended November 30, 2000 due to an increase in the number of employees from 314 to 360, and decreased as a percentage of core revenue from 40.1% in the six months ended November 30, 1999 to 31.2% in the six months ended November 30, 2000. Professional and financing fees increased 41.1% from $1.87 million in the six months ended November 30, 1999 to $2.63 million in the six months ended November 30, 2000 and as a percentage of core revenue remained fairly constant at 11.3% in the six months ended November 30, 1999 compared to 11.9% in the six months ended November 30, 2000. Credit card servicing increased 32.6% from $3.19 million in the six months ended November 30, 1999 to $4.23 million in the six months ended November 30, 2000 and as a percentage of core revenue remained fairly constant at 19.3% in the six months ended November 30, 1999 compared to 19.0% in the six months ended November 30, 2000. Other expenses increased 100.5% from $1.77 million in the six months ended November 30, 1999 to $3.54 million in the six months ended November 30, 2000 due to royalties paid on a related increase in the amount of credit card receivables eligible under two mutual business development agreements with third parties. The mutual business development agreements are currently in dispute. See "Certain Relationships and Related Transactions." Other expenses increased as a percent of core revenues from 10.7% in the six months ended November 30, 1999 to 15.9% in the six months ended November 30, 2000.

      INTEREST EXPENSE. Interest expense increased 30.9% from $2.14 million in the six months ended November 30, 1999 to $2.80 million in the six months ended November 30, 2000, based on a higher average amount of debt outstanding. As a percentage of core revenue, interest expense decreased from 13.0% in the six months ended November 30, 1999 to 12.6% in the six months ended November 30, 2000.

      INCOME TAX EXPENSE. We recorded a $1.29 million tax expense during the six months ended November 30, 1999 as a result of the gain from sale of the retained interests in our securitizations. No income tax benefits related to the net loss were recorded in the six months ended November 30, 2000 due to the uncertainty as to the recognition of these future tax benefits.

      NET INCOME (LOSS). Net income was $0.53 million for the six months ended November 30, 1999 compared to a net loss of $4.47 million in the six months ended November 30, 2000. After providing for preferred dividends of $1.0 million in each six month period, the net loss applicable to common shareholders was ($0.47) million, or ($.01) per common share, in the first six months of fiscal year 2000, compared to a net loss of ($5.47) million, or ($.16) per common share, in the first six months of fiscal year 2001.

      FISCAL YEAR ENDED MAY 31, 2000 COMPARED TO FISCAL YEAR ENDED MAY 31, 1999:

      REVENUES. Total revenue for the fiscal year ended May 31, 2000 was $46.4 million a 10% increase from $42.2 million during the year ended May 31, 1999. Income from credit card receivables increased 51% from $6.4 million to $9.7 million due to a higher amount of funded credit card receivables during the period. Income from credit card receivables represents interest and fees on new advances or purchases made by holders of our credit cards on an accrual basis. Revenue in excess of costs recovered decreased 1% from $22.3 million to $21.4 million. Securitization income and asset sales increased 6% from $11.9 million to $12.6 million primarily due to entrance into the re- sale market of nonperforming consumer accounts. Securitization income and asset sales represents the excess of cash proceeds over the cost basis in those assets.

      During fiscal year 2000, we sold our retained interests in three special purpose entities, completed a securitization of $14.3 million in receivables, sold $1.4 million of receivables to an unaffiliated bank, and sold non-performing assets in the market. Servicing fees and other income increased 72% from $1.6 million to $2.7 million due to the increased number of accounts serviced. Core revenues (revenues other than securitization income and asset sales) increased 11% from $30.3 million in fiscal year 1999 to $33.8 million in fiscal year 2000 due to higher amount of funded credit card receivables and increased number of accounts serviced. The provision for losses increased 23% from $4.6 million to $5.7 million based on increasing volume of new charges funded. The above combined to produce net revenue of $40.6 million for the fiscal year ended May 31, 2000, an 8% increase over $37.6 million recorded for the year ended May 31, 1999.

      EXPENSES. Total operating expenses increased 7% from $31.6 million in fiscal year 1999 to $33.7 million in fiscal year 2000 but decreased as a percentage of core revenues from 104% to 100%. Salaries and employee benefits increased 8% to $13.5 million from $12.5 million based on an average higher number of full time personnel but decreased as percentage of core revenues from 41% to 40%. Professional fees decreased 4% from $2.7 million in fiscal year 1999 to $2.6 million in fiscal year 2000. Depreciation and amortization decreased 5% from $2.6 million in fiscal year 1999 to $2.5 million in fiscal year 2000. Third party service fees decreased 2% from $4.7 million in fiscal year 1999 to $4.6 million in fiscal year 2000 and decreased as a percentage of core revenues from 16% to 14% as our cost per account declined. Communication expense increased 18% from $2.3 million in fiscal year 1999 to $2.8 million in fiscal year 2000 in line with increased portfolio acquisition activity. Royalty expense, pursuant to two mutual business development agreements, increased 12% from $1.5 million in fiscal year 1999 to $1.7 million in fiscal year 2000. The royalty expense is accrued when new credit card accounts make their third payment according to the terms of the cardholder agreement or when cash from non-card accounts is collected. Increased royalty expense is due to a higher percentage of cards reaching a third payment due to increased portfolio acquisition activity in fiscal year 2000. The mutual business development agreements are currently in dispute. See "Certain Relationships and Related Transactions." Financing fees increased 416% from $0.2 million to $1.1 million reflecting our ability to obtain two additional financing sources in fiscal year 2000. Interest expense increased 15% from $4.0 million in fiscal year 1999 to $4.6 million in fiscal year 2000 based on a higher average amount of debt outstanding resulting from increased portfolio acquisition activity.

      INCOME TAX BENEFIT. Revenues and expenses combined for income before income taxes of $2.0 million in fiscal year 2000 compared to income before income taxes of $1.9 million in fiscal year 1999. We recognized a tax benefit of $1.0 million in fiscal year 2000 resulting in net income of $3.1 million compared to a tax benefit of $2.0 million in fiscal year 1999 resulting in net income of $3.9 million. The tax benefit in fiscal year 2000 consists of the recognition of $1.0 million of tax expenses related to the reclassification of comprehensive income and the reduction of $2.0 million of a valuation allowance related to net operating loss carryforward. We have reviewed the adequacy of our valuation allowance and determined that based on fiscal year 2000 and 1999 pretax income and forecasted future earnings it was more likely than not that a portion of its net operating loss carryforward would be utilized. We will continue to evaluate the remaining valuation allowance and will recognize tax benefits as factors indicate that it is more likely than not that future tax benefits will be realized.

      NET INCOME (LOSS). Dividends on preferred stock have accumulated but have not been declared and are not yet payable. We, however, treat the dividends as declared and payable for the purpose of calculating net income applicable to common shareholders and earnings per share. Preferred dividends for fiscal year 2000 increased 11% from $1.8 million in fiscal year 1999 to $2.0 million. After the effect of preferred dividends, net income applicable to common shareholders in fiscal year 2000 was $1.1 million compared to net income applicable to common shareholders of $2.1 million for fiscal year 1999.

      FISCAL YEAR ENDED MAY 31, 1999 COMPARED TO FISCAL YEAR ENDED MAY 31, 1998:

      REVENUES. During the fiscal year ended May 31, 1999, total revenue increased from $13.4 million to $42.2 million, a 215%. The increase was primarily due to a combination of increased revenues from a maturing credit card portfolio, portfolio securitizations and portfolio sales. Income from credit card receivables increased 63% from $4.0 million to $6.4 million due to an increase in the weighted average credit card receivables funded. Revenue in excess of costs recovered increased 174% from $8.1 million to $22.3 million due to increased cash flow related to acquired portfolios and the effect of fully recovering the acquisition costs on the majority of the portfolios acquired during the two previous fiscal years. Our performing credit card receivables had matured to the stage where we achieved the sale or securitization of approximately $27.4 million in receivables. Our securitization income and asset sales resulted in an $11.9 million gain which represents the excess of cash proceeds over the cost basis in those assets. There were no such sales in the previous fiscal year. Servicing fees and other income increased 21% from $1.3 million to $1.6 million due to a higher average number of accounts under management subject to a servicing fee. Core revenues, that is all revenues other than gains on sales, increased 127% to $30.3 million, in fiscal year 1999 from $13.4 million in fiscal year 1998 due to the effect of fully recovering the acquisition costs of the majority of portfolios in the two previous years through the cost recovery methodology of applying payments received. The provision for losses decreased 29% from $6.5 million to $4.6 million based on the experience of a more matured portfolio. The above combined to produce net revenue of $37.6 million for the fiscal year ended May 31, 1999, a 452% increase over the $6.8 million recorded for the year ended May 31, 1998.

      EXPENSES. Salaries and employee benefits decreased 6% from $13.3 million to $12.5 million based on an average lower number of full-time personnel. Professional fees decreased 36% from $4.2 million in fiscal year 1998 to $2.7 million in fiscal year 1999 as we moved beyond our startup period requiring fewer outside professional services. Depreciation and amortization decreased 19% from $3.2 million in fiscal year 1998 to $2.6 million in fiscal year 1999. Fiscal year 1998 included an $0.8 million writedown of existing software systems. Third party card service fees increased 36% from $3.5 million in fiscal year 1998 to $4.7 million in fiscal year 1999, in line with the increase in the average number of accounts under management. Communication expense increased 12% from $2.0 million in fiscal year 1998 to $2.3 million in fiscal year 1999 largely in line with increased marketing campaigns on existing portfolios of non-performing debt. Royalty expense, pursuant to two mutual business development agreements, increased 644% from $0.2 million in fiscal year 1998 to $1.5 million in fiscal year 1999. The royalty expense increased because a higher percentage of cards reached a third payment as a result of to a more thorough sales process and better account retention in the early months of a new account. The mutual business development agreements are currently in dispute. See "Certain Relationships and Related Transactions." Interest expense decreased 15% from $4.8 million in fiscal year 1998 to $4.0 million in fiscal year 1999 for two reasons. We had a lower average amount of debt outstanding due to the conversion of $10.0 million of subordinated debt to preferred stock in May 1998 and the conversion of $10.0 million of subordinated debt in August 1998. Second, we benefited from a reduction in the interest rate on senior debt.

      INCOME TAX BENEFIT. Revenues and expenses combined for income before income taxes of $1.9 million in fiscal year 1999 compared to a loss before income taxes of $29.4 million in fiscal year 1998. We recognized a tax benefit of $2.0 million for the year ended May 31, 1999 due to the reduction of a valuation allowance related to net operating loss carryforwards. We did not recognize a tax benefit for the year ended May 31, 1998.

      NET INCOME (LOSS). Dividends on preferred stock have accumulated but have not been declared and are not yet payable. We, however, treat the dividends as declared and payable for the purpose of calculating net income applicable to common shareholders and earnings per share. Preferred dividends for fiscal year 1999 increased 350% from $0.4 million in fiscal year 1998 to $1.8 million due to the previously discussed conversion of debt to Series D and E Preferred Stock. After the effect of preferred dividends, net income applicable to common shareholders in fiscal year 1999 was $2.1 million compared to a net loss applicable to common shareholders of $29.8 million for fiscal year 1998.

LIQUIDITY AND CAPITAL RESOURCES

      We seek to maintain an adequate level of liquidity through active management of assets and liabilities, through sales or securitizations of credit card receivables, and through debt and equity financing. Because the characteristics of our assets and liabilities change, liquidity management is a dynamic process affected significantly by the maturity of our assets and the seasonality of the credit card business. We anticipate that we will need additional working capital to accommodate anticipated increases in credit card receivables and to meet other operating expenses. We believe that we will have sufficient sources of liquidity to meet these funding needs.

      At November 30, 2000, we had $2.4 million of cash and cash equivalents, compared to $8.2 million at May 31, 1998, $4.2 million at May 31, 1999 and $2.4 million at May 31, 2000. We maintain restricted cash reserves at two banks to facilitate the funding of new charges and advances on our customer's credit cards. These restricted balances were $1.0 million at May 31, 1998, $0.8 million at May 31, 1999, $1.0 million at May 31, 2000, and $1.3 million at November 30, 2000.

      A significant source of liquidity for us has been the sale and securitization of credit card receivables. During the fiscal year ended May 31, 2000, we sold our retained interest in three special purpose entities to the senior beneficial interest holder for approximately $8.6 million in cash, realizing a pretax gain of approximately $6.5 million. In May 2000, we completed a $12.1 million securitization of seasoned credit card receivables which had a principal balance of approximately $14.2 million with an unconsolidated wholly-owned qualifying special purpose entity. The qualifying special purpose entity provided $10.0 million for the purchase and the remaining $2.1 million of the purchase price was recorded by us as retained interest. We recognized a pretax gain of approximately $3.8 million.

      During the fiscal year ended May 31, 1999, we sold approximately $7.0 million in face amount of receivables to an unaffiliated bank for $5.0 million and raised approximately $13.0 million from three securitizations of credit card receivables totaling $20.4 million. We intend to securitize receivables in the capital markets and sell receivables to unaffiliated credit card banks in the ordinary course of business.

      We also maintain a senior secured revolving credit line with Coast Business Credit, a division of Southern Pacific Bank. We established the credit line in April 1998 for $5.0 million and it subsequently increased to $10.0 million in June 1999, and to $15.0 million in December 1999. The line of credit expires in July 2001 and we secured it by substantially all of our assets. Borrowings under the credit line are based on a formula, which is dependent primarily upon the performance and maturing of our credit card receivables. There was $11.9 million outstanding under the credit line at November 30, 2000.

      We have also received secured financing from a related party, J.L.B. of Nevada, Inc., which is subordinated to the senior secured revolving credit line. In August 1998, we converted $10.0 million of this debt to Series E preferred stock. The principal amount outstanding on these notes totaled $17.3 million and accrued but unpaid interest totaled $2.2 million at November 30, 2000.

      On September 20, 1999, we entered into a repurchase agreement with Bank of Hoven. Under the agreement, the bank purchased credit card receivables from us. The initial agreement had a purchase price of $3.0 million which was increased to $6.0 million in March 2000. The agreement was replaced by a new repurchase agreement for $8.0 million in December 2000. For accounting purposes, we treat the repurchase agreement as a financing transaction.

      In October 1999, through a bankruptcy remote special purpose entity, we established a $17.5 million secured revolving credit line with General Electric Capital Corporation to finance the acquisition of non-performing consumer debt portfolios, which credit line expires in August 2002. There was $1.6 million outstanding under the credit line at November 30, 2000 with $0.44 million available under the borrowing base for future borrowings. The transfer of receivables to this special purpose entity by us does not qualify for sale treatment under SFAS 140. The special purpose entity is fully consolidated with our financial results.

      During the year ended May 31, 2000, we established a new wholly-owned qualified special purpose entity, TCS Funding IV, Inc. ("TCS IV"), for the purpose of purchasing performing credit card receivables from us. TCS IV entered into a $40.0 million credit facility with a lending institution to finance the purchase of credit card receivables. The initial $12.1 million sale of credit card receivables to the special purpose entity included receivables with a principal balance of approximately $14.2 million. TCS IV provided $10.0 million for the purchase and the remaining $2.1 million of the purchase price was recorded by us as retained interest. Future borrowings under the facility are subject to the lender's discretion and a number of other conditions.

      The TCS IV credit facility requires interest payments only during the first 18 months and allows for multiple advances during this period up to $40.0 million. Borrowings in excess of $10.0 million are governed by a borrowing base and are contingent upon the senior beneficial interests receiving a minimum BBB-rating from a nationally recognized rating agency. The credit facility advances 70% of the receivables balance, of which 5% must be deposited into a reserve account. We are in the process of attaining a rating on behalf of TCS IV. The terms of the credit facility require that all credit cards receivables purchased by TCS IV must be current with a minimum of eight payments made on each account and must meet certain other eligibility requirements.

      During the first 18 months of the credit facility, after new charges are funded and fees and interest are paid, excess cash collections can be used by the special purpose entity to purchase additional accounts from us or pay down the senior beneficial interest. Following the first 18 months, all cash collections relating to the senior debt interest in the receivables are used to repay principal, after the payment-related servicing fees and interest are made. All new charges on the sold accounts are either sold to the special purpose entity or contributed in exchange for a retained interest until such time as the senior debt interest is paid down. While the senior debt interest is in place, there are restrictions on payments that can be made by us to certain related parties.

      During October 2000, we established a new wholly-owned qualified special purpose entity, Credit Store Services, Inc. ("CSSI"), for the purpose of purchasing non-performing consumer debt portfolios from the Company. Non-performing consumer debt portfolio sales to CSSI are equal to the Company's book value. CSSI entered into a $25.0 million credit facility with a lending institution to finance a portion of non-performing consumer debt portfolio acquisitions at the lender's discretion, which facility expires in October 2003. As of November 30, 2000, the outstanding balance under CSSI's credit facility was $1.0 million, with $23.96 million available for future borrowings at the lender's discretion. The terms of the credit facility also provide that a percentage of the future cash flow of the purchased accounts be paid to the lender after the payment of principal and interest for amounts borrowed.

CAPITAL EXPENDITURES AND PORTFOLIO ACQUISITIONS

      During the first six months of fiscal year 2001, we invested $3.5 million to acquire portfolios of non-performing consumer debt, a decrease of 60% from the $8.5 million invested in the first six months of fiscal year 2000. During fiscal year 2000, we invested $13.8 million to acquire portfolios of non-performing consumer debt, an increase of 60% over the $8.6 million invested in fiscal year 1999, which was a 45% decrease from the $15.6 million invested in fiscal year 1998. The decrease in fiscal year 1999 was due in part to a shortage of available financing for the industry in general and a shortage of available portfolios for purchase by us that met our requirements and were available for acceptable prices. During fiscal year 2000 we also invested $4.1 million to acquire a portfolio of fully performing credit card receivables, at a discount.

      We invested $1.2 million in property and equipment during the first six months of fiscal year 2001 compared to $0.9 million during fiscal year 2000, $1.1 million in fiscal year 1999, and $4.2 million in fiscal year 1998. A large portion of the hardware commitments to build our business platform was made in fiscal year 1998.

      We plan to make continued investments in technology and non-performing portfolios, the amount of which will depend on the amount of financing and new capital available for such investments. We believe that our asset securitization programs, together with the revolving credit facility, long term debt issuance, equity issuance, and cash flow from operations, will provide adequate liquidity to us for meeting anticipated cash needs, although no assurance can be given to that effect.

INFLATION

      We believe that inflation has not had a material impact on our results of operations for the six months ended November 30, 2000 or for the fiscal years ended May 31, 1998, 1999 and 2000.

MARKET RISK

      Market risk is the risk of loss from adverse changes in market prices and rates. Our principal market risk is due to changes in interest rates. These changes affect us directly in our lending and borrowing activities, as well as indirectly as interest rates may impact the payment performance of our credit card holders.

      To manage our direct risk to market interest rates, our management actively monitors the interest rates and the interest sensitive components of our balance sheet to minimize the impact changes in interest rates have on the fair value of assets, net income and cash flow. Our management seeks to minimize the impact of changes in interest rates on us primarily by matching asset and liability repricings.

      Our credit card receivables earn interest at a fixed annual percentage rate. Our fixed annual percentage rate credit card receivables have no stated maturity or repricing period. However, we may reprice our credit card receivables upon providing the required prior notice to the customer, which is generally no more than 60 days. The interest rates on our liabilities are generally indexed to the prime rate. These characteristics of our receivables and liabilities expose us to repricing risk, which results from differences between the timing of rate changes and the timing of cash flows. These differences could impact net interest income if liabilities reprice more often than assets. The principal objective of our asset/liability risk management activities is to monitor and control our exposure to adverse effects resulting from movements of interest rates over time. We have not entered into derivative transactions to hedge repricing risk.

                                    BUSINESS

GENERAL DEVELOPMENT OF BUSINESS

      We are a technology based, financial services company that provides credit card products to consumers who may otherwise fail to qualify for a traditional unsecured bank credit card. We reach these consumers by acquiring portfolios of non-performing consumer receivables and offering a new credit card to those consumers who agree to pay all or a portion of the outstanding amount due on their debt and who meet our underwriting guidelines. The new card is issued with an initial balance and credit line equal to the agreed repayment amount. After the consumers have made a certain number of on-time payments on their outstanding credit card balance, we seek to sell or securitize the credit card receivables generated by this business strategy. We offer other forms of settlement to those consumers who do not accept the credit card offer.

      We were incorporated in 1972 in Utah as Valley West Development Corporation, changed our corporate domicile to Delaware in 1995, and changed our name to Credit Store, Inc. on October 8, 1996. Prior to October 8, 1996, we discontinued operations of our prior line of business, which was unrelated to our current operations. On December 4, 1996, we acquired from Taxter One LLC all the capital stock of Service One Holdings, Inc. At the time of the acquisition, Service One Holdings' sole asset was the capital stock of Service One International Corporation, which had been engaged since January 1996 in the business of acquiring non-performing consumer debt portfolios, and the marketing and servicing of credit cards generated from these portfolios. From 1982 through December 1995, Service One International Corporation had been a marketer and servicer of secured credit cards for a South Dakota bank under a contractual arrangement which expired in December 1995. Following the acquisition of Service One Holdings, we engaged directly, and through Service One International Corporation and its affiliates, in the acquisition of non-performing consumer debt and the marketing and servicing of credit cards generated from these portfolios. In February 1998, Service One Holdings and Credit Store Mortgage, Inc., our wholly-owned subsidiary, were each merged into us. In March 1998, Service One International Corporation was merged into us and our name was changed to The Credit Store, Inc.

NARRATIVE DESCRIPTION OF BUSINESS

      We are primarily in the business of providing credit card products to consumers who may otherwise fail to qualify for a traditional unsecured bank credit card. We focus on consumers who have previously defaulted on a debt and reach these consumers by acquiring their defaulted debt. We acquire these defaulted accounts in large portfolios typically from the original lender for a nominal percentage of the face amount of the debt, ranging from 0.50% to 3.00%. An increasing amount of our acquisitions come from our cash for conversions ("CFC") program, through which we pay the debt owner an agreed upon price for each account we convert to a credit card. Under a CFC, we typically pay a higher price per account, but we only pay for the accounts we convert to a credit card. Through our direct mail and telemarketing operations, we locate and offer a new credit card to those consumers who agree to pay all or a portion of the outstanding amount due on their debt and who meet our underwriting guidelines. The new card is issued with an initial balance and credit line equal to the agreed repayment amount. We currently issue our credit cards through two issuing banks, The Bank of Hoven and First National Bank in Brookings. Our objective is to ultimately sell and/or securitize these receivables at a price in excess of our investment in the receivables. To date, we have considered an account available to sell or securitize when the consumer has made eight or more on-time payments on the consumer's outstanding credit card balance.

      Under our marketing approach, consumers are offered an opportunity to:

      -     Settle their debt, typically at a discount,

      - Transfer the settled amount to a newly issued unsecured MasterCard(R) or Visa(R) credit card; and

      - Establish a positive credit history on their newly issued card by making timely and consistent payments.

      After making principal payments on the transferred balance, the consumer can begin using the credit card for new purchases or cash advances and may be granted increased credit limits over time based on their payment performance. Our credit card offer is attractive to those consumers who, given the non-performing status of their debt, are typically receiving few or no solicitations from traditional credit card companies. Many of these consumers:

      -     Cannot easily obtain an unsecured credit card,

      - May benefit by having the opportunity to establish a positive payment history on their newly issued credit card, or

      - Have experienced the negative aspects of not having access to the credit card payment system for travel and the daily purchase of goods and services.

      Our approach differs from traditional credit card companies that compete for new customers through mass marketing and direct mail campaigns on the basis of interest rates, fees, and services offered.

OFFICE LOCATION

      Our principal executive offices are located at 3401 North Louise Avenue, Sioux Falls, South Dakota 57107 and our telephone number is 800-240-1855.

INDUSTRY OVERVIEW


      We operate in the consumer finance industry, competing with issuers of revolving credit products and other buyers of non-performing consumer debt.

      The United States Federal Reserve reported that American consumers owed an aggregate of $1.53 trillion of debt at the end of November 2000, exclusive of home mortgages, and that the size of the revolving credit market in the United States was in excess of $664 billion as of the end of November 2000, up from $592 billion in November 1999. The United States Federal Reserve also reported that pools of securitized revolving credit assets totaled $346 billion at the end of November 2000, up from $319 billion in November 1999. We believe that the purchasing convenience associated with unsecured credit cards has driven the growth of credit cards and has made them the preferred consumer credit vehicle. In addition, we believe that the purchase of consumer goods and services over the Internet will continue to fuel the demand for credit cards. We also believe that the relative liquidity and predictability of these assets has fostered the widespread acceptance of revolving credit securitizations by investors.

      While traditional banking organizations have enjoyed significant advantages in consumer lending compared to non-bank providers of consumer loans, greater access to capital and the emergence of securitization markets, coupled with technological advances, has allowed non-banks to compete effectively with banks in this arena. We believe that future success in the credit card industry will continue to be experienced primarily by highly focused organizations that are adept at using information and technology to market their products and manage risk within their portfolios.

      Credit card issuers make credit cards available to their clients in a variety of ways. Many issuers offer cards as a convenience to existing clients, a strategy to create greater affinity and client loyalty. This is generally the case with credit cards offered by department stores, who offer private label credit cards, as well as smaller banks and credit unions. In contrast, the larger credit card issuers, who control the vast majority of the market, use mass mailing of credit card offers to consumers as the most cost-effective means of achieving the growth rates they seek. Often this process is accomplished by obtaining a list of names of individuals who meet the issuer's credit guidelines from one of the national credit bureaus.

      We, however, source our customers by purchasing charged-off consumer debt from banks and finance companies and believe that the purchase of charged-off debt is an efficient means to source new credit card customers in our target market. We believe that the market for buying and selling non-performing consumer debt portfolios has expanded due to a steadily increasing volume of charged-off consumer debt coupled with a shift by originating institutions toward selling their portfolios of non-performing consumer loans. Historically, originating institutions had relied upon large internal collection staffs for their initial collection efforts and outside collection agencies for accounts delinquent more than 180 days. As buyers emerged to purchase non-performing debt, originating institutions have increasingly sold these portfolios for cash. Institutions will usually sell accounts when the market prices exceed the net present value of retaining and working the accounts. In deciding whether to sell accounts, sellers also evaluate the potential return on investment of reinvesting the cash proceeds from portfolio sales in the core operations of originating and servicing new loans.

      According to Faulkner & Gray, a leading receivables management publisher, the sales volume of charged-off debt by initial credit grantors has grown from $2.5 billion in 1990 to an estimated $52.0 billion in 2000. The 2000 estimate includes resale volume. Sellers have developed a variety of ways to sell non-performing receivables. Some originating institutions pursue auction type sales by constructing a portfolio of receivables and seeking bids from specially invited competing parties. This approach has resulted in an increase in the number of receivables portfolios offered for sale by account brokers. Other means of selling receivables include privately negotiated direct sales when the originating institution contacts known, reputable purchasers. Originating institutions have also entered into "forward flow" sales contracts. These contracts require an originating institution to sell some or all of its receivables that meet specified criteria, such as balance size and elapsed time since delinquency, to a single purchaser during a specified period of time for an agreed upon price.

BUSINESS OPERATIONS

      Our operations integrate the following disciplines: (1) portfolio acquisitions and divestitures; (2) marketing and card origination; (3) customer service and collections; and (4) receivables sales and securitizations.

      PORTFOLIO ACQUISITIONS AND DIVESTITURES:

      We acquire non-performing credit card receivables, consumer installment loans, and automobile deficiencies on a nationwide basis, from a wide range of originating institutions, including banks and finance companies. We have acquired in excess of $4.8 billion in receivables. We have purchased portfolios for prices typically ranging from 0.50% to 3.00% of the receivable balance. An increasing amount of our acquisitions come from our CFC program, through which we pay the debt owner an agreed upon price for each account we convert to a credit card. Under a CFC, we typically pay a higher price per account, but we only pay for the accounts we convert to a credit card. A typical portfolio contains between 5,000 and 150,000 consumer accounts that typically were charged-off by the original lending institution and passed through various stages of collection efforts. Usually, the size of each account was between $1,000 and $6,000, with an average balance of approximately $2,100.

      The consumer debt and credit card industries generally categorize delinquent and charged-off accounts into three groups: primary, secondary and tertiary. Primary accounts are typically 120 to 270 days past due and are in the process of being placed with collection agencies or collection attorneys for the first time. Secondary accounts are 270 to 360 days past due and may have already been placed with one collection agency. Tertiary accounts have already been placed unsuccessfully with more than two collection agencies. Most of the accounts we acquire are tertiary accounts.

      We have also purchased "bankruptcy" and "out of statute" accounts. A "bankruptcy account" is one in which the debtor has filed a bankruptcy petition and its debt may have been discharged. We do not presently offer credit cards to bankruptcy accounts. An "out of statute account" is one in which the statute of limitations for collection of the debt has expired. Debt that is "out of statute" will not be enforced by a court of law. Accordingly, the likelihood of recoveries from such accounts is lower than on accounts that are currently enforceable by a court of law.

      We continually seek new non-performing portfolios for purchase. Once new portfolios are located, an acquisition team is responsible for coordinating due diligence, stratifying and analyzing the portfolio characteristics, projecting conversions to new credit cards and the total cash collections on the accounts. The acquisition team is also responsible for preparing bid proposals for review and approval by our senior management, processing and tracking the bids, documenting and closing the purchase, and coordinating the receipt of account documentation and media for acquired portfolios.

      We use our proprietary analytical methodology and database to evaluate a potential portfolio purchase. We have developed a large and valuable database of performance characteristics from the $4.8 billion of receivables we purchased since inception that enables us to estimate future portfolio performance. This methodology and database comprise the model which we use to analyze and price the potential portfolio purchase. We believe that our methodology permits us to accurately price portfolio purchases so we may realize an appropriate return on capital from our new credit card originations and the subsequent cash flows generated from these new credit cards.

      We have developed a discipline of reselling portfolios into the secondary market. In general, we resell portfolios when the price that other debt buyers are willing to pay exceeds the net present value of the cash flows that we expect to generate over the remaining life of the portfolio. To date, we have resold approximately $1.8 billion of non-performing debt into the secondary market through auctions and directly negotiated transactions.

      MARKETING AND CARD ORIGINATION:

      MARKETING. Once a portfolio acquisition is completed, the receivables and accounts in the acquired portfolio are processed by our marketing and card origination departments. We believe that our consumer friendly and hands-on approach to the consumer is a key component of our business strategy. Many of the receivables we acquire represent obligations of individuals who have, in the past several years, experienced some life-altering event, such as divorce, career displacement or major medical illness, and have recovered or currently are recovering financially from their setback. We contact potential customers through direct mail and by telephone and offer them the opportunity to settle their debt and obtain an unsecured credit card which they can use to make new purchases. A customer who accepts our offer, and meets our underwriting guidelines, is issued a new unsecured credit card by one of our unaffiliated issuing banks. The card has an outstanding balance and credit limit equal to the amount agreed upon by the customer to settle the outstanding debt. As the customer makes principal payments on the outstanding balance, the customer frees up the credit limit for new purchases. In addition, we may increase the credit limit for customers who make a certain number of payments on the settled amount. We report the payment history on the credit card to the major credit bureaus. We believe that our credit card product provides our customers with an opportunity to establish a positive payment history on their credit record by making timely and consistent payments on their new credit cards.

      We believe our credit card product affords us more flexibility in working with the consumer than the originating institution or third-party collection agency who are simply attempting to recover all or a portion of the amount owed on an account. Factors that contribute to this increased flexibility include:

      - we are able to settle the account with the consumer at an amount that fits within the consumer's budget because we acquire the account at a typical range of 0.50% to 3.00% of the actual outstanding balance;

      - we offer a new unsecured credit card which has utility to the consumer due to its revolving nature;

      - we are not limited by many of the cultural and regulatory constraints that influence account resolution decisions of banks, savings and loan and other financial institutions; and

      - we are not bound by the limited time periods to collect funds faced by third-party collection agencies.

      CARD ORIGINATION. In our experience, much of the account information contained in the portfolios we acquire is stale. Accordingly, once a particular portfolio has been purchased, a "scrubbing" process begins. Scrubbing describes the process of electronically updating phone numbers and addresses on each account purchased and searching for bankrupt and deceased accounts. Scrubbing is performed by a third party that specializes in locating consumers with little or no credit history. We have also developed proprietary models which allow us to focus on accounts with the best marketing potential. We believe that using third-party scrubbing services produces quality results and allows us to efficiently focus our resources on marketing and servicing our customers. Contemporaneously with the initial scrubbing, we conduct an analysis to determine which accounts in the acquired portfolio should be returned to the seller because they do not meet the criteria established under the terms of the portfolio acquisition agreement. Although the terms of each portfolio acquisition agreement differ, examples of accounts that may be returned under the typical portfolio acquisition agreement include debts paid off prior to our acquisition, debts in which the consumer filed bankruptcy prior to our acquisition and debts in which the consumer was deceased prior to our acquisition. Typically, the agreement with the seller of the portfolio allows us to return such non-qualifying accounts in the portfolio for a specified period of time, which is generally between 120 and 180 days from the date of purchase. Under the typical portfolio acquisition agreement, the seller either replaces a returned account or refunds the portion of the purchase price attributable to the account.

      Once the portfolio has been scrubbed, we use both direct mail and phone contact to market our credit card product. We operate a 25,000 square foot mail center in Sioux Falls, South Dakota. Our mail center is equipped with high-speed printing, folding, inserting, zip sorting and mailing equipment capable of sending 180,000 pieces per day. Having our direct mail operations in-house allows us to manage high quality direct mail campaigns in a cost-effective manner. Our mail center is linked electronically with our operation center, allowing our mail center to receive database information to print and mail specific mail campaigns. We also maintain a trained sales force that operates from our Sioux Falls, South Dakota headquarters. The group is supported by a state-of-the-art auto-dialer, which enables sales agents to effectively manage their large inventory of accounts. We employ approximately 45 sales agents and we currently have space and system capacity to significantly expand our telemarketing sales force. The auto-dialer enhances productivity via high-speed dialing coupled with a screening process to detect no-answers, nonexistent numbers and answering machines. This technology allows our sales agents to concentrate their efforts on actual customers. In addition to outgoing calls, we receive incoming calls that are prompted by mailings. Incoming calls are routed directly to the telemarketing department where sales agents service the inquiry.

      Our sales agents are trained to understand our customer base, keeping in mind that the individual has experienced collection efforts employed by several agencies. We believe an unsecured credit card often is a major benefit to this segment of consumers because they may not qualify for a traditional unsecured account. We also believe that an important feature of our program is the opportunity to settle an old account and to gain the opportunity to establish a positive payment history on one's credit record by making timely and consistent payments on a new credit card.

The table below summarizes our standard credit card program as currently offered:


                  Initial Credit Line:     Settlement amount
                  Annual Fee:              $0 the 1st year; $35
                                           annual thereafter
                  Interest Rate:           18.9% or 19.9%
                  Grace Period:            25 Days
                  Late Fee:                $10.00
                  Over Limit Fee:          $10.00
                  Cash Advance Fee:        Greater of 2% or $2.00
                  Minimum Payment:         Greater of 3% or $10.00

      Applicants who meet defined underwriting or exception criteria are notified of acceptance into the program and issued a card. Although the initial credit limit of the credit card is fully utilized when issued, an applicant regains availability of credit on the card as and to the extent the applicant makes principal payments. The applicant may also earn additional credit by establishing a positive payment history with us. Applicants failing to meet the defined underwriting or exception criteria are notified of denial in accordance with the Equal Credit Opportunity Act. Such applicants are offered installment and lump sum payment options to settle their debt. Historically, over 90% of the applicants have qualified for the credit card.

      Once a customer has accepted the offer and has cleared the underwriting process, the relevant data is transmitted to First Data Resources, Inc. to establish the new account on First Data Resources' credit card processing system. We have arranged, through two unaffiliated banks, to issue the credit cards and for First Data Resources to provide certain cardholder services including data processing, card issuance, monthly customer statement processing, and customer correspondence. First Data Resources is a subsidiary of First Data Corporation, a provider of information processing and related services, including cardholder processing and merchant processing, for major financial institutions throughout the United States. We believe that outsourcing these services to First Data Resources gives us certain operational efficiencies and the flexibility to handle additional growth.

      We also offer the convenience of an Automatic Payment Program to our customers, whereby the customer authorizes us to withdraw from the customer's bank account the monthly minimum credit card payment. Approximately 18% of our customers are currently using the Automatic Payment Program. Accounts on the Automatic Payment Program have a lower incidence of delinquency than those accounts that are not on the Automatic Payment Program.

      For any customer who does not wish to maintain a new credit card account but who agrees to settle the previously charged-off debt account, we have a resolutions department whereby the customer can make an installment or lump sum payment to settle the obligation.

      CARDHOLDER SERVICES:

      We believe that in order to maximize the customer's payment performance, it is imperative to have a sophisticated, highly structured hands-on approach to educating and servicing the customers and addressing situations that would result in default without our attention and assistance. The retention group, the cardholder services group, and the servicing (collections) group are key components of our credit card servicing and collections functions.

      The retention group conducts, among other services, our "Welcome Aboard" program by verifying that the customer has received the credit card and that the customer thoroughly understands the program and how to use the credit card. In addition, the retention group places calls to customers at other critical junctures, including approximately fifteen days prior to the first payment due date and at various other specified times if a customer becomes delinquent in his or her payments. The retention group also pursues all first payment defaults. These calls are a part of our educational approach with customers that stresses the importance and benefits of making timely and consistent payments.

      The cardholder services group handles calls from customers regarding their accounts, including balance inquiries, billing inquires and disputes, requests for replacement cards, requests for temporary credit line increases and requests for evidence of account activity. Cardholder services representatives counsel the customer on use of the card and continue the process of instilling the importance and benefits of making timely and consistent payments.

      The servicing group is responsible for collection of delinquent credit card accounts in a prompt, professional and thorough manner in order to reduce net credit losses. We use state of the art predictive and power dialing technology to maximize collector productivity, and heavily emphasize the "instant payment" products such as Western Union Quick Collect. Collection calls are prioritized using a special scoring model implemented through the First Data Resources servicing platform and are based on models developed by us for our specific customer base. We maintain a strict re-age policy which allows accounts to be re-aged if the cardholder displays a desire to correct the status of the account as well as an ability to continue making monthly payments on the account. We have systemic restrictions in place which prevent customer service representatives from performing unauthorized re-aging of accounts. In an effort to maximize cash flow, the settlement of an account may be negotiated in cases where we have determined that the account is destined to become a charge-off and there is no potential to retain the customer. Accounts are charged off and taken as a loss either after formal notification of bankruptcy or when they become contractually 180 days past due, which time period we recently extended from 120 days based on general industry practices. Accounts identified as fraud losses are immediately reserved for and charged off no later than 90 days after the last activity. Charged-off accounts are referred to our Resolutions Department for further recovery efforts.

      FINANCINGS, RECEIVABLE SALES, AND SECURITIZATIONS:

      An important piece of our business strategy is to securitize seasoned receivables and/or sell seasoned receivables to third parties for cash, thereby realizing a gain in an amount equal to the excess of the cash proceeds from the sale or securitization over our cost basis in the receivables. To date, we have considered an account available to sell or securitize when the consumer has made eight or more on-time payments on the consumer's outstanding credit card balance.

      We use a variety of debt instruments to fund our operations and portfolio acquisitions including subordinated debt, senior secured debt, and non-recourse debt. The ability to borrow based on the collateral value of our asset base is integral to our operations and growth plans.

      We have significant ongoing cash needs to fund our operations and to fund the purchase of non-performing consumer debt portfolios. Our ability to sell or securitize the receivables and/or finance these receivables on-balance sheet is critical to the future and growth of the business. In order to finance, sell or securitize our receivables, we maintain a detailed database concerning the status and performance of each of the receivables in our portfolios. Maintaining this database is necessary for us to provide historical performance information to potential lenders and purchasers of our receivables. Potential lenders and purchasers assess our portfolio of receivables according to a variety of factors including monthly repayment rates by the cardholders and annualized default rates.

COMPETITIVE CONDITIONS

      We experience competition in all aspects of our business operations. We compete with a wide range of third-party collection companies and other financial services companies seeking to purchase portfolios of non-performing consumer debt and with traditional collection companies seeking consignments of such debt for collection. We also compete with companies that provide financing to consumers that have previously defaulted on a debt obligation. As more buyers enter the market to purchase portfolios of non-performing consumer debt, the price for the purchase of such portfolios may increase and our business strategy may become less profitable or viable. Some of these competitors may have substantially greater personnel and financial resources than we do. In addition, to the extent consumers with negative credit history have less difficulty obtaining credit, especially obtaining unsecured credit cards, there may be less consumer demand for our product. We believe we compete effectively based on what we believe are superior information technology capabilities, which enable us to evaluate and purchase receivables more effectively than some of our competitors. Further, we believe we differentiate ourselves from most of our competitors through our innovative credit card program, which allows the consumer to resolve a prior obligation in a positive manner.

      We anticipate that additional competitors will seek to enter our niche within the financial services market. Because of the high costs in developing and servicing a credit card program and the high costs of acquiring non-performing consumer debt, we believe that new competitors will likely be large, established finance companies.

GOVERNMENT REGULATION

      Our collection practices, business operations and credit card receivables are subject to numerous federal and state consumer protection laws and regulations imposing licensing and other requirements with respect to purchasing, collecting, making and enforcing consumer loans. We conduct periodic compliance reviews and, if necessary, implement procedures to bring us into compliance with all applicable state and federal regulatory requirements. Our failure to comply with such statutes or regulations could have a material adverse effect on our results of operations or financial condition.

      The federal Fair Debt Collection Practices Act and comparable state statutes establish specific guidelines and procedures that debt collectors must follow to communicate with consumer debtors, including the time, place and manner of such communications. Our policy is to comply with the provisions of the Fair Debt Collection Practices Act and comparable state statutes in all of our collection activities, although we may not be specifically subject to these laws. If these laws apply to some or all of our collection activities, our failure to comply with such laws could have a material adverse effect on our results of operations and financial condition.

      As a purchaser of consumer receivables, we may acquire certain receivables subject to legitimate claims, defenses or rights of offset on the part of the consumer. As a result, we may not be able to collect certain receivables we have purchased. For example, we, as previously described, acquire "out of statute" accounts which are subject to a statute of limitations defense, and may also acquire some credit card accounts where customers cannot be held liable for, or their liability may be limited with respect to, charges to a credit card account that were a result of an unauthorized use of a credit card.

      While we are not a credit card issuer ourselves, certain of our operations are affected by federal and state consumer protection and related laws and regulations that apply to the marketing and extension of credit by a credit card issuer because many of our receivables are originated through credit card transactions. Significant laws include the federal Truth-In-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the federal Credit Repair Organization Act, and the Electronic Funds Transfer Act (and the Federal Reserve Board's regulations which relate to these Acts), as well as comparable statutes in those states in which customers reside or in which the originating institutions are located. State laws may also limit the interest rate and the fees that a credit card issuer or other consumer lender may impose on its customers. Among other things, the laws and regulations applicable to credit card issuers impose disclosure requirements when a credit card account is advertised, when it is applied for and when it is opened, at the end of monthly billing cycles and at year end. Federal law requires credit card issuers to disclose to consumers the interest rates, fees, grace periods and balance calculation methods associated with their credit card accounts, among other things. In addition, customers are entitled under current laws to have payments and credits applied to their credit card accounts promptly, to receive prescribed notices and to require billing errors to be resolved promptly. In addition, some laws prohibit certain discriminatory practices in connection with the extension of credit. Failure by the originating institutions or by us to comply with applicable statutes, rules and regulations could create claims and/or rights of offset by the customers which could have a material adverse effect on us.

      Changes in any such laws or regulations, or in the interpretation or application thereof, could have a material adverse effect on us. Various proposals which could affect our business have been introduced in Congress in recent years, including, among others, proposals relating to imposing a statutory cap on credit card interest rates, substantially revising the laws governing consumer bankruptcy, limiting the use of social security numbers, permitting affiliations between banks and commercial, insurance or securities firms, and other regulatory restructuring proposals. There have also been proposals in state legislatures in recent years to restrict telemarketing activities, impose statutory caps on consumer interest rates, limit the use of social security numbers and expand consumer protection laws. It is impossible to determine whether any of these proposals will become law and, if so, what impact they might have on us and our operations.

      Due to the consumer-oriented nature of the collections and credit card industry, there is a risk that we or other industry participants may be named as defendants in litigation involving alleged violations of federal and state laws and regulations, including consumer protection laws and consumer law torts, including fraud. A significant judgment against us or within the industry in connection with any such litigation could have a material adverse effect on our results of operations or financial condition. See " -- Legal Proceedings."

EMPLOYEES

      As of November 30, 2000, we had 360 employees. No employee group is covered under a collective bargaining agreement. We believe our relationship with our employees is good.

TECHNOLOGY AND SYSTEMS

      We utilize a variety of management information and telecommunications systems to enhance productivity in all areas of our business. We utilize the latest technology in our operations and employ multiple levels of backup to minimize the risk of systemic breakdown. We believe that advanced technology is key to maintaining a competitive advantage and we seek to maximize the use of technology. New technologies are continually evaluated for business appropriateness and cost effectiveness.

      We use a proprietary credit card origination and servicing system ("NOCS") which incorporates all aspects of our operation on a seamless platform from the time a new portfolio is purchased until an account is converted to a new credit card and set up on the First Data Resources credit card servicing platform. NOCS includes specialized applications for telesales, underwriting, non-card collections, payment processing, account scrubbing, portfolio stratification, and customer service.

      The overall computing platform is client-server, Windows NT/SQL based, and is scaleable to accommodate our growth plans. We employ the latest technology in telephony, including a predictive auto-dialer and voice recognition technology. The telephony platform is capable of supporting in excess of 2,000 workstations and we believe it is easily expandable to accommodate our growth plans.

      We use image-based technology and processing to minimize paper flow wherever possible. We have also invested in the latest electronic data warehousing technologies to support our data mining strategies. We believe data warehousing gives us a distinct competitive advantage in the portfolio analysis and acquisitions aspect of our business. In addition, we believe data warehousing will give us an advantage in the securitization markets through our ability to provide a sophisticated level of performance detail to investors.

THIRD-PARTY SERVICING

      At November 30, 2000, we serviced over 17,000 accounts subject to third party servicing agreements. These accounts were largely owned by our wholly owned special purpose entities. We intend to concentrate on servicing our own accounts and accounts that we have either securitized or sold to third party investors.

PROPERTIES

      Our headquarters consist of a 30,000 square foot leased facility in Sioux Falls, South Dakota. The lease expires on September 30, 2011. We own an additional five acres of undeveloped property adjacent to this site that can be utilized for expansion purposes.

      Our Mail Center consists of a separate 25,000 square foot leased facility in Sioux Falls, South Dakota. The lease was renewed to extend the terms of the lease for one year commencing on March 1, 2001 and ending on February 28, 2002.

      We also lease approximately 4,500 square feet of additional office space in Sioux Falls, South Dakota. The lease commenced on June 1, 2000 and expires on May 31, 2001.

LEGAL PROCEEDINGS

      In the ordinary course of business, we receive notices of consumer complaints from regulatory agencies and review these complaints in accordance with our internal policy. Certain of the litigation pending against us is described below.

      On May 21, 1999, we were sued on behalf of a class of Arizona debtors in the United States District Court for the District of Arizona in an action entitled Bingham v. The Credit Store, Inc. The action alleges that communications we sent to class members violate the Fair Debt Collection Practices Act and similar state laws in connection with attempts to collect out-of-statute debt. The complaint seeks monetary damages and a declaratory judgment that our mailers violate statutory provisions. Our motion to dismiss the case has been granted and the suit has been dismissed but is subject to a motion for reconsideration, which is pending.

      On August 25, 2000, we were named as a co-defendant in an action brought on behalf of a class of debtors in the United States District Court for the Eastern District of Texas in an action entitled Barnett v. Experian Information Solutions, et al. The plaintiffs claim that their debt was improperly reported as a bad debt on a credit-reporting bureau, Experian Information Solutions, Inc., which was also named as a defendant. Plaintiffs asserted claims against us under the Fair Debt Collection Practices Act and RICO and sought unspecified actual damages.

      On October 20, 2000, we were named in an action on behalf of California debtors filed in Superior Court for the State of California, San Diego County, styled Maugeri v. The Credit Store, Inc., et al. The suit seeks damages and injunctive relief barring us from offering our credit card program to California debtors whose debt is out-of-statute and/or cannot be reported on a credit bureau as bad debt. Claims are asserted against us under the California Business and Professions Code and related state statutes.

      In addition, during the past twelve months we have settled or have obtained the dismissal of three other actions, including one class action that was the consolidation of three separate class actions.

      We are vigorously defending these lawsuits. We do not believe that pending litigation and regulatory complaints involving us will have a material adverse effect on our consolidated financial position and results of operations. However, a significant judgment against us in one or more of the lawsuits could subject us to a monetary judgment and/or require us to modify our methods of operation, either of which could have a material adverse effect on our results of operations or financial condition.

                                   MANAGEMENT

DIRECTORS

      The following sets forth certain information as to each of our directors:

Name                       Age       Position
----                       ---       --------
Jay L. Botchman             68       Director
Barry E. Breeman            51       Director
J. Richard Budd, III        48       Director
Kevin T. Riordan            49       President, Chief Operating Officer and Director
Geoffrey A. Thompson        60       Interim Chairman of the Board of Directors


      JAY L. BOTCHMAN. Mr. Botchman has joined our Board of Directors in October 1996. From October 1996 through May 1998, Mr. Botchman served as the Chairman of our board of directors. Mr. Botchman also serves as the Chairman and majority owner of Taxter LLC. For more than the past five years, Mr. Botchman has been the owner of J.L.B. Equities, Inc. and J.L.B. of Nevada, Inc., both of which are investment and commercial finance companies. In addition, Mr. Botchman acts as a consultant to various entities in the consumer finance business.

      BARRY E. BREEMAN. Mr. Breeman joined our board of directors in September 1998. Since April 1998, Mr. Breeman has been Vice Chairman and Chief Investment Officer of Manley-Berenson Realty & Development, LLC. From January 1991 to the present, Mr. Breeman has been the managing member of Cambridge Real Estate Services, LLC, and predecessor entities, a real estate investment banking services business.

      J. RICHARD BUDD, III. Mr. Budd joined our board of directors in September 1998. Mr. Budd presently serves as a consultant to troubled companies and to creditors of troubled companies. Mr. Budd served as Senior Vice President of Metallurg, Inc., an international specialty metals producer, from July 1994 to October 1998. From July 1994 to January 1996, Mr. Budd served as Vice President of Cityscape Corp.

      KEVIN T. RIORDAN. Mr. Riordan has been our President and Chief Operating Officer since April 1997. From February 1995 to March 1997, Mr. Riordan served as President and Chief Executive Officer of Long Beach Acceptance Corp., a subsidiary of Long Beach Mortgage Corp. From February 1985 to February 1995, Mr. Riordan was President and Chief Executive Officer of Alliance Funding Company and its successor in interest Alliance Funding Company, a division of Superior Bank FSB.

      GEOFFREY A. THOMPSON. Mr. Thompson joined our board of directors in April 1999. Mr. Thompson has served as interim Chairman of the Board of Directors since September 22, 2000. Mr. Thompson retired from Marine Midland Bank, Inc., Buffalo, New York in October 1992, where he had served as President and Chief Executive Officer. In addition, he serves on the boards of four privately-held corporations and four not-for-profit corporations.

      None of our directors are related to each other or to any of our executive officers.

COMPENSATION OF DIRECTORS

      Directors J. Richard Budd, III, Barry E. Breeman and Geoffrey A. Thompson each receive $50,000 as annual compensation for their services on our board of directors. In addition, Mr. Budd and Mr. Breeman were each granted options to purchase 75,000 shares with an exercise price of $2.00 per share. Mr. Thompson received options to purchase 75,000 shares an exercise price of $2.19 per share. Jay Botchman does not receive compensation for his services as a director. The board of directors may authorize the payment of compensation to directors for their attendance at regular and special meetings of the board of directors and for attendance at meetings of committees of the board of directors as is customary for similar companies. Directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties as directors or officers.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

      AUDIT COMMITTEE. We have an audit committee consisting of Barry E. Breeman, J. Richard Budd, III, and Geoffrey A. Thompson. The audit committee had 8 meetings in fiscal year 2000. The audit committee meets with the Chief Financial Officer and our Controller and independent public accountants, and monitors and reviews our accounting, auditing and reporting practices, system of internal controls, approves the scope and timing of the independent public accountants' audit and discusses the meaning and significance of the audited financial results.

      COMPENSATION COMMITTEE. We have a compensation committee consisting of Barry E. Breeman, J. Richard Budd, III, and Geoffrey A. Thompson, which grants or makes recommendations to our board of directors concerning employee stock options, bonuses and other compensation.

EXECUTIVE OFFICERS

      The following is certain information regarding the current executive officers of the Company other than Kevin T. Riordan:

Name                      Age      Position
----                      ---      --------
Michael J. Philippe       43       Executive Vice President, Chief Financial
                                   Officer and Treasurer
Richard S. Angel          42       Executive Vice President and General Counsel
William Buriak            46       Senior Vice President and Chief Information
                                   Officer
Cynthia D. Hassoun        50       Senior Vice President and Corporate Secretary
Michael L. Neher          36       Senior Vice President
Patrick Steffl            35       Senior Vice President

      MICHAEL J. PHILIPPE. Mr. Philippe joined our company in June 1997 as Vice President of Finance and became Chief Financial Officer in September 1997. In June 1999, Mr. Philippe was elected Executive Vice President, Chief Financial Officer and Treasurer of the Company. The prior 13 years, Mr. Philippe served as a Vice President and Manager for The Sumitomo Bank, Ltd. and its predecessors.

      RICHARD S. ANGEL. Mr. Angel joined our company in August 1997 as Vice President, Secretary and Corporate Counsel. In June 1999, Mr. Angel was elected Executive Vice President and General Counsel of our company. From January 1992 to August 1997, Mr. Angel was a shareholder in the law firm of Buchalter, Nemer, Fields & Younger in Los Angeles, California.

      WILLIAM G. BURIAK. In September 1999, Mr. Buriak was our elected Senior Vice President and Chief Information Officer. Mr. Buriak joined our company as Chief Information Officer July 1999.

From November 1996 to July 1999, Mr. Buriak was Director of Management Information Services and Director of Business Office Operations for CCDM, a non-profit healthcare system in Perth Amboy, New Jersey. From June 1986 to November 1996, Mr. Buriak was Assistant Vice President at Beneficial Finance Corporation in Peapack, New Jersey.

      CYNTHIA D. HASSOUN. Ms. Hassoun joined our company in October 1997 as Chief Coordinating Officer. In April 1999, Ms. Hassoun was our elected Corporate Secretary and she was elected Senior Vice President of The Credit Store in June 1999. From April 1997 to September 1997, Ms. Hassoun served as a consultant to our company. From January 1992 to November 1996, Ms. Hassoun was Vice President of Customer Service for Superior Bank FSB, a savings bank.

      MICHAEL L. NEHER. Mr. Neher joined our company as Senior Vice President responsible for Non-Card Resolutions and Portfolio Divestitures in November 1999. In February 2001, Mr. Neher was named Senior Vice President responsible for Business Development. From September 1998 to October 1999, Mr. Neher was the Assistant Vice President for Outsourcing-Card Services/Consumer Products of the Atlanta, Georgia operation of the Bank of Hawaii. From December 1995 to September 1998, he was the Regional Sales Manager for Primus Automotive Financial Services, Atlanta, Georgia. From June 1993 to November 1995, Mr. Neher served as the Business Line Supervisor, Collections and Recovery-Consumer Loans for Ocwen Federal Bank & Trust FSB, West Palm Beach, Florida.

      PATRICK STEFFL. Mr. Steffl was elected Senior Vice President of our company in June 1999. Prior to joining The Credit Store in August 1997 as Vice President of Marketing, Mr. Steffl had been with Fingerhut Companies, Inc. in Minnetonka, Minnesota since 1989, managing mail and telemarketing media of six phone centers throughout the country.

EXECUTIVE COMPENSATION

      SUMMARY COMPENSATION TABLE. The following table shows, for our former Chief Executive Officer and each of our other four most highly compensated executive officers of our company (collectively, the "Named Executive Officers"), information concerning compensation earned for services in all capacities during the fiscal year ended May 31, 2000, as well as compensation earned by each such person for the two previous fiscal years:

                                                                                                                     LONG-TERM
                                                                                                                   COMPENSATION
                                                                        ANNUAL COMPENSATION                           AWARDS
                                                         ---------------------------------------------------     -----------------
                                                                                                                     NUMBER OF
                                        FISCAL                                                      OTHER          SECURITIES
NAME AND PRINCIPAL POSITION             YEAR(1)           SALARY              BONUS             COMPENSATION     UNDERLYING OPTION
---------------------------             -------           ------              -----             ------------     -----------------
Martin J. Burke, III (2)                 2000            $ 61,304            $60,505                    --                   --
                                         1999              60,000                 --                    --                   --
                                         1998              62,518                 --                    --            1,000,000

Kevin Riordan                            2000            $305,919                 --                    --              200,000
  President and Chief                    1999             305,769                 --                    --              100,000
  Operating Officer                      1998             305,968                 --                    --              300,000

Michael J. Philippe                      2000            $214,188            $50,000                    --              200,000
  Executive Vice President,              1999             184,951              5,000                    --              100,000
  Chief Financial Officer and            1998             161,233                 --                    --              100,000
  Treasurer

Richard S. Angel                         2000            $244,765            $60,000            $   43,956              100,000
  Executive Vice President               1999             220,154                 --                    --              100,000
  and General Counsel                    1998             153,989                 --                    --              100,000

Cynthia D. Hassoun                       2000            $162,698                 --                    --               15,000
  Senior Vice President and              1999             152,884                 --                    --                   --
  Corporate Secretary                    1998              92,223            $50,000                    --               75,000

----------------------------------

(1) The Named Executive Officers commenced their employment with us as follows: Mr. Burke, October 1996; Mr. Riordan, April 1997; Mr. Philippe, June 1997; Mr. Angel, August 1997; Ms. Hassoun, October 1997.

(2) Mr. Burke resigned as Chairman of our board of directors and our Chief Executive Officer effective September 22, 2000. We entered into a Separation Agreement and Release with Mr. Burke, which is described below under "--Employment Agreements."

STOCK OPTION TABLES

      The following tables summarize stock option grants to and exercises by the Named Executive Officers during the fiscal year ended May 31, 2000, and certain other information relative to such options:

OPTION GRANTS IN LAST FISCAL YEAR

      The following table contains information concerning the grant of stock options to the Named Executive Officers for our fiscal year ended May 31, 2000. These grants are also reflected in the Summary Compensation Table, above.

                                              PERCENTAGE
                                               OF TOTAL
                             NUMBER OF         OPTIONS                                            POTENTIAL REALIZABLE VALUE
                             SECURITIES       GRANTED TO      EXERCISE                             AT ASSUMED ANNUAL RATES OF
                             UNDERLYING        EMPLOYEES       PRICE                                 STOCK PRICE APPRECIATION
                               OPTIONS         IN FISCAL        PER                                      FOR OPTION TERM(2)
       NAME                   GRANTED(1)          YEAR          SHARE       EXPIRATION DATE              5%            10%
-------------------          -----------       ---------      --------      ---------------           --------      --------
Kevin Riordan                  200,000            22%           $2.40          June 1, 2004           $132,000      $294,000
Michael J. Philippe            200,000            22%           $2.40          June 1, 2004           $132,000      $294,000
Richard S. Angel               100,000            11%           $2.40          June 1, 2004           $ 66,000      $147,000
Cynthia D. Hassoun              15,000             2%           $3.44       November 19, 2004         $ 14,250      $ 31,500

------------------

(1)   Option granted pursuant to our 1997 Stock Option Plan, as amended.

(2) Potential realized values shown above represent the potential gains based upon compound price appreciation of 5% and 10% from the date of grant through the full option term. The actual value realized, if any, on stock option exercises will be dependent upon overall market conditions and our future performance. There is no assurance that the actual value will approximate the amounts reflected in this table.

   AGGREGATE OPTION EXERCISES IN FISCAL 2000 AND FISCAL YEAR-END OPTION VALUES


                          SHARES                          NUMBER OF SHARES              VALUE OF UNEXERCISED
                         ACQUIRED      VALUE           UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
      NAME             ON EXERCISE   REALIZED        OPTIONS AT FISCAL YEAR-END         AT FISCAL YEAR-END(1)
      ----             -----------   --------        --------------------------         ---------------------
                                                      EXERCISABLE   UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
                                                      -----------   -------------     -----------     -------------
Martin J. Burke             --           --           1,000,000(2)          --         $2,812,000      $      --
Kevin Riordan               --           --             600,000             --         $1,537,200      $      --
Michael J. Philippe         --           --             350,000         50,000         $  834,200      $ 140,600
Richard S. Angel            --           --             250,000         50,000         $  593,000      $ 140,600
Cynthia D. Hassoun          --           --              57,500         32,500         $  150,890      $  80,590

---------------------

(1) Value is based on the per share closing price of our Common Stock on May 31, 2000, the last trading day of fiscal 2000, which was $4.812.

(2) The shares of Common Stock subject to this option and the proceeds, if any, received from any sale of those shares are subject to a Security Agreement between Mr. Burke and us and secure Mr. Burke's obligations to us under the secured promissory note described under "--Employment Agreements" below.

EMPLOYMENT AGREEMENTS

      Prior to his resignation, Mr. Burke was employed as our Chief Executive Officer under a five-year agreement dated March 27, 1997. Mr. Burke was paid an annual salary of $60,000 per year. The agreement provided Mr. Burke with the right to receive a bonus of (i) 1.5% of our annual net earnings before taxes and (ii) options to purchase 1,000,000 shares of our Common Stock at a purchase price of $2.00 per share, which are exercisable through March 26, 2002. Mr. Burke had a $450,000 credit line from the Company. Mr. Burke resigned as a director, officer and employee of our company effective September 22, 2000.

      In connection with his resignation, we entered into a Separation Agreement and Release with Mr. Burke, which was executed in February 2001 and was effective December 11, 2000. Under the separation agreement, the parties agree to terminate Mr. Burke's existing employment agreement, along with the compensation, benefits and other obligations under the employment agreement. In the separation agreement, we agree to make severance payments to Mr. Burke of $2,500 every other week of each month from September 29, 2000 through March 26, 2002 and to pay Mr. Burke's health insurance premiums during such period. We also agree to pay Mr. Burke a bonus, if any, of 1.5% of our annual pre-tax net earnings for both the 2001 and 2002 fiscal years (with the 2002 payment, if any, being pro-rated over 10 months). We also agree that Mr. Burke may retain his option to purchase 1,000,000 shares of our Common Stock. Finally, we agreed to loan Mr. Burke $25,000 to pay his legal fees in connection with the separation agreement. In the separation agreement, Mr. Burke agreed to pay the credit line debt he owes to us, which was $504,801 on December 11, 2000, and to repay the $25,000 loan for his legal fees for a total $529,801, which amount is evidenced by a secured promissory note, which bears interest at 8% per annum, is payable monthly and matures on December 1, 2002. Mr. Burke's obligations to us under the separation agreement and the promissory note are secured by the amounts payable to him under the agreement and by his stock option, with his obligations to us to be paid in full before any amounts are paid to him.

      On April 1, 1997, we entered into a five year employment agreement with Kevin Riordan, our President and Chief Operating Officer. Under the terms of the employment agreement, Mr. Riordan receives an annual base salary of $300,000 for each year of his employment subject to annual review by the board of directors. In addition to the base salary, we agreed to pay Mr. Riordan a signing bonus of $2,000,000. Additionally, he was granted options to purchase 300,000 shares of our Common Stock at an exercise price of $2.00 per share. Such options are exercisable commencing April 1, 1999, and shall expire on the earlier of March 31, 2002, or the termination of Mr. Riordan's employment with us. The employment agreement also entitles Mr. Riordan to all of our employee benefit plans. Under the employment agreement, employment terminates upon death or total disability of Mr. Riordan and we may terminate his employment for cause (such as misconduct, disregard of instructions from the board of directors, commission of certain crimes or acts or a material breach of the terms of the employment agreement.) On September 22, 2000, Mr. Riordan was appointed to our board of directors to fill the open directorship from Mr. Burke's resignation.

      On June 17, 1997, we entered into an employment agreement with Michael J. Philippe, our Chief Financial Officer and an Executive Vice President, which was amended effective June 1, 1999 to extend the term of the agreement to June 20, 2002. Under the terms of the employment agreement, as amended, Mr. Philippe receives an annual base salary of $210,000 subject to annual review by the board of directors. In addition, Mr. Philippe received under the terms of the employment agreement options to purchase 100,000 shares of our Common Stock at a purchase price of $2.00 per share. The options to purchase the shares were all vested as of June 17, 2000. The options are exercisable, according to their vesting schedules, for a period of five years from the date they were granted. The employment agreement also entitles Mr. Philippe to all of our employee benefit plans. Under the terms of the employment agreement, employment terminates upon death or total disability of Mr. Philippe and we may terminate for cause (such as misconduct, disregard of instructions from the board of directors, commission of certain crimes or acts or a material breach of the terms of the employment agreement.) The employment agreement contains a change in control provision that provides Mr. Philippe with the right to terminate his employment within 60 days of the date of a change in control and have such termination treated as a termination without cause, meaning that Mr. Philippe shall have the right to continue to be compensated through the term of the employment agreement. For purposes of the employment agreement, a change of control is deemed to have occurred at such time as either (a) Taxter One LLC owns directly or indirectly less than 10% of our Common Stock and less than 50% of each other outstanding class of securities the majority vote of which is required for shareholder action, or (b) Jay Botchman owns less than 50% of the membership interests in Taxter One LLC.

      On August 1, 1997, we entered into an employment agreement with Richard S. Angel, our General Counsel and an Executive Vice President, which was amended effective June 1, 1999 to extend the term of the agreement to September 30, 2000. Mr. Angel's agreement has not been renewed in writing but Mr. Angel's employment continues under an oral agreement with us providing for the same terms as his expired written agreement but with no fixed term. Under the terms of the employment agreement, as amended, Mr. Angel receives an annual base salary of $240,000 per year subject to annual review by the board of directors. In addition, Mr. Angel received under the terms of the employment agreement options to purchase 100,000 shares of our Common Stock at a purchase price of $2.00 per share. The options to purchase the option shares were all vested as of July 31, 2000. The options are exercisable, according to their vesting schedules, for a period of five years from the date they were granted. The employment agreement also entitles Mr. Angel to all of our employee benefit plans. Under the terms of the employment agreement, employment terminates upon death or total disability of Mr. Angel and we may terminate his employment for cause (such as misconduct, disregard of instructions from the board of directors, commission of certain crimes or acts or a material breach of the terms of the employment agreement.) The employment agreement contains a change in control provision that provides Mr. Angel with the right to terminate his employment within 60 days of the date of a change in control and have such termination treated as a termination without cause, meaning that Mr. Angel shall have the right to continue to be compensated through the term of the employment agreement. For purposes of the employment agreement, a change of control is deemed to have occurred at such time as either (a) Taxter One LLC owns directly or indirectly less than 10% of our Common Stock and less than 50% of each other outstanding class of securities the majority vote of which is required for shareholder action, or (b) Jay Botchman owns less than 50% of the membership interests in Taxter One LLC.

      On October 15, 1997, we entered into a three-year agreement with Cynthia Hassoun, our Corporate Secretary and a Senior Vice President. Under the terms of the agreement, as amended, Ms. Hassoun receives an annual base salary of $165,000. In addition, Ms. Hassoun received a $50,000 signing bonus, compensation for all relocation expenses and 75,000 stock options. Under the terms of the agreement, 25,000 of Ms. Hassoun's stock options vest on October 15 of the years 1998, 1999 and 2000. The exercise price of all of the options is $2.00 per share. The letter agreement also entitles Ms. Hassoun to all of our employee benefit plans. The agreement renews automatically for successive one-year terms unless terminated by the parties 90 days prior to the renewal date. Neither party gave notice to terminate as of October 15, 2000 and the agreement renewed for an additional one-year term expiring October 15, 2001.

           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of February 1, 2001, the ownership of our common and preferred stock by each stockholder who is known by us to own beneficially more than 5% of our outstanding common and preferred stock, each director, each executive officer named in the Summary Compensation Table on page 51, and all executive officers and directors as a group. At February 1, 2001 there were 34,851,465 shares of Common Stock, par value $.01, issued and outstanding, each of which is entitled to one vote.

                                                              COMMON STOCK                               PREFERRED STOCK (1)
                                                    ----------------------------------            --------------------------------
                                                      NUMBER                PERCENTAGE             NUMBER               PERCENTAGE
                                                    OF SHARES                OF SHARES            OF SHARES             OF SHARES
                                                    ---------                ---------            ---------             ---------
Principal Stockholders:
  Taxter One LLC                                    7,678,000                   22.0%            1,200,000(2)             100%(2)
     565 Taxter Road
     Elmsford, NY 10523
  J.L.B. of Nevada, Inc.                           10,650,000(3)                23.4%               20,000(4)             100%(4)
     1500 E.  Tropicana Ave
     Suite 100
     Las Vegas, NV 89119
Blum Family Trust                                   4,000,000                   11.5%              400,000(5)              50%(5)
   c/o Silverman Perlstein &
   Acampora, LLP
   100 Jericho Quadrangle, Suite 300
   Jericho, NY 11753
Renaissance Trust I                                 4,000,000                   11.5%              400,000(6)              50%(6)
   c/o Skadden, Arps, Slate, Meagher
   & Flom
   One Rodney Square, 7th Floor
   Wilmington, Delaware 19801
Michael Lauer, Lancer Partners, L.P.,               8,252,500(7)                23.7%                   --                 --
and Lancer Offshore, Inc.
   375 Park Avenue, Suite 2006
   New York, NY 10166
Directors and Named Executive Officers:
   Kevin T. Riordan                                   815,000(8)                 2.3%                   --                 --
   Michael J. Philippe                                405,334(9)                 1.1%                   --                 --
   Richard S. Angel                                   300,000(10)                  *                    --                 --
   Cynthia D. Hassoun                                  90,000(11)                  *                    --                 --
   Jay L. Botchman                                 18,328,000(12)               40.3%            1,225,000(13)            100%(13)
   Barry E. Breeman                                    75,000(14)                  *                    --                 --
   J. Richard Budd, III                                91,300(15)                  *                    --                 --
   Geoffrey A. Thompson                                95,000(16)                  *                    --                 --
All directors and executive officers               20,356,134(17)               42.8%            1,225,000(13)            100%(13)
as a group (12 persons)

----------------------------------------

*     Less than 1%

(1) We currently have outstanding 1,200,000 shares of Series A Preferred Stock, 800,000 shares of Series B Preferred Stock, 5,000 shares of Series C Preferred Stock, 10,000 shares of Series D Preferred Stock, and 10,000 shares of Series E Preferred Stock. All percentages indicated are for each separate class of preferred stock, rather than for all preferred stock classes as a whole.

(2)   Consists of 1,200,000 shares of Series A Preferred Stock.

(3) Includes 3,800,000 shares of Common Stock issuable upon conversion of 10,000 shares of Series D Preferred Stock, 2,850,000 shares of Common Stock issuable upon conversion of 10,000 shares of Series E Preferred

      Stock and 4,000,000 shares of Common Stock issuable upon the exercise of a warrant at a price of $3.25 per share.

(4) Consists of 10,000 shares of Series D Preferred Stock and 10,000 shares of Series E Preferred Stock.

(5)   Consists of 400,000 shares of Series B Preferred Stock.

(6)   Consists of 400,000 shares of Series B Preferred Stock.

(7) Consists of 2,987,500 shares of Common Stock owned by Lancer Partners, L.P., 4,730,000 shares of Common Stock owned by Lancer Offshore, Inc., and 535,000 shares of Common Stock owned by Michael Lauer. Mr. Lauer is the investment manager for Lancer Partners, L.P. and Lancer Offshore, Inc. and has the authority to vote and dispose of all shares of Common Stock owned by these entities. Based on information as of February 27, 2000 contained in a Form 3 filed with the Securities and Exchange Commission.

(8) Consists of shares issuable upon the exercise of options exercisable in the following amounts and prices: 300,000 shares at $2.00 per share, 100,000 shares at $2.70 per share, and 200,000 shares at $2.40 per share. Includes 215,000 shares owned by Mr. Riordan's wife, of which shares Mr. Riordan disclaims beneficial ownership.

(9) Includes shares issuable upon the exercise of options exercisable in the following amounts and prices: 100,000 shares at $2.00 per share, 100,000 shares at $2.70 per share, and 200,000 shares at $2.40 per share.

(10) Consists of shares issuable upon the exercise of options exercisable in the following amounts and prices: 100,000 shares at $2.00 per share, 100,000 shares at $2.70 per share, and 100,000 shares at $2.40 per share.

(11) Consists of 75,000 shares issuable upon the exercise of options exercisable at a price of $2.00 per share, and 15,000 shares at $3.44 per share.

(12) Consists of 7,678,000 shares of Common Stock owned by Taxter One LLC, 6,650,000 shares of Common Stock issuable upon conversion of shares of Series D and E Preferred Stock, and 4,000,000 shares of Common Stock issuable upon the exercise of warrants at a price of $3.25 per share, each held of record by J.L.B. of Nevada, Inc. Mr. Botchman owns 100% of the membership interests in Taxter One LLC and owns 100% of the outstanding capital stock of J.L.B. of Nevada, Inc.

(13) Includes 5,000 shares of Series C Preferred Stock held of record by Jay L. Botchman, 1,200,000 shares of Series A Preferred Stock held by Taxter One LLC, 10,000 shares of Series D Preferred Stock held of record by J.L.B. of Nevada, Inc., and 10,000 shares of Series E Preferred Stock held of record by J.L.B. of Nevada, Inc.

(14) Consists of 75,000 shares issuable upon the exercise of options exercisable at a price of $2.00 per share.

(15) Includes 75,000 shares issuable upon the exercise of options exercisable at a price of $2.00 per share.

(16) Includes 75,000 shares issuable upon the exercise of options exercisable at a price of $2.19 per share.

(17) Includes 156,000 shares issuable upon the exercise of options in addition to those shares set forth in footnotes 8 through 12 and footnotes 14 through 17. Also includes 500 shares owned by William Buriak's wife.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During fiscal year 1998, we issued subordinated promissory notes to J.L.B. of Nevada, Inc., a corporation wholly-owned by Jay L. Botchman, one of our directors, totaling $40,000,000 which are payable on demand and bear interest at the rate of 12% per annum. $30,000,000 of the new notes were issued in exchange for outstanding notes totaling $11,518,042 which carried an interest rate of 12% per annum and $18,481,958 in new debt. Interest expense on these notes was $2,307,467 and $3,635,891 for the years ended May 31, 1999 and 1998, respectively. On May 29, 1999, J.L.B. of Nevada, Inc. forgave $5,000,000 of accrued interest on these subordinated notes in return for warrants to purchase 4,000,000 shares of our Common Stock and for our assumption of the payment obligations under personal property lease agreements of certain entities affiliated with J.L.B. of Nevada, Inc. J.L.B. of Nevada, Inc. had previously guaranteed the payment of these obligations on behalf of the entities. On the date of the assumption of the obligations, the fair value of the obligations was $1.7 million and the warrants had a fair market value of $3.3 million. The warrant is exercisable one year after the grant date at an exercise price of $3.25 per share and expires May 29, 2004. At May 31, 2000 accrued interest related to subordinated notes payable to J.L.B. of Nevada, Inc. was approximately $1.5 million.

      On February 27, 1998, we issued a subordinated promissory note payable to Mr. Botchman in the amount of $350,000 payable on demand with interest of 12% per annum. Interest expense for the year ended May 31, 2000 was $18,200. This note was issued per an agreement dated February 27, 1998 between Mr. Botchman and The Credit Store. As part of the terms of the agreement, we agreed to purchase an interest in certain investment securities, owned by Mr. Botchman, of a subprime mortgage banking company. The mortgage company had subsequent financial difficulties and ceased operations. We wrote off this investment and a receivable due from this company of approximately $189,000 during the fiscal year ended May 31, 1998.

         As of May 31, 2000, we, through our wholly-owned subsidiary, American Credit Alliance, Inc., have an $880,000 note payable to J.L.B. of Nevada, Inc. with an interest rate of 10% per annum. Interest expense for the year ended May 31, 2000 was $89,467. American Credit Alliance, Inc. is the managing member and owns 50% of the membership interests in Dakota Card Fund II, LLC, an entity that owns performing credit card receivables.

        We acquired all of the capital stock of Service One Holdings Inc. from Taxter One LLC on December 4, 1996. Our Series A Preferred Stock and Series B Preferred Stock were each issued at $1.00 per share (for a total of $2,000,000) for all of Taxter One LLC's shares of Service One Holdings. The outstanding shares of Series A Preferred Stock initially represented 80% of all votes entitled to be voted at any meeting of the stockholders, subject to dilution to the extent we issue additional shares of capital stock. Currently, the shares of the Series A Preferred Stock represent approximately 78% of all votes entitled to be voted at any meeting of our stockholders. The Series B Preferred Stock has one vote per share. The Series A Preferred Stock and the Series B Preferred Stock each have a liquidation preference of $1.00 per share. The Series A Preferred Stock earns cumulative dividends of $.05 per share and the Series B Preferred Stock earns cumulative dividends at a rate of 5% per annum. After December 31, 2001, (i) the Series A Preferred Stock and the Series B Preferred Stock will be redeemable at our option, and (ii) the Series B Preferred Stock will be convertible at the option of the holder into Series A Preferred Stock on a share-for-share basis.

        On December 31, 1996, we issued 5,000 shares of Series C Preferred Stock to Mr. Botchman for $5,000,000 consideration. The Series C Preferred Stock earns cumulative dividends at 6% per annum. The shares also have liquidation preference of $1,000 per share. The Series A, B, D and E Preferred Stock rank senior to the Series C Preferred Stock with respect to dividend and liquidation rights.

         On May 29, 1998, we issued 10,000 shares of Series D Preferred Stock to J.L.B. of Nevada, Inc. in exchange for the cancellation of the outstanding principal amount of the $10,000,000 promissory note dated August 1, 1997, payable by us to J.L.B. of Nevada, Inc. The Series D Preferred Stock is non-voting and earns a dividend of 8% of stated value per annum payable annually on December 31. The shares have a par value of $0.001 per share and a stated value of $1,000 per share. The shares have a liquidation preference of $1,000 per share. The Series D Preferred Stock ranks senior to the Series A, B and C with respect to dividend and liquidation rights. Each share of Series D Preferred Stock is convertible into 380 shares of our Common Stock. Our agreement with J.L.B. of Nevada, Inc. regarding the issuance of the Series D Preferred Stock grants J.L.B. of Nevada, Inc. piggyback registration rights for any Common Stock issuable upon conversion of the shares of Series D Preferred Stock.

      On August 31, 1998, we issued 10,000 shares of Series E Preferred Stock at a price of $1,000 per share to J.L.B. of Nevada, Inc. in exchange for J.L.B. of Nevada, Inc. agreeing to cancel $10,000,000 of the principal amount outstanding under a subordinated promissory note dated August 1, 1997 in the original principal amount of $20 million. The Series E Preferred Stock is non-voting and earns a dividend of 8% of stated value per annum payable annually on December
31. The shares have a par value of $0.001 per share and a stated value of $1,000 per share. The shares have a liquidation preference of $1,000 per share. The Series E Preferred Stock ranks senior to the Series A, B, C, and D with respect to the dividend and liquidation rights. Each share of Series E Preferred Stock is convertible into 285 shares of Common Stock. Our agreement with J.L.B. of Nevada, Inc. regarding the issuance of the Series E

Preferred Stock grants J.L.B. of Nevada, Inc. piggyback registration rights for any Common Stock issuable upon conversion of the shares of Series E Preferred Stock.

        As of May 31, 2000, accumulated but undeclared and unpaid preferred dividends on preferred stock amounted to approximately $4.2 million. Such dividends have not been declared by our board of directors, and, accordingly have not been paid by us, and remain our outstanding obligations. Such dividends have not been paid because we believe it to be in our best interest at this time to retain our earnings to reinvest in our operations. In addition, we are a party to certain loan agreements that contain restrictions on our ability to pay dividends.

        Taxter One LLC, an entity in which Mr. Botchman is a managing member, as part of the purchase price of acquiring Service One Holdings, granted the former owners of Service One Holdings a future interest in Service One Holdings in the form of an identical option to each former owner of Service One Holdings to purchase 2,000 shares of Service One Holdings from Taxter One LLC for $500,000. Following our acquisition of Service One Holdings, these options were amended to enable each of the former owners of Service One Holdings to purchase 4,000,000 shares of our Common Stock and 400,000 shares of our Series B Preferred Stock for $500,000. Each of the options were fully exercised during October 2000, resulting in payment to Taxter One LLC of $1.0 million and the transfer by Taxter One LLC of an aggregate 8,000,000 shares of our Common Stock and 800,000 shares of our Series B Preferred Stock. This transaction did not increase or decrease the number of Common Stock or Preferred Stock outstanding.

        On October 8, 1996, Service One International Corporation entered into two substantially similar Business Development Agreements (the "Development Agreements"), one with Renaissance Trust I and the other with O. Pappolimberis Trust. In March 1998, Service One International Corporation merged into us. Renaissance Trust I is the beneficial owner of 4,000,000 shares of our Common Stock and 400,000 shares of our Series B Preferred Stock.

        Both Development Agreements are currently in dispute. We have questioned whether the Development Agreements provide adequately for consideration to us, and if so, whether that consideration has been provided to us. We discontinued our payment of royalties under both Development Agreements in February 2001. The issue of our continuing obligation under both Development Agreements is currently under discussion among the contracting parties.

         The royalty is equal to five percent of the balance transfer amount, as defined, on all converted credit card accounts which: (i) are delivered to a pre-securitization credit facility, (ii) become a qualifying receivable, or
(iii) meet other specified account age and payment parameters. A qualifying receivable is defined as any converted account on which the cardholder has made three consecutive payments within certain time restrictions. In addition, the Development Agreements provide for royalties equal to five percent of all principal cash collections on certain accounts that are not converted to credit cards. Except for the extension referred to below, the term of the Development Agreements expires in 2002 and the total royalty, if earned, payable under each of the two Development Agreements, after certain deductions and exclusions, shall not exceed $25,000,000. For the years ended May 31, 2000, 1999, and 1998, $1,733,412, $1,541,944 and $207,238 of royalty expenses were incurred with $740,487, $702,075 and $261,667 accrued at May 31, 2000, 1999 and 1998. One of the Development Agreements was amended on September 1, 1998 impacting on the amount and timing of payments, giving us a buyout option, alternate royalty payment options and extending the term of the agreement to May 31, 2005.

MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

         Effective August 28, 2000, our Common Stock has been traded on the American Stock Exchange under the trading symbol "CDS". Prior to August 27, 2000, our Common Stock was traded on the Over the Counter under the trading symbol "PLCR".

         The high and low bid prices for the our Common Stock for each quarter for the past three fiscal years were as follows:

               Period                High                 Low
           --------------        ------------         -----------
1999       First Quarter         $  3  7/8            $  1  7/8
           Second Quarter           2  3/4               1  3/4
           Third Quarter            2  15/16             1  7/8
           Fourth Quarter           2  5/8               1  15/16

2000       First Quarter         $  3  13/16          $  2  1/4
           Second Quarter           5  3/4               2  1/2
           Third Quarter            5  1/4               3  15/16
           Fourth Quarter           5  1/2               3  1/4

2001       First Quarter         $  4  7/8            $  3  11/16
           Second Quarter           4  11/16             2  3/16

         As of February 1, 2000, there were 237 holders of record of our Common Stock.

         We have not paid any cash dividends on our Common Stock and do not anticipate paying cash dividends in the foreseeable future. We anticipate that we will follow a policy of retaining earnings, if any, to finance our expansion and development. Our board of directors will review our dividend policy from time to time to determine the feasibility and desirability of paying dividends, after giving consideration to our results of operations, financial condition, capital requirements and such other factors as the board of directors deems relevant.

         Each issued and outstanding share of our Series A Preferred Stock and our Series B Preferred Stock will be entitled, as and when declared by the board of directors, to receive, out of any assets at the time legally available therefor, dividends at $.05 per share for Series A Preferred Stock and at the rate of 5% per share per annum for Series B Preferred Stock. Such dividends on our Series A and Series B Preferred Stock are prior in preference to any outstanding shares of our Common Stock or of our Preferred Stock, other than our Series D and Series E Preferred Stock.

         Subject to the right of the holders of our Series A, B, D and E Preferred Stock to receive a preferential dividend, the holders of shares of our Series C Preferred Stock will be entitled, as and when declared by the board of directors, to receive, out of any assets at the time legally available therefor, dividends at the rate of 6% per share per annum, payable in cash commencing on December 31, 1997. Such dividends on our Series C Preferred Stock are prior in preference to any declaration or payment of any distribution on any outstanding shares of Common Stock or any Preferred Stock, other than Series A, Series B, Series D and Series E Preferred Stock.

         The holder of shares of our Series D Preferred Stock will be entitled, as and when declared by the board of directors, to receive, out of any assets at the time legally available therefor, dividends calculated on the stated value per share at the rate of 8% per share per annum, payable in cash commencing on December 31, 1998 and thereafter on the last day of December of each year that any such shares are outstanding. Such dividends on our Series D Preferred Stock are prior in preference to any declaration or payment of any distribution on any other outstanding shares of Common Stock or of Preferred Stock, other than Series E Preferred Stock.

         The holders of shares of our Series E Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor and when and as declared by the board of directors, dividends calculated on the stated value per share at the rate of 8% per share per annum, payable in cash commencing on December 31, 1998, and thereafter on the last day of December of each year that any such shares shall be outstanding. Such dividends on our Series E Preferred Stock are prior in preference to any declaration or payment of any distribution on any other outstanding shares of Common Stock or Preferred Stock.

         Other than the foregoing, we do not anticipate the declaration or payment of any dividends in the foreseeable future. There can be no assurance that cash dividends of any kind will ever be paid.

                              PLAN OF DISTRIBUTION


         We do not currently use a broker-dealer or agent to assist in the sales of the renewable notes. We may employ the services of a National Association of Securities Dealers, Inc. member broker-dealer in the future for purposes of offering the renewable notes on a "best-efforts" or agency basis. If an agreement concerning the use of the services of any broker-dealer is reached, we may pay any such broker-dealer a commission which we estimate will range from
 .5% to 10% of the sale price of any renewable notes sold through the broker-dealer, depending on numerous factors. We may also agree to indemnify the broker-dealer against certain liabilities, including liabilities under the Securities Act and to reimburse the broker-dealer for its costs and expenses, up to a maximum to be determined, based upon the total dollar value of the securities sold. We will otherwise offer the renewable notes through our employees in accordance with Rule 3a4-1 under the Securities Exchange Act of 1934.

         We may reject any order, in whole or in part, for any reason. In the event your order is not accepted, we will promptly refund your funds, without deduction of any costs and without interest. We expect that orders that are not accepted will be refunded within 48 hours after receipt. Once your order has been accepted, the applicable order funds will be promptly deposited in our account. We will send a receipt to you as soon as practicable after acceptance of your order. No minimum number of renewable notes must be sold in the offering. You will not know at the time of order whether we will be successful in completing the sale of any or all of the renewable notes being offered. We reserve the right to withdraw or cancel the offering at any time. In the event of such withdrawal or cancellation, orders previously received will be irrevocable after the expiration of the rescission period, and no funds will be refunded. You may rescind your subscription by sending a notice of rescission to us within three days of sending us your subscription.

         We may from time to time offer investment incentives to investors. These incentives could take the form of favorable interest rates or other rate term, or other incentives which would be awarded to investors who satisfy total investment, length of investment or other criteria. There are no specific incentive programs in place on the date of this prospectus. Any specific incentive program would be disclosed in a prospectus supplement. Investors must consider that they will recognize income for income tax purposes based upon the value of any incentive received.

                                     EXPERTS

         Our consolidated financial statements as of May 31, 2000, 1999, and 1998 and for the years then ended, included in this prospectus, have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in their report thereon, and are included herein in reliance upon the authority of such firm as experts in giving said report.


                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-1 with the SEC for the securities we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. We also file annual, quarterly and special reports, proxy statements and other information with the SEC.

         You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

                             THE CREDIT STORE, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                       PAGE
                                                                                       ----
Report of Independent Certified Public Accountants                                      F-2

Consolidated Balance Sheets (audited) as of May 30, 1999 and 2000                       F-3

Consolidated Statements of Operations (audited) for the years ended May 30,
1998, 1999 and 2000                                                                     F-4

Consolidated Statements of Stockholders' Equity (audited) for the years
ended May 30, 1998, 1999 and 2000                                                       F-5

Consolidated Statements of Cash Flows (audited) for the years ended May 30,
1998, 1999 and 2000                                                                     F-7

Notes to Consolidated Financial Statements (audited)                                    F-9

Condensed Consolidated Balance Sheets as of November 30, 2000
(unaudited) and May 31, 2000                                                            F-25

Condensed Consolidated Statement of Operations (unaudited) for the
three months ended November 30, 1999 and 2000                                           F-26

Condensed Consolidated Statement of Operations (unaudited) for the six
months ended November 30, 1999 and 2000                                                 F-27

Condensed Consolidated Statements of Cash Flows (unaudited) for the six
months ended November 30, 1999 and 2000                                                 F-28

Notes to Condensed Consolidated Financial Statements (unaudited)                        F-29

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
The Credit Store, Inc.

         We have audited the accompanying consolidated balance sheets of The Credit Store, Inc. (a Delaware corporation) and subsidiaries as of May 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended May 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Credit Store, Inc. and subsidiaries as of May 31, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended May 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
July 24, 2000

                             THE CREDIT STORE, INC.

                           CONSOLIDATED BALANCE SHEETS

                                     MAY 31,

                     ASSETS                                   2000               1999
                                                              ----               ----
Cash and cash equivalents                                $  1,423,248       $  3,533,930
Restricted cash                                             1,025,631            750,000
Accounts and notes receivable, net                          2,765,882          1,150,207
Prepaid expenses                                            1,341,516            618,198
Amounts due from special purpose entities                   9,332,890          1,230,700
Investments
   Investments in nonperforming consumer debt, net          9,648,090          3,016,697
   Credit card receivables, net                            24,244,200         18,631,403
Investment in unconsolidated affiliate                      1,279,888          1,612,648
Retained interest in securitized credit card                2,142,846          5,130,372
   receivables
Property and equipment, net                                 4,790,060          6,132,612
Goodwill, net                                               2,347,999          2,555,175
Deferred tax asset                                          2,700,000            700,000
Other assets                                                1,345,942            719,014
                                                         ------------       ------------

                                                         $ 64,388,192       $ 45,780,956
                                                         ============       ============

       LIABILITIES AND STOCKHOLDERS' EQUITY


LIABILITIES
   Accounts payable and accrued expenses                 $  4,499,142       $  4,313,409
   Notes payable                                           23,609,326          6,086,766
   Capitalized lease obligations                            2,766,228          4,045,541
   Subordinated notes and accrued interest payable --
      related party                                        19,139,028         19,246,595
                                                         ------------       ------------

                Total liabilities                          50,013,724         33,692,311
                                                         ------------       ------------

COMMITMENTS AND CONTINGENCIES                                    --                 --
                                                         ------------       ------------

STOCKHOLDERS' EQUITY
   Series A, B, C, D and E Preferred Stock                 27,000,000         27,000,000
   Common stock, $.001 par value; 65,000,000 shares
      authorized at May 31, 2000 and 50,000,000
      shares authorized at May 31, 1999; 34,761,965
      shares issued and outstanding at May 31, 2000
      and 1999                                                 34,762             34,762
   Additional paid-in capital                              23,743,260         22,670,711
   Unrealized gain from retained interest in
      securitized credit card receivables, net of tax         638,227          2,497,148
   Accumulated deficit                                    (37,041,781)       (40,113,976)
                                                         ------------       ------------
                Total stockholders' equity                 14,374,468         12,088,645
                                                         ------------       ------------
                Total liabilities and
                   stockholders' equity                  $ 64,388,192       $ 45,780,956
                                                         ============       ============

The accompanying notes are an integral part of these statements.

                             THE CREDIT STORE, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                               YEARS ENDED MAY 31,

                                                           2000                1999              1998
                                                           ----                ----              ----
Revenue
   Income from credit card receivables                 $  9,706,247       $  6,438,460       $  3,951,602
   Revenue in excess of cost recovered                   21,396,561         22,308,908          8,138,122
   Securitization income and asset sales                 12,599,265         11,851,080               --
   Servicing fees and other income                        2,684,554          1,564,356          1,292,596
                                                       ------------       ------------       ------------
                Total revenue                            46,386,627         42,162,804         13,382,320
   Provision for losses                                   5,680,975          4,607,081          6,483,736
                                                       ------------       ------------       ------------
                Net revenue                              40,705,652         37,555,723          6,898,584
Expenses
   Salaries and employee benefits                        13,502,074         12,484,582         13,268,863
   Professional fees                                      2,604,992          2,701,016          4,215,891
   Depreciation and amortization                          2,494,489          2,614,216          3,223,620
   Third-party credit card services                       3,972,785          4,468,992          3,486,915
   Third-party scrubbing services                           665,078            264,536               --
   Communication expense                                  2,769,077          2,272,513          2,035,380
   Occupancy and equipment rental                           858,325            766,832            825,517
   Royalty expense                                        1,733,412          1,541,944            207,238
   Financing fees                                         1,092,286            211,864             90,182
   Other                                                  4,001,365          4,310,466          4,229,104
                                                       ------------       ------------       ------------
                Total expenses                           33,693,883         31,636,961         31,582,710
                                                       ------------       ------------       ------------

                Operating income (loss)                   7,011,769          5,918,762        (24,684,126)

Interest expense                                          4,981,949          4,029,491          4,760,905
                                                       ------------       ------------       ------------
                Income (loss) before income taxes         2,029,820          1,889,271        (29,445,031)
Income tax benefit                                        1,042,375          1,986,409               --
                                                       ------------       ------------       ------------
                NET INCOME (LOSS)                         3,072,195          3,875,680        (29,445,031)
Dividends on preferred stock                             (2,000,000)        (1,799,999)          (399,996)
                                                       ------------       ------------       ------------
Net income (loss), applicable to common
shareholders                                           $  1,072,195       $  2,075,681       $(29,845,027)
                                                       ============       ============       ============
Net income (loss) per share
   Basic                                               $       0.03       $       0.06       $      (0.90)
   Diluted                                             $       0.03       $       0.06       $      (0.90)

Weighted-average common shares outstanding
   Basic                                                 34,761,965         34,761,965         33,109,781
                                                       ============       ============       ============
   Diluted                                               36,924,208         35,091,550         33,109,781
                                                       ============       ============       ============

The accompanying notes are an integral part of these statements.

                             THE CREDIT STORE, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                               YEARS ENDED MAY 31,

                                                 COMMON STOCK
                                            ---------------------       SERIES A      SERIES B        SERIES C       SERIES D
                                            SHARES         AMOUNT       PREFERRED     PREFERRED       PREFERRED      PREFERRED
                                            ------         ------       ---------     ---------       ---------      ---------
Balance at June 1, 1997                   32,207,465      $32,208      $1,200,000      $800,000      $5,000,000      $      --
   Net loss                                     --           --              --            --              --               --
   Issuance of Series D Preferred
     Stock in exchange for $10 million
     subordinated note                          --           --              --            --              --         10,000,000
   Issuance of common stock                2,554,500        2,554            --            --              --               --
                                          ----------      -------      ----------      --------      ----------      -----------
Balance at May 31, 1998                   34,761,965       34,762       1,200,000       800,000       5,000,000       10,000,000
Net income                                      --           --              --            --              --               --
   Unrealized gain and accretion on
     retained interest in
     securitization, net of tax                 --           --              --            --              --               --
         Comprehensive income                   --           --              --            --              --               --
   Issuance of Series E Preferred
   Stock in exchange for $10 million
   subordinated note                            --           --              --            --              --               --
   Issuance of warrants in lieu of
     payment of accrued interest on
     subordinated debt                          --           --              --            --              --               --
                                          ----------      -------      ----------      --------      ----------      -----------
Balance at May 31, 1999                   34,761,965       34,762       1,200,000       800,000       5,000,000       10,000,000
   Net income                                   --           --              --            --              --               --
   Unrealized gain and accretion on
     retained interest in
     securitization, net of tax                 --           --              --            --              --               --
   Sale of retained interest in
     securitized receivables, net of
     tax                                        --           --              --            --              --               --

         Comprehensive income                   --           --              --            --              --               --
   Issuance of warrants and stock
     options in lieu of payment for
     services and assets                        --           --              --            --              --               --
                                          ----------      -------      ----------      --------      ----------      -----------

Balance at May 31, 2000                   34,761,965      $34,762      $1,200,000      $800,000      $5,000,000      $10,000,000
                                          ==========      =======      ==========      ========      ==========      ===========

The accompanying notes are an integral part of these statements.

                             THE CREDIT STORE, INC.

                               YEARS ENDED MAY 31,

                                                               ADDITIONAL                           OTHER              TOTAL
                                              SERIES E          PAID-IN         ACCUMULATED      COMPREHENSIVE     STOCKHOLDERS'
                                              PREFERRED         CAPITAL           DEFICIT           INCOME            EQUITY
                                              ---------         -------           -------           ------            ------
Balance at June 1, 1997                      $        --      $14,137,892      $(14,544,625)      $        --       $  6,625,475
   Net loss                                           --               --       (29,445,031)               --        (29,445,031)
   Issuance of Series D Preferred Stock
     in exchange for $10 million
     subordinated note                                --               --                --                --         10,000,000
   Issuance of common stock                           --        5,173,890                --                --          5,176,444
                                             -----------      -----------      ------------       -----------       ------------
Balance at May 31, 1998                               --       19,311,782       (43,989,656)               --         (7,643,112)
   Net income                                         --               --         3,875,680                --          3,875,680
   Unrealized gain and accretion on
     retained interest in
     securitization, net of tax                       --               --                --         2,497,148          2,497,148
                                                                                                                    ------------
         Comprehensive income                         --               --                --                --          6,372,828
   Issuance of Series E Preferred Stock
     in exchange for $10 million
     subordinated note                        10,000,000               --                --                --         10,000,000
   Issuance of warrants in lieu of
     payment of accrued interest on
     subordinated debt                                --        3,358,929                --                --          3,358,929
                                             -----------      -----------      ------------       -----------       ------------
Balance at May 31, 1999                       10,000,000       22,670,711       (40,113,976)        2,497,148         12,088,645
   Net income                                         --               --         3,072,195                --          3,072,195
   Unrealized gain and accretion on
     retained interest in
     securitization, net of tax                       --               --                --         2,062,292          2,062,292
   Sale of retained interest in
     securitized receivables, net
     of tax                                           --               --                --        (3,921,213)        (3,921,213)
                                                                                                                    ------------
         Comprehensive income                         --               --                --                --          1,213,274
   Issuance of warrants and stock
     options in lieu of payment for
     services and assets                              --        1,072,549                --                --          1,072,549
                                             -----------      -----------      ------------       -----------       ------------
Balance at May 31, 2000                      $10,000,000      $23,743,260      $(37,041,781)      $   638,227       $ 14,374,468
                                             ===========      ===========      ============       ===========       ============

The accompanying notes are an integral part of these statements.

                             THE CREDIT STORE, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                           FOR THE YEARS ENDED MAY 31,

                                                               2000               1999               1998
                                                               ----               ----               ----
Cash flows from operating activities:
   Net income (loss)                                       $  3,072,195       $  3,875,680       $(29,445,031)
   Adjustments to reconcile net income (loss) to net
     cash used in operating activities
       Provision for credit card losses                       5,680,975          4,607,081          6,483,736
       Amortization of discount on performing credit
         card portfolio                                      (1,344,418)              --                 --
       Provision for losses on accounts and notes
         receivable                                             100,000            768,860            780,027
       Depreciation and amortization                          2,494,489          2,614,216          3,223,620
       Deferred tax benefit                                  (1,042,375)        (1,986,409)              --
       Gain on sale of interest in affiliates                (5,260,358)              --                 --
       (Gain)loss from unconsolidated affiliates                332,760           (325,183)          (277,159)
       Gain on sale of credit card receivable
         portfolios                                          (5,771,007)       (11,851,080)              --
       Services received for stock options granted               38,500               --              176,444
       Changes in operating assets and liabilities:
         Restricted cash                                       (275,631)           250,000               --
         Accounts and notes receivable                       (1,715,675)        (1,426,401)          (473,436)
         Receivable from unconsolidated affiliate            (8,102,190)        (1,230,700)              --
         Prepaid expenses                                      (723,318)          (173,362)          (327,177)
         Accrued interest on funds advanced on
           credit cards                                        (511,096)            82,488           (263,255)
         Accrued fees                                        (1,197,790)           291,161            (48,382)
         Other assets                                           407,121           (177,085)          (383,338)
         Unearned fees                                          264,855            184,551            216,721
         Accounts payable and accrued expenses                  185,733           (193,277)         1,230,841
         Accrued interest payable on subordinated
           notes                                                242,433          2,439,273          3,675,381
                                                           ------------       ------------       ------------
                Net cash used in operating activities       (13,124,797)        (2,250,187)       (15,431,008)

Cash flows from investing activities:
   Collection of funds advanced on credit cards              18,581,055         13,305,543          1,887,306
   Collection of consumer debt                                7,180,106         11,278,295         18,162,596
   Funds advanced on securitized credit card
     receivables                                             (1,840,282)        (1,346,815)              --
   Proceeds from sale of credit card receivable
     portfolios                                              12,244,229         17,129,109               --
   Funds advanced on credit cards                           (30,849,101)       (29,460,286)       (18,629,185)
   Purchase of nonperforming consumer debt portfolios       (13,811,499)        (8,622,478)       (15,641,657)
   Proceeds from sale of beneficial interest in
     affiliates                                               8,643,233               --                 --
   Purchase of performing consumer debt portfolios           (4,082,114)              --                 --
   Development of proprietary software                         (207,587)          (460,497)              --
   Purchase of property and equipment                          (737,172)          (682,539)        (4,170,472)
                                                           ------------       ------------       ------------

                Net cash provided by (used in)
                  investing activities                       (4,879,132)         1,140,332        (18,391,412)
                                                           ------------       ------------       ------------

The accompanying notes are an integral part of these statements.

                             THE CREDIT STORE, INC.

                           FOR THE YEARS ENDED MAY 31,

                                                             2000               1999               1998
                                                             ----               ----               ----
Cash flows from financing activities:
   Proceeds from debt                                    $ 19,128,881       $    576,643       $ 33,240,887
   Payments on debt                                        (1,956,321)        (2,032,989)          (101,921)
   Borrowings from sale/leaseback transactions                896,018            559,713          3,146,275
   Payments on capital lease obligations                   (2,175,331)        (1,664,653)        (1,943,331)
   Proceeds from issuance of stock                               --                 --            5,000,000
                                                         ------------       ------------       ------------

                Net cash provided by (used in)
                  financing activities                     15,893,247         (2,561,286)        39,341,910
                                                         ------------       ------------       ------------

                NET INCREASE (DECREASE) IN CASH            (2,110,682)        (3,671,141)         5,519,490

Cash and cash equivalents at beginning of period            3,533,930          7,205,071          1,685,581
                                                         ------------       ------------       ------------

Cash and cash equivalents at end of period               $  1,423,248       $  3,533,930       $  7,205,071
                                                         ============       ============       ============


Supplemental disclosures of cash flow information:
   Cash paid during the year for:
       Interest                                          $  4,178,571       $  1,592,864       $  1,006,663
     Noncash financing activities:
         Series D and E preferred stock issued in
           exchange for subordinated note                        --           10,000,000         10,000,000
         Obligations assumed in lieu of payment of
           accrued interest on subordinated debt                 --            1,641,071               --
         Issuance of warrants in lieu of payment of
           accrued interest on subordinated debt                 --            3,358,929               --
         Issuance of warrants and stock options in
           lieu of payment for services and assets          1,072,549               --                 --

The accompanying notes are an integral part of these statements.

                             THE CREDIT STORE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           MAY 31, 2000, 1999 AND 1998

NOTE A  -  ORGANIZATION

    The Credit Store, Inc. (the "Company") is a technology based financial services company that provides credit card products to consumers who may otherwise fail to qualify for a traditional unsecured bank credit card. The Company reaches these consumers by acquiring portfolios of non-performing consumer receivables and offering a new credit card to those consumers who agree to pay all or a portion of the outstanding amount due on their debt and who meet the Company's underwriting guidelines. The new card is issued with an initial balance and credit line equal to the agreed repayment amount. After the consumers have made a certain number of on-time payments on their outstanding credit card balance, the Company seeks to sell or securitize the credit card receivables generated by this business strategy. The Company offers other forms of settlement to those consumers who do not accept the credit card offer.

NOTE B  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Principles of Consolidation

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

    Cash and Cash Equivalents

    For purposes of the statements of cash flows, cash includes all cash and investments with original maturities of three months or less when purchased, except restricted cash. The Company's restricted cash is on deposit with two banks in order to facilitate funding of credit card loans. The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits.

    Investments

    Investments in nonperforming consumer debt consist of portfolios of consumer debt purchased by the Company, which are recorded at cost, less cost recovered. Cost is substantially less than the remaining outstanding balance on these portfolios. To the extent that the cost of a particular portfolio of debt purchased exceeds the present value of the estimated amount of cash expected to be collected, a valuation allowance would be recognized in the amount of such impairment.

    Credit card receivables consist of amounts funded by the Company for new purchases or advances, accrued interest on new purchases and advances, and accrued fees, less a provision for losses and unearned fees.

    Investment in unconsolidated affiliate represents the Company's 50% ownership interest in an entity involved in substantially the same business as the Company and is recorded on the equity method of accounting.

    Securitization Accounting

    Statement of Financial Accounting Standards No. 125 ("SFAS No. 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered. The proceeds of securitized financial assets are allocated to the assets sold, the servicing asset or liability and retained interest based on their relative fair values at the transfer date in determining the gain on the securitization transaction.

    SFAS No. 125 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service financial assets that have been securitized and amortize it over the period of estimated net servicing income or loss. The Company received adequate compensation for the servicing of securitized credit card receivables and therefore no servicing asset or liability was recorded.

    Retained Interest in Securitized Credit Card Receivables

    The retained interest in securitized credit card receivables is treated as a debt security classified as available-for-sale in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and is carried at fair value. Fair value is based on the discounted anticipated future cash flows on a "cash out" basis. The cash out method projects cash collections to be received only after all amounts owed to investors have been remitted. Adjustments to fair value (net of related income taxes) are recorded as a component of other comprehensive income.

    Income on the retained interest is accrued based on the effective interest rate applied to its original cost basis, adjusted for accrued interest and principal payments. The effective interest rate is the internal rate of return determined based on the timing and amounts of anticipated future cash flows for the underlying pool of securitized credit card receivables.

    The retained interest is evaluated for impairment by management monthly based on current market and cash flow assumptions applied to the underlying receivables. Provisions for losses are charged to earnings when it is determined that the retained interest's original cost basis, adjusted for accrued interest and principal payments, is greater than the present value of expected future cash flows. No provision for losses was recorded during the fiscal years ended May 31, 2000, 1999 and 1998.

    Property and Equipment

    Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are determined using the straight-line method over the estimated useful lives of the assets or terms of the capital lease. Expenditures for maintenance and repairs are expensed when incurred.

    Goodwill

    Goodwill originating from the acquisition of companies acquired in purchase transactions is being amortized using the straight-line method over fifteen years. The Company evaluates the impairment of goodwill based on expectations of future non-discounted cash flows and operating income related to purchased businesses. As of May 31, 2000 and 1999, accumulated amortization was $759,646 and $552,470.

    Revenue Recognition

    Income from credit cards receivable represents interest and fees on new advances or purchases made by holders of the Company's credit cards on an accrual basis.

    For the portfolios of nonperforming consumer debt, revenue in excess of cost recovery is accounted for on a pool basis using the cost recovery method of accounting in accordance with Practice Bulletin No. 6, "Amortization of Discounts on Certain Acquired Loans." Under the cost recovery method of accounting, all cash receipts relating to individual portfolios of nonperforming consumer debt are applied first to recover the cost of the portfolios, prior to recognizing any revenue. Cash receipts in excess of cost of acquired portfolios are then recognized as revenue.

    Servicing revenues are fees related to processing and managing credit cards for third parties. These revenues are recognized when the related services are provided.

    The Company's policy is to accrue fee income and interest on new advances on all credit card accounts including delinquent accounts, until the account is charged off. A credit card is contractually delinquent if the minimum payment is not received on the specified payment due date on the customer's statement.

    For performing credit card portfolios purchased, the Company uses models to estimate the amount and timing of future cash flows. These models are based on historical cash collection data from performing receivable portfolios and are used to compute an effective interest rate for income recognition. For these portfolios the fair value of credit card receivables is based upon discounted expected cash flows. The discount rate is based upon an acceptable rate of return adjusted for specific risk factors inherent in each individual portfolio.

    Allowance for Credit Card Losses

    The provision for possible credit card losses includes current period losses and an amount which, in the judgment of management, is necessary to maintain the allowance for possible credit card losses at a level that reflects known and inherent risks in the credit card portfolio. In evaluating the adequacy of the allowance for credit card losses, management considers several factors, including: historical trends of charge-off activity for each credit card portfolio as well as current economic conditions and the impact that such conditions might have on a borrowers' ability to repay. Significant changes in these factors could affect the adequacy of the allowance for credit card losses in the near term. Credit card accounts are generally charged off at the end of the month during which the credit card receivable becomes contractually 120 days past due, with the exception of bankrupt accounts, which are charged off immediately upon formal notification of bankruptcy, and accounts of deceased cardholders without a surviving, contractually liable individual, which are also charged off immediately upon notification.


    The following table summarizes information about the Company's allowance for credit card losses.

                                             FOR THE YEARS ENDED MAY 31,
                                             ---------------------------
                                               2000              1999
                                               ----              ----
     Balance at beginning of period        $ 2,846,533       $ 3,688,091
     Provision for credit card losses        5,680,975         4,607,081
     Credit card receivables
       charged-off                          (6,051,670)       (5,448,639)
                                           -----------       -----------
     Balance at end of period              $ 2,475,838       $ 2,846,533
                                           ===========       ===========

    Accounts and Notes Receivable

    As of May 31, 2000 and 1999, the accounts and notes receivable allowance for doubtful accounts was $584,029 and $746,463.

    Stock Based Compensation

    The Company utilizes the intrinsic value method of accounting for its stock-based employee compensation plans. Pro-forma information related to the fair value based method of accounting is contained in note H.

    Deferred Income Taxes

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

    Net Income (Loss) Per Share

    Basic net income (loss) per share is computed by dividing net income (loss) applicable to common stockholders by the weighted-average number of common shares outstanding during the period. Net income (loss) applicable to common stockholders is computed by deducting dividends on preferred stock from net income (loss). Diluted net income (loss) per share is based on the weighted-average number of common and common equivalent shares outstanding. The calculation takes into account the shares that may be issued upon exercise of stock options, reduced by the shares that may be repurchased with the funds received from the exercise, based on the average price during the period. In computing diluted net income (loss) per share, only potential common shares that are dilutive (those that reduce net income per share) are included. Exercise of stock options is not assumed if the result would be antidilutive, such as when a net loss is reported.

    Comprehensive Income

    Comprehensive income, as defined by SFAS No. 130, "Reporting Comprehensive Income," includes net income (loss) and items defined as other comprehensive income. SFAS No. 130 requires that items defined as other comprehensive income (loss), such as unrealized gains and losses on certain investments in debt securities, be separately classified in the financial statements. Such disclosures are included in the consolidated statements of stockholders' equity.

    Reclassifications

    Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

    Use of Estimates

    In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Significant estimates have been made by management with respect to the timing and amount of collection of future cash flows from nonperforming consumer debt and credit card receivables ("portfolios"). Among other things, the estimated future cash flows of the portfolios are used to recognize impairment in investment in nonperforming consumer debt, provision for losses on credit card receivables and fair value of retained interest in securitized credit card receivables. On a periodic basis, management reviews the estimate of future collections, and it is reasonably possible that these estimates may change based on actual results and other factors. A change could be material.

    New Accounting Pronouncements

    FASB Interpretation 44, Interpretation of APB Opinion 25 ("FIN 44"), was issued in March 2000. FIN 44 provides an interpretation of APB Opinion 25 on accounting for employee stock compensation and describes its application to certain transactions. FIN 44 is effective on July 1, 2000. It applies on a prospective basis to events occurring after that date, except for certain transactions involving options granted to nonemployees, repriced fixed options, and modifications to add reload option features, which apply to awards granted after December 31, 1998. The provisions of FIN 44 are not expected to have a material effect on transactions entered into through May 31, 2000.

NOTE C - INVESTMENTS IN NONPERFORMING CONSUMER DEBT AND CREDIT CARD RECEIVABLES

    Investments in Nonperforming Consumer Debt

    The Company acquires portfolios of nonperforming consumer installment debt, credit card receivables, and automobile deficiency debt from originating financial institutions. These debts are acquired at a substantial discount from the actual consumer outstanding balance. The outstanding balance of the debt acquired by the Company at May 31, 2000 and 1999 was approximately $3.1 billion and $2.0 billion. The Company's objective is to offer the consumer an opportunity to settle these debts, typically at a discount, and transfer the settled amount to a newly issued credit card. (See Credit Card Receivables below.)

    Investments in nonperforming consumer debt consist of the following at May
    31:

                                                   2000               1999
                                                   ----               ----
Cost of portfolios purchased including
  capitalized acquisition costs of
  $2,109,937 and $2,079,897                    $ 51,907,168       $ 38,574,174

Cost recovered                                  (42,259,078)       (35,557,477)
                                               ------------       ------------

Investment in nonperforming consumer debt      $  9,648,090       $  3,016,697
                                               ============       ============

    Credit Card Receivables

    Upon settlement of the debt, a credit card is issued to the consumer with the opening balance and credit line equal to the settlement amount. The Company expenses origination costs including direct mail and telemarketing costs as incurred. The Company does not record a credit card asset until the cardholder begins to make new charges on the account. For financial statement purposes the Company records as credit card receivables the amount funded on new advances and purchases, accrued interest on new advances and accrued fees, less provision for losses on credit card receivables and unearned fees. After making principal payments on the settlement amount, the customer may use the credit card for new purchases and cash advances up to their available credit limit, which may be increased from time to time based on their payment history. Total credit card balances below represent the total amount owed to the Company by the cardholders. Available credit represents the additional amount that the Company would be obligated to fund if the credit cards were fully utilized by the cardholders.

                                                     MAY 31,
                                                     -------
                                              2000             1999
                                           -----------      -----------
Total credit card balances                 $77,832,562      $55,184,540
                                           ===========      ===========

Available credit                           $ 7,837,918      $ 4,296,364
                                           ===========      ===========

Principal funded on new advances and
  purchases                                $26,536,055      $21,303,274
Accrued interest on principal funded           420,383          243,489
Accrued fees                                   429,727          332,446
                                           -----------      -----------
                                            27,386,165       21,879,209
                                           -----------      -----------
Less:
  Provision for losses on credit card
    receivables                            $ 2,475,838      $ 2,846,533
  Unearned fees                                666,127          401,273
                                           -----------      -----------
                                             3,141,965        3,247,806
                                           -----------      -----------

Credit card receivables                    $24,244,200      $18,631,403
                                           ===========      ===========

NOTE D - SECURITIZATION AND GAIN ON SALES OF CREDIT CARD RECEIVABLE PORTFOLIOS

    During the year ended May 31, 2000, the Company established a new wholly-owned qualified special purpose entity (SPE), TCS Funding IV, Inc. (TCS IV), for the purpose of purchasing performing credit card receivables from the Company. TCS IV entered into a $40,000,000 credit facility with a lending institution to finance the purchase of credit card receivables. The initial approximately $12,100,000 sale of credit card receivables to the SPE included receivables with a principal balance of approximately $14,200,000. TCS IV provided $10,000,000 for the purchase and the remaining approximately $2,100,000 of the purchase price was recorded by the Company as retained interest. The transaction closed on May 31, 2000. The Company recognized a pre-tax gain, of approximately $3,800,000. The unrealized gain of approximately $638,000, included in the retained interest, was recorded net of tax as a separate component of stockholders' equity.

    At May 31, 2000, the Company recorded a receivable from the SPE for $9,332,890. This balance represented sales proceeds due to the Company. The receivable was guaranteed by the lending institution through an irrevocable commitment to fund. The receivable was collected subsequent to May 31, 2000.

    The TCS IV credit facility requires interest payments only during the first 18 months and allows for multiple advances during this period up to $40 million. Borrowings in excess of $10 million are governed by a borrowing base and are contingent upon the senior beneficial interests receiving a minimum BBB- rating from a nationally recognized rating agency. The credit facility advances 70% of the receivables balance, of which 5% must be deposited into a reserve account. The Company is in the process of attaining a rating on behalf of TCS IV. The terms of the credit facility require that all credit card receivables purchased by TCS IV must be current with a minimum of eight payments made on each account and must meet certain other eligibility requirements.

    During the first 18 months of the credit facility, after new charges are funded and fees and interest are paid, excess cash collections can be used by the SPE to purchase additional accounts from the Company or pay down the senior beneficial interest. Following the first 18 months, all cash collections relating to the senior debt interest in the receivables are used to repay principal, after the payment-related servicing fees and interest are made. All new charges on the sold accounts are either sold to the SPE or contributed in exchange for a residual interest until such time as the senior debt interest is paid down. While the senior debt interest is in place, there are restrictions on payments that can be made by the Company to certain related parties.

    During the year ended May 31, 2000, the Company also sold a portfolio of receivables totaling approximately $1,400,000, with a carrying value of approximately $644,000, for approximately $1,100,000 to an unrelated party without recourse.

    During the year ended May 31, 1999, the Company completed three securitizations of seasoned credit card receivables ("Receivables") of approximately $20,400,000 with three unconsolidated wholly-owned qualified special purpose entities ("SPE's"). All receivables sold in these transactions were current with a minimum of eight payments made on each account. The SPE's purchased the Receivables from the Company for approximately $17,300,000, which was funded with the sale of senior debt interests. The remaining approximately $4,300,000 represented interest retained by the Company.

    Under the provisions of SFAS No. 125, the securitizations are accounted for as sales. As a result, the Company recognized a pre-tax gain of approximately $8,000,000 and recorded a retained interest in securitized credit card receivables on an allocated basis in the amount of approximately $1,300,000 based on its relative fair value as discussed in Note B.

    At May 31, 1999, the allocated basis amount was adjusted to a fair value of approximately $5,100,000, resulting in approximately $3,800,000 of unrealized gain on the retained interest in securitized credit card receivables. The unrealized gain was recorded net of tax of approximately $1,300,000, resulting in approximately $2,500,000, as a component of comprehensive income. The fair value of the retained interest was estimated using a discount rate of 23% to calculate the present value of all projected net cash flows from the credit cards reduced by servicing costs and an annualized default rate of 12%. The discount rate was arrived at by comparison to the market rate on investments of similar risk and term that are available for the company to invest in. During November 1999, the Company sold its retained interest in the three SPE's to the lender for approximately $8,600,000, resulting in a pre-tax gain of approximately $6,500,000.

    As of May 31, 1999, the Company included $1,230,700 in amounts due from SPE's representing funds advanced with respect to revolving period requirements and servicing fee income which are paid to the Company on a monthly basis.

    During the year ended May 31, 1999, The Company also sold a portfolio of credit card receivables with a total credit card balance of approximately $7,000,000 and a carrying value of approximately $2,250,000 for $5,000,000 to an unrelated party without recourse.

NOTE E - PROPERTY AND EQUIPMENT

    Property and equipment consist of the following at May 31:

                                                      USEFUL
                                                       LIFE
                                                    (IN YEARS)         2000              1999
                                                    ----------         ----              ----
Computer equipment and software                        3 - 5       $  7,289,750       $ 6,631,043
Office equipment                                       5 - 7          2,280,037         2,275,037
Furniture and fixtures                                 5 - 7          1,241,458         1,183,400
Proprietary software                                       5            668,084           460,497
Leasehold improvements                                Life of
                                                       leases           669,884           654,475
                                                                   ------------       -----------
                                                                     12,149,213        11,204,452
Less accumulated depreciation
  and amortization                                                   (7,489,579)       (5,202,266)
                                                                   ------------       -----------
                                                                      4,659,634         6,002,186
Land                                                                    130,426           130,426
                                                                   ------------       -----------
                                                                   $  4,790,060       $ 6,132,612
                                                                   ============       ===========

NOTE F  -  NOTES PAYABLE

    Notes payable consist of the following at May 31:

                                   2000            1999
                               -----------      ----------
     Note payable - bank       $13,442,597      $3,644,776
     Note payable - other
       lenders                  10,065,808       2,217,714
     Note payable - other          100,921         224,276
                               -----------      ----------
                               $23,609,326      $6,086,766
                               ===========      ==========

    Note Payable - Bank

    On April 30, 1998, the Company entered into a financing agreement with a bank. The revolving line of credit, may not exceed an established dollar amount or 50% of the Company's eligible receivables as defined by the agreement and is used for general working capital purposes. The originally established dollar amount, which was $5,000,000, was increased to $10,000,000 on June 25, 1999 and increased to $15,000,000 on December 6,
    1999. The line is collateralized by substantially all of the Company's assets. The interest rate, which was originally at the prime rate plus 2.75% per annum, was reduced to prime rate plus 2.5% per annum on June 25, 1999. The agreement expires July 29, 2001. Interest expense for the years ended May 31, 2000, 1999 and 1998 was $1,501,047, $617,249, and $27,936.

    Note Payable - Other Lenders

    The Company has uncollateralized installment notes with respect to purchases of nonperforming consumer debt in addition to assuming installment obligations from the closing of certain affiliated mortgage companies (see Note L). The notes have various maturity dates through May 2002, with interest rates ranging up to 23.7% per annum. The amount outstanding as of May 31, 2000 and 1999 was $2,292,920 and $2,217,714. Interest expense for the years ended May 31, 2000, 1999 and 1998 was $145,763, $65,353, and
    $51,925.

    On October 15, 1999, the Company, through a bankruptcy remote special purpose entity (SPE), entered into a revolving line of credit ("revolving line") with a financial institution. The revolving line, which may not exceed $17,500,000, is non-recourse to the Company and is secured by all assets of the SPE. The revolving line is used to acquire non-performing consumer debt portfolios. The Company services the portfolios subject to an agreement with the SPE and purchases all new credit card receivables for a pre-determined price. The SPE is not a Qualified SPE for accounting purposes and is fully consolidated with the Company in the accompanying consolidated financial statements. Interest is charged at a floating daily rate and is equal to the reference rate plus 2.5% per annum. The agreement is in effect until August 31, 2002. The amount outstanding as of May 31, 2000 was $1,772,888. Interest expense for the year ended May 31, 2000 was $151,547.

    On September 20, 1999, the Company entered into a repurchase agreement with a bank. Under the agreement the bank purchased credit card receivables from the Company for $3,000,000. The agreement had an initial repurchase date of December 20, 1999, which has been extended to September 15, 2000. In addition, the agreement was increased to $6,000,000 effective March 17, 2000. Interest is charged at a rate of 15% per annum. Interest expense for the year ended May 31, 2000 was $378,750.

    At May 31, 2000, future minimum principal payments for all notes payable were as follows:

YEAR           AMOUNT
----           ------
2001      $ 8,156,058
2002       13,680,381
2003        1,772,887
          -----------
          $23,609,326
          ===========

NOTE G - CAPITAL LEASE OBLIGATIONS

    The Company leases computer equipment and furniture and fixtures under long-term leases and has the option to purchase the equipment for a nominal cost at the termination of the lease. Assets under capital leases have been capitalized at a cost of $6,953,160 and $6,526,915, and have accumulated amortization of $5,023,793 and $3,646,314 at May 31, 2000 and 1999.

    Future minimum lease payments for capitalized leases are as follows at May 31, 2000:

                   YEAR                         AMOUNT
                   ----                         ------

                   2001                       $1,695,728
                   2002                        1,325,048
                   2003                          328,479
                   2004                           27,282
                                              ----------
                                               3,376,537
     Less amount representing interest          (610,309)
                                              ----------
                                              $2,766,228
                                              ==========

    Amortization expense for assets under capital leases for the years ended May 31, 2000, 1999 and 1998 was $1,377,479, $1,645,705 and $1,535,029.

NOTE H - STOCK OPTIONS

    The Board of Directors of the Company approved the Company's 1997 Stock Option Plan (the "Plan"). The Plan authorizes the grant of stock options covering 4,000,000 shares of the Company's common stock. In addition, the Board of Directors has granted stock options outside the Plan covering a total of 1,550,000 shares of Common Stock. The Board of Directors has the authority to determine the key employees, consultants, and directors who shall be granted options as well as the number of options granted and the nature of each grant. The options granted under the Plan may be either incentive stock options or nonqualified stock options.

    Transactions during each of the three years in the period ended May 31, 2000 are summarized as follows:

                                                 NUMBER OF         WEIGHTED
                                               SHARES UNDER        AVERAGE
                                                  OPTION        EXERCISE PRICE
                                                  ------        --------------
     Outstanding at June 1, 1997                 2,550,000          $5.76
        Granted                                  3,021,000           2.45
        Cancelled                               (1,915,000)          5.93
                                                ----------

     Outstanding at May 31, 1998                 3,656,000           2.93
        Granted                                    690,500           2.35
                                                ----------

     Outstanding at May 31, 1999                 4,346,500           2.84

                                                 NUMBER OF         WEIGHTED
                                               SHARES UNDER        AVERAGE
                                                  OPTION        EXERCISE PRICE
                                                  ------        --------------
        Granted                                    942,500           2.90
        Cancelled                                 (156,000)          2.08
                                                ----------

     Outstanding at May 31, 2000                 5,133,000          $2.88
                                                ==========

    Options exercisable at May 31 are as follows:

     1998                                        2,395,000         $3.39
     1999                                        3,305,500          3.08
     2000                                        4,750,000          2.88

    The following table summarizes information about stock options outstanding at May 31, 2000:

                                            OPTIONS OUTSTANDING
                                ---------------------------------------------
                                                      WEIGHTED
                                                       AVERAGE       WEIGHTED
           RANGE OF                                   REMAINING      AVERAGE
           EXERCISE                NUMBER               LIFE         EXERCISE
            PRICES               OUTSTANDING           (YEARS)        PRICE
            ------               -----------           -------        -----
        $2.00 - $2.50              3,433,500            3.12          $2.09
        $2.69 - $4.03                720,500            3.97           3.10
        $4.50 - $5.50                979,000            1.90           5.48
                                   ---------

                                   5,133,000                          $2.88
                                   =========                          =====


                                            OPTIONS EXERCISABLE
                                    ---------------------------------
                                         NUMBER              WEIGHTED
           RANGE OF                  EXERCISABLE AT          AVERAGE
           EXERCISE                      MAY 31,             EXERCISE
            PRICES                        2000                PRICE
            ------                        ----                -----
        $2.00 - $2.50                  3,250,500              $2.09
        $2.69 - $4.03                    532,500               2.96
        $4.50 - $5.50                    967,000               5.49
                                         -------

                                       4,750,000              $2.88
                                       =========              =====

    On April 30, 1998, the Company granted warrants to purchase 650,247 shares of the Company's common stock for $2.50 per share to a bank with which it has a financing agreement. Warrants to purchase 278,677 shares were exercisable immediately, while the remaining 371,570 warrants were exercisable on June 25, 1999, when the Company's line of credit increased to $10,000,000 (see Note F). The fair value of the warrants was $1.01 at the date of grant. For the year ended May 31, 2000, $357,182 of amortization was included in interest expense.

    On March 18, 1999, the Company granted a five-year warrant to a vendor to purchase 250,000 shares of the Company's common stock at $2.00 per share. The fair value was $0.85 per warrant. For the year ended May 31, 2000, expense was $72,262.

    The Company's proforma net income (loss) applicable to common shareholders and basic and diluted net income (loss) per share would have been as follows had the fair value method been used for valuing stock options granted to employees for the year ended May 31 are as follows:

                                         2000             1999              1998
                                         ----             ----              ----
Net income (loss) applicable to
  common shareholders                $  (506,953)      $   50,109      $  (30,214,556)
Net income (loss) per share
  Basic and diluted                  $     (0.01)      $     0.00      $        (0.91)

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                   FOR THE YEARS ENDED MAY 31,
                                                   ---------------------------
                                             2000              1999               1998
                                             ----              ----               ----
   Fair value of options
     granted                                    $2.12             $1.73               $1.52

   Assumptions:
     Dividend yield                                $0                 $0                  $0
     Volatility                                    90%               90%                120%
     Average term                        5 or 10 years     5 or 10 years       5 or 10 years
     Risk-free rate of return            6.05% - 6.47%     5.75% - 5.81%               4.50%

NOTE I - INCOME TAXES

    Deferred income tax assets (liabilities) consist of the following at May 31:

                                                     2000               1999
                                                 ------------       ------------
Deferred tax assets
  Net operating loss carryforward                $ 14,291,477       $ 17,065,146
  Allowance for doubtful accounts                   1,389,759          1,221,619
                                                 ------------       ------------
             Total deferred tax assets             15,681,206         18,286,765
  Less valuation allowance                        (10,327,461)       (12,270,988)
                                                 ------------       ------------
                                                    5,353,745          6,015,777
Deferred tax liabilities
  Gain on sales of portfolios                      (2,324,961)        (4,029,368)
  Unrealized gain on retained interest in
    securitization                                   (328,784)        (1,286,409)
                                                 ------------       ------------
             Total deferred tax liabilities        (2,653,745)        (5,315,777)
                                                 ------------       ------------

Net deferred tax asset                           $  2,700,000       $    700,000
                                                 ============       ============

    The difference between the total income tax benefit and the income tax expense computed using the applicable Federal income tax rate was as follows for the years ended May 31:

                                             2000              1999               1998
                                          -----------       -----------       ------------
Computed Federal income taxes at 34%      $   690,139       $   642,352       $(10,011,311)

Increase (decrease) of deferred tax
  asset valuation allowance                (1,732,514)       (2,628,761)        10,011,311
                                          -----------       -----------       ------------

Income tax benefit                        $(1,042,375)      $(1,986,409)      $         --
                                          ===========       ===========       ============

    At May 31, 2000, the Company has a net operating loss carryforward available to offset future taxable income of approximately $42,000,000, which will begin to expire in 2012. The benefit of the net operating loss carryforwards is dependent upon the tax laws in effect at the time the net operating loss carryforwards are to be utilized and the change of control rules.

    The Company continually reviews the adequacy of the valuation allowance and recognizes those benefits only as the Company's assessment indicates that it is more likely than not that future tax benefits will be realized. Based upon actual pretax income and projected future earnings, the Company has reduced the valuation allowance by $2,000,000 and $700,000 for the years ended May 31, 2000 and 1999, respectively. The Company maintains a valuation allowance for the remaining amount of deferred tax assets created by net operating losses and the allowance for doubtful accounts.


NOTE J - EMPLOYEE BENEFIT PLANS

    In January 1998, the Company adopted a defined contribution 401(k) profit-sharing plan for its employees. All employees working at least 1,000 hours per year are eligible to participate in the plan. Employees can contribute up to 15% of their salary up to $10,000 and $9,500 for the calendar years

    1999 and 1998. The plan requires the employer to match 100% of the first 3% of compensation contributed to the plan by the employees. Employer contributions vest at a rate of 20% per year. Additional employer contributions are allowable at the discretion of the Board of Directors. The Company expensed $217,271, $173,479 and $84,573 in 2000, 1999 and 1998
    relating to this plan.

NOTE K - MUTUAL BUSINESS DEVELOPMENT AGREEMENTS

    The Company is obligated to pay royalties to previous owners under the terms of Mutual Business Development Agreements ("Development Agreements").

    The royalty is equal to five percent of the balance transfer amount, as defined, on all converted credit card accounts which: (i) are delivered to a pre-securitization credit facility, (ii) become a qualifying receivable, or
    (iii) meet other specified account age and payment parameters. A qualifying receivable is defined as any converted account on which the cardholder has made three consecutive payments within certain time restrictions. In addition, the Company is required to pay royalties equal to five percent of all principal cash collections on certain accounts that are not converted to credit cards. The term of the Development Agreements expires in 2002 and the total royalty, if earned, payable to each of the previous owners, after certain deductions and exclusions, shall not exceed $25,000,000. For the years ended May 31, 2000, 1999, and 1998, $1,733,412, $1,541,944, and
    $207,238 of royalty expenses were incurred with $740,487, $702,075, and $261,667 accrued at May 31, 2000, 1999, and 1998. One of the Development Agreements was amended on September 1, 1998. The amendment clarifies the amount and timing of payments, gives the Company a buyout option, alternate royalty payment options, and extends the term of the agreement to May 31, 2005.

NOTE L - RELATED PARTY TRANSACTIONS

    At May 31, 2000 and 1999, the Company owed amounts under subordinated promissory notes to J.L.B. of Nevada, Inc. of Nevada, Inc. ("J.L.B. of Nevada, Inc."), an entity wholly owned by Jay L. Botchman ("Botchman"), a director, totaling $16,444,940 payable on demand with interest at 12% per annum. Interest expense on these notes was $2,006,283, $2,307,467, and $3,635,891 for the years ended May 31, 2000, 1999, and 1998. Accrued interest related to subordinated promissory notes was approximately $1,500,000, $1,300,000, and $4,000,000 at May 31, 2000, 1999, and 1998. The
    notes are collateralized by substantially all the Company's assets, but subordinated to the Company's revolving credit lines.

    On May 29, 1999, J.L.B. of Nevada, Inc., in lieu of payment of $5,000,000 of interest on the subordinated promissory notes, received a warrant to purchase 4,000,000 shares of the Company's common stock with an exercise price of $3.25 per share, expiring on May 29, 2004, and the Company's assumption of equipment and related lease obligations from a company affiliated with J.L.B. of Nevada, Inc. in the amount of approximately $1,700,000. The fair value of the warrant was approximately $3,300,000.

    On February 27, 1998, the Company issued a subordinated promissory note to Botchman in the amount of $350,000 payable on demand with interest at 12% per annum. The note was paid during fiscal 2000. Interest expense for the years ended May 31, 2000, 1999 and 1998 was $18,200, $42,583, and $10,733.

    The Company, through its wholly-owned subsidiary, American Credit Alliance, Inc., has an $880,000 note payable to J.L.B. of Nevada, Inc. with an interest rate of 10% per annum. American Credit Alliance Inc. is the managing member and 50% owner of Dakota Card Fund II, LLC, an entity that owns performing credit card receivables. Interest expense for the years ended May 31, 2000, 1999, and

    1998 was $89,467, $89,222 and $85,195. Accrued interest related to this note payable was approximately $327,000, $238,000 and $152,649 at May 31, 2000,
    1999 and 1998.

    The Company made a series of investments during the period May 1997 through December 1997 totaling $508,600 in a subprime mortgage banking company affiliated with J.L.B. of Nevada, Inc.. At May 31, 1998, the investment was written off due to the substantial doubt regarding the mortgage banking company's ability to continue as a going concern. In addition, the Company had a receivable due from this company of approximately $183,000, which was also written off as of May 31, 1998.

    The Series A and B Preferred Shares were issued at $1.00 per share (total of $2,000,000) on December 4, 1996 to a related party. The Series A Preferred Stock, as a class, has 80% of the voting rights in the Company. The Series B Preferred Stock has one vote per share. The shares of Series A and B Preferred Stock have a liquidation preference of $1.00 per share and will earn cumulative dividends at a rate of 5% per annum. After five years, (i) the Series A and B Preferred Stock will be redeemable at the option of the Company, and (ii) while the Series B Preferred Stock is outstanding will be convertible at the option of the holder into Series A Preferred Stock on a share-for-share basis.

    On December 31, 1996, the Company issued 5,000 shares of Series C Preferred Stock to a related party for $5,000,000. The Series C Preferred Stock is non-voting and will earn cumulative dividends at 6% per annum. The shares have a liquidation preference of $1,000 per share. The Series A and B Preferred Stock ranks senior to the Series C with respect to dividend and liquidation rights.

    On May 29, 1998, the Company issued 10,000 shares of Series D Preferred Stock to a related party in exchange for cancellation of a $10,000,000 Promissory Note dated August 1, 1997. The Series D Preferred Stock is non-voting and will earn a dividend of 8% per annum payable annually on December 31. The shares have a liquidation preference of $1,000 per share. The Series D Preferred Stock ranks senior to the Series A, B and C with respect to dividend and liquidation rights. Each share of Series D Preferred Stock is convertible into 380 shares of common stock. The agreement grants piggyback registration rights with respect to the Common Stock issuable upon conversion of the shares of Series D Preferred Stock.

    On August 31, 1998, the Company issued 10,000 shares of Series E Preferred Stock to a related party in exchange for agreeing to cancel a $10,000,000 subordinated promissory note. The Series E Preferred Stock is non-voting and will earn a dividend of 8% per annum payable annually on December 31. Each share of Series E Preferred Stock is convertible into 285 shares of common stock at any time prior to August 31, 2001. The Series E Preferred Stock ranks senior to the Series A, B, C and D with respect to dividend and liquidation rights.

    As of May 31, 2000, 1999, and 1998, accumulated preferred dividends undeclared and unpaid on preferred stock amounted to approximately $4,200,000, $2,200,000, and $400,000, respectively.

NOTE M - COMMITMENTS AND CONTINGENCIES

    Operating Leases

    The Company leases certain properties, vehicles and equipment under noncancelable operating leases. Total lease rentals charged to operations were approximately $858,000, $766,000 and $776,000, for the years ended May 31, 2000, 1999 and 1998. Future minimum lease payments under the noncancelable operating leases are as follows:

   YEAR ENDING MAY 31,         AMOUNT
   -------------------       ---------
        2001                  $644,000
        2002                   370,000
        2003                   311,000
        2004                   290,000
        2005                   285,000
        Thereafter           2,019,000
                             ---------
                            $3,919,000
                            ==========

    Contingencies and Litigation

    The Company, in the ordinary course of business, receives notices of consumer complaints from regulatory agencies and is named as a defendant in legal actions filed by those who have been solicited to participate in its credit card programs. Currently pending against the Company are: (i) three class actions on behalf of persons purportedly solicited by the Company to voluntarily repay debt that had been discharged in bankruptcy, alleging that the Company had violated other provisions of federal or state law, including violations of the Bankruptcy Code, the Fair Debt Collection Practices Act, the Truth in Lending Act, various state consumer protection laws and, in one case, RICO, and (ii) four class actions alleging violation of the Fair Debt Collection Practices Act and similar state laws in connection with mailers sent to prospective customers to collect out-of-statute debt. The Company is defending itself vigorously in these lawsuits. The Company does not believe that pending litigation and regulatory complaints involving the Company will have a material adverse effect on the consolidated financial position and consolidated results of operations. However, a significant judgment against the Company in one or more of the lawsuits could subject the Company to a monetary judgment and/or require the Company to modify its methods of operation, either of which could have a material adverse effect on the Company's consolidated results of operations or consolidated financial condition.

NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS

    The accompanying financial statements include various estimated fair value information as of May 31, 2000, 1999 and 1998. As required by SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," such information, which pertains to the Company's financial instruments, is based on the requirements set forth in the statement and does not purport to represent the aggregate net fair value of the Company. None of the Company's financial instruments are held for trading purposes.

    The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate fair value.

    Cash, Cash Equivalents and Restricted Cash

    The carrying amount approximates fair value.

    Accounts and Notes Receivables

    The carrying amount approximates fair value.

    Amounts Due from Special Purpose Entities

    The carrying amount approximates fair value.

    Investments in Nonperforming Consumer Debt

    The Company records investments in nonperforming consumer debt at the cost of the purchased portfolios, net of costs recovered. As the debt was purchased at a significant discount, the fair value of these portfolios may be significantly higher than presented in the financial statements. The fair value at May 31, 2000 and 1999 was estimated using a net present value calculation of the cash flows the Company expects to generate from these portfolios.

    Credit Card Receivables

    Credit card receivables are originated with an initial interest rate of 19.9% or 18.9%. As discussed in Note C, the settlement amount of the receivables exceeds the credit card receivables reflected on the consolidated balance sheet. Fair values at May 31, 2000 and 1999 have been estimated based on a net present value of the cash flows expected to be generated by the credit cards. The Company applied its actual static pool experience of repayment rates and defaults to estimate fair value.

    Retained Interest in Securitized Credit Card Receivables

    The carrying amount approximates fair value. Fair value is estimated by discounting anticipated future cash flows using a discount rate based on specific factors. The anticipated future cash flows are projected on a "cash out" basis to reflect the restriction of cash flows until the investors have been fully paid.

    Notes Payable

    The carrying amount approximates fair value. Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

    Subordinated Notes and Accrued Interest Payable

    Due to the related party relationship of these notes, it is not practical to estimate fair value.

    Accounts Payable and Accrued Expenses

    The carrying amount approximates fair value.

    The carrying amounts and estimated fair values of the Company's financial instruments consisted of the following:

                                                                      MAY 31,
                                           -------------------------------------------------------------
                                                      2000                              1999
                                           ----------------------------      ---------------------------
                                            CARRYING         ESTIMATED        CARRYING        ESTIMATED
                                              VALUE          FAIR VALUE         VALUE         FAIR VALUE
                                              -----          ----------         -----         ----------
Cash, Cash Equivalents and Restricted
  Cash                                     $ 2,448,879      $ 2,448,879      $ 4,283,930      $ 4,283,930
Accounts and Notes Receivable              $ 2,765,882      $ 2,765,882      $ 1,150,207      $ 1,150,207
Amounts Due from Special Purpose
  Entities                                 $ 9,332,890      $ 9,332,890      $ 1,230,700      $ 1,230,700
Investments in Nonperforming Consumer
  Debt                                     $ 9,648,090      $21,000,000      $ 3,016,697      $14,400,000
Credit Card Receivables                    $24,244,200      $42,900,000      $18,631,403      $27,500,000
Retained Interest in Securitized
  Credit Card Receivables                  $ 2,142,846      $ 2,142,846      $ 5,130,372      $ 5,130,372
Notes Payable                              $23,609,326      $23,609,326      $ 6,086,766      $ 6,086,766
Accounts Payable and Accrued Expenses      $ 4,499,142      $ 4,499,142      $ 4,313,409      $ 4,313,409

    Financial Accounting Standards Board Statement No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate estimated net fair value amount does not represent, and should not be interpreted to represent, the fair value of the Company.

NOTE O - NET INCOME (LOSS) PER SHARE

                                                         YEARS ENDED MAY 31,
                                                         -------------------
                                               2000             1999              1998
                                            -----------      -----------      ------------
Basic net income (loss) per share
  Net income (loss) available to
  common stockholders                       $ 1,072,195      $ 2,075,681      $(29,845,027)
                                            ===========      ===========      ============
  Weighted-average shares outstanding        34,761,965       34,761,965        33,109,781
                                            ===========      ===========      ============
  Basic net income (loss) per share         $      0.03      $      0.06      $      (0.90)
                                            ===========      ===========      ============
Diluted net income (loss) per share
  Net income (loss) available to
  common stockholders                       $ 1,072,195      $ 2,075,681      $(29,845,027)
                                            ===========      ===========      ============
  Weighted-average shares outstanding        34,761,965       34,761,965        33,109,781
  Effect of diluted securities options        2,162,243          329,585                 *
                                            -----------      -----------      ------------

         Weighted-average of diluted
           shares outstanding                36,924,208       35,091,550        33,109,781
                                            ===========      ===========      ============

Diluted net income (loss) per share         $      0.03      $      0.06      $      (0.90)
                                            ===========      ===========      ============

*Antidilutive.

NOTE P - PREFERRED STOCK

    As of May 31, 2000 and 1999, Preferred Stock consists of the following:

                                                                            2000             1999
                                                                            ----             ----
Series A Preferred Stock, $.001 par value; 2,000,000 shares
  authorized; 1,200,000 shares issued and outstanding;
  stated at liquidation value of $1 per share                           $ 1,200,000      $ 1,200,000

Series B Preferred Stock, $.001 par value; 800,000 shares
  authorized, issued, and outstanding; stated at liquidation
  value of $1 per share                                                     800,000          800,000


Series C Preferred Stock, 5,000 shares authorized, issued, and outstanding; stated at liquidation value of $1,000 per
  share                                                                 $ 5,000,000      $ 5,000,000

Series D Preferred Stock, $.001 par value; 10,000 shares
  authorized, issued, and outstanding, convertible into
  3,800,000 shares of common stock; stated at liquidation
  value of $1,000 per share                                              10,000,000       10,000,000

Series E Preferred Stock, $.001 par value; 20,000 shares
  authorized convertible into 5,700,000 shares of common
  stock; 10,000 shares issued and outstanding; stated
  at liquidation value of $1,000 per share                               10,000,000       10,000,000
                                                                        -----------      -----------
    Total                                                               $27,000,000      $27,000,000
                                                                        ===========      ===========

                             THE CREDIT STORE, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                    NOVEMBER 30,          MAY 31,
                            ASSETS                                                     2000                2000
                                                                                       ----                ----
                                                                                     (UNAUDITED)
Cash and cash equivalents                                                           $  2,412,584       $  1,423,248
Restricted cash                                                                        1,258,285          1,025,631
Accounts and notes receivable, net                                                     2,824,306          2,765,882
Prepaid expenses                                                                       1,067,400          1,341,516
Amounts due from special purpose entities                                                567,843          9,332,890
Investments in receivable portfolios, net                                             38,735,026         33,892,290
Investment in unconsolidated affiliates                                                1,205,143          1,279,888
Retained interest in securitized receivables                                           3,339,727          2,142,846
Property and equipment, net of accumulated depreciation                                5,109,907          4,790,060
Goodwill, net                                                                          2,244,411          2,347,999
Deferred tax asset                                                                     2,700,000          2,700,000
Other assets                                                                           2,090,299          1,345,942
                                                                                    ------------       ------------

                Total assets                                                        $ 63,554,931       $ 64,388,192
                                                                                    ============       ============

                LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Accounts payable and accrued expenses                                               $  6,670,105       $  4,499,142
Notes payable                                                                         22,789,616         23,609,326
Capitalized lease obligations                                                          3,583,280          2,766,228
Subordinated notes and accrued interest payable -
  related party                                                                       19,486,903         19,139,028
                                                                                    ------------       ------------

                Total liabilities                                                     52,529,904         50,013,724
                                                                                    ------------       ------------

STOCKHOLDERS' EQUITY

Preferred Stock, Series A, B, C, D and E                                              27,000,000         27,000,000
Common Stock, $.001 par value, 65,000,000 authorized,
  34,847,965 and 34,761,965 outstanding at November 30, 2000 and May 31, 2000             34,848             34,762
Additional paid-in capital                                                            23,964,374         23,743,260
Unrealized gain from retained interest in securitized
  receivables, net of tax                                                              1,541,791            638,227
Accumulated deficit                                                                  (41,515,986)       (37,041,781)
                                                                                    ------------       ------------

                Total stockholders' equity                                            11,025,027         14,374,468
                                                                                    ------------       ------------

                Total liabilities and stockholders' equity                          $ 63,554,931       $ 64,388,192
                                                                                    ============       ============

The accompanying notes are an integral part of these statements.

                             THE CREDIT STORE, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                           THREE MONTHS ENDED
                                                  --------------------------------
                                                   NOVEMBER 30,       NOVEMBER 30,
                                                      2000                1999
                                                  ------------        ------------
Revenue
   Income from receivables                        $ 10,241,597        $  7,557,406
   Gain on sales of portfolios and retained            362,630           6,345,247
     interests
   Servicing fees and other income                   1,070,738             718,064
   Provision for losses                             (2,724,324)         (1,702,991)
                                                  ------------        ------------
             Net revenue                             8,950,641          12,917,726
                                                  ------------        ------------
Expenses
   Salaries and employee benefits                    3,358,312           3,348,192
   Professional and financing fees                   1,364,191             842,610
   Credit card servicing                             2,247,662           1,450,327
   Occupancy and equipment expense                     783,350             862,860
   Other                                             1,351,510             860,756
                                                  ------------        ------------
             Total expenses                          9,105,025           7,364,745
                                                  ------------        ------------
Operating income (loss)                               (154,384)          5,552,981
Interest expense                                     1,424,721           1,131,552
                                                  ------------        ------------
Income (loss) before income taxes                   (1,579,105)          4,421,429
Income tax expense                                          --          (1,286,409)
                                                  ------------        ------------
Net income (loss)                                   (1,579,105)          3,135,020
Dividends on preferred stock                          (500,000)           (500,000)
                                                  ------------        ------------
Net income (loss), applicable to
  common shareholders                             $ (2,079,105)       $  2,635,020
                                                  ============        ============
Net income (loss) per share
   Basic                                          $       (.06)       $        .08
                                                  ============        ============
   Diluted                                        $       (.06)       $        .07
                                                  ============        ============
Weighted-average common shares outstanding
   Basic                                            34,843,696          34,761,965
                                                  ============        ============

   Diluted                                          34,843,696          37,051,897
                                                  ============        ============

The accompanying notes are an integral part of these statements.

                             THE CREDIT STORE, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                          SIX MONTHS ENDED
                                                  ---------------------------------
                                                  NOVEMBER 30,         NOVEMBER 30,
                                                      2000                 1999
                                                  ------------        ------------
Revenue
   Income from receivables                        $ 20,436,636        $ 15,171,683
   Gain on sales of portfolios and retained            568,382           6,336,221
     interests
   Servicing fees and other income                   1,782,581           1,346,061
   Provision for losses                             (5,605,969)         (3,737,867)
                                                  ------------        ------------

             Net revenue                            17,181,630          19,116,098
                                                  ------------        ------------
Expenses
   Salaries and employee benefits                    6,923,205           6,615,777
   Professional and financing fees                   2,634,689           1,867,458
   Credit card servicing                             4,227,231           3,188,592
   Occupancy and equipment expense                   1,529,437           1,726,016
   Other                                             3,539,989           1,765,850
                                                  ------------        ------------

             Total expenses                         18,854,551          15,163,693
                                                  ------------        ------------

Operating income (loss)                             (1,672,921)          3,952,405

Interest expense                                     2,801,284           2,139,454
                                                  ------------        ------------

Income (loss) before income taxes                   (4,474,205)          1,812,951

Income tax expense                                          --          (1,286,409)
                                                  ------------        ------------

Net income (loss)                                   (4,474,205)            526,542

Dividends on preferred stock                        (1,000,000)         (1,000,000)
                                                  ------------        ------------

Net loss, applicable to
  common shareholders                             $ (5,474,205)       $   (473,458)
                                                  ============        ============

Net loss per share
   Basic                                          $       (.16)       $       (.01)
                                                  ============        ============

   Diluted                                        $       (.16)       $       (.01)
                                                  ============        ============

Weighted-average common shares outstanding
   Basic                                            34,809,166          34,761,965
                                                  ============        ============

   Diluted                                          34,809,166          34,761,965
                                                  ============        ============

The accompanying notes are an integral part of these statements.

                             THE CREDIT STORE, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                       SIX MONTHS ENDED
                                                             ----------------------------------
                                                              NOVEMBER 30,         NOVEMBER 30,
                                                                 2000                 1999
                                                              ------------        ------------
Cash flows from operating activities:
   Net income (loss)                                         $ (4,474,205)       $    526,542
   Adjustments to reconcile net income (loss) to
      net cash provided by (used in) operating
      activities -
     Provision for credit card losses                           5,605,969           3,737,867
     Provision for losses on trade receivables                      4,506              30,551
     Amortization of discount on performing
        credit card portfolio                                    (628,632)           (626,110)
     Accretion                                                 (8,730,717)                 --
     Depreciation and amortization                                953,502           1,333,893
     (Gain) loss from unconsolidated affiliates                    37,357             (33,506)
     Gain on sale of portfolios and retained interests           (568,382)         (5,260,358)
     Services received for stock options granted                   18,900                  --
     Deferred tax expense                                              --           1,286,409
     Changes in operating assets and liabilities:
           Restricted cash                                       (232,654)                 --
           Accounts and notes receivable                          (62,930)         (2,047,217)
           Prepaid expenses                                       275,980            (269,907)
           Receivable from unconsolidated
             affiliate                                          8,765,047           1,230,701
           Accrued interest and fees receivable                  (582,786)           (932,849)
           Other assets                                          (745,356)            365,775
           Unearned fees                                         (121,237)            132,041
           Accounts payable and accrued expenses                2,518,838            (703,235)
                                                             ------------        ------------

             Net cash provided by (used in)
                operating activities                            2,033,200          (1,229,403)
                                                             ------------        ------------

Cash flows from investing activities:
   Collection of investments in receivable portfolios          17,273,310          11,907,387
   Funds advanced on securitized credit card                     (255,930)         (2,036,060)
     receivables
   Funds advanced on credit cards                             (14,207,886)        (14,282,863)
   Purchase of consumer debt portfolios                        (3,452,621)         (8,545,353)
   Proceeds from sale of portfolios and retained                  568,382           8,643,233
     interests
   Acquisition of property and equipment                       (1,168,761)            (75,972)
                                                             ------------        ------------

           Net cash used in
             investing activities                              (1,243,506)         (4,389,628)
                                                             ------------        ------------

Cash flows from financing activities:
   Net proceeds (payments) from debt                             (819,710)          7,213,221
   Borrowings from sale/leaseback transactions                  1,615,620             424,000
   Payments on capital lease obligations                         (798,568)         (1,028,999)
   Proceeds from exercises of stock options                       202,300                  --
                                                             ------------        ------------

           Net cash provided by
             financing activities                                 199,642           6,608,222
                                                             ------------        ------------

           Net increase in cash and cash equivalents              989,336             989,191

Cash and cash equivalents at beginning of period                1,423,248           3,533,930
                                                             ------------        ------------


Cash and cash equivalents at end of period                   $  2,412,584        $  4,523,121
                                                             ============        ============

The accompanying notes are an integral part of these statements

                             THE CREDIT STORE, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE A - ORGANIZATION

The Credit Store, Inc. is a technology based, financial services company that provides credit card products to consumers who may otherwise fail to qualify for a traditional unsecured bank credit card. The Company reaches these consumers by acquiring portfolios of non-performing consumer receivables and offering a new credit card to those consumers who agree to pay all or a portion of the outstanding amount due on their debt and who meet the Company's underwriting guidelines. The new card is issued with an initial balance and credit line equal to the agreed repayment amount. After the consumers have made a certain number of on-time payments on their outstanding credit card balance, the Company seeks to finance, sell or securitize the credit card receivables generated by this business strategy. The Company offers other forms of settlement to those consumers who do not accept the credit card offer.

NOTE B - BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. These financial statements and notes thereto should be read in conjunction with financial statements and notes thereto included in the Company's audited consolidated financial statements for the year ended May 31, 2000 contained in the Company's annual report on Form 10-K/A for the year ended May 31, 2000.

Preparation of the Company's consolidated financial statements requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and related revenues and expenses. Actual results could differ from the estimates used by management.

In the opinion of management, the unaudited condensed consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position as of November 30, 2000, the results of operations for the three months ended November 30, 2000 and November 30, 1999, and the results of operations and cash flows for the six months ended November 30, 2000 and November 30, 1999. The results of operations for the six months ended November 30, 2000 are not necessarily indicative of the results for the full year.

NOTE C - INCOME (LOSS) PER SHARE

The Company's basic net income (loss) per share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of outstanding common shares outstanding during the period. Net income (loss) applicable to common stockholders is computed by deducting dividends on preferred stock from net income or net loss. The Company's diluted net income
(loss) per share is computed by dividing net income (loss) by the weighted average number of outstanding common shares and common share equivalents relating to stock options, when dilutive.

NOTE D - ACCOUNTING METHODOLOGY CHANGE FOR INVESTMENTS IN RECEIVABLE PORTFOLIOS

Effective June 1, 2000, the Company accounts for its investment in receivable portfolios on the accrual basis of accounting in accordance with the provisions of the AICPA's Practice Bulletin 6, "Amortization of Discounts on Certain Acquired Loans." Prior to June 1, 2000, the Company used the cost recovery method of accounting. Practice Bulletin 6 requires that the accrual basis of accounting be used at the time the amount and timing of portfolio projected cash flows can be reasonably estimated and collection is probable. The Company has established projection models from historical portfolio data that it believes provides appropriate information to reasonably estimate future cash flows.

Under the accrual method of accounting, static pools are typically established for each portfolio acquired. Once a static pool is established, the receivables are permanently assigned to the pool. The discount (i.e., the difference between the cost of each static pool and the related aggregate contractual receivable balance) is not recorded because the Company expects to collect a relatively small percentage of each static pool's contractual receivable balance.

The Company accounts for each static pool as a unit for the economic life of the pool for recognition of income from receivable portfolios, for collections applied to principal of receivable portfolios and for provision for loss or impairment. Income from receivable portfolios is accrued based on the effective interest rate determined for each pool applied to each pool's carrying value as of June 1, 2000 or its cost if purchased after June 1, 2000, adjusted for unpaid accrued income and principal paydowns. The effective interest rate is the internal rate of return determined based on the timing and amounts of actual cash received since the date of adoption or since inception if purchased after June 1, 2000 and anticipated future cash flow projections for each pool.

The Company monitors impairment of receivable portfolios based on discounted projected future cash flows of each portfolio compared to each portfolio's carrying amount. The receivable portfolios are evaluated for impairment periodically based on current market and cash flow assumptions. Provisions for losses are charged to earnings when it is determined that the investment in a receivable portfolio is greater than the present value of expected future cash flows. No such provision for losses was recorded in the three or six months ended November 30, 2000.

The change to the accrual method resulted in an increase of $8.5 million in income from credit card receivables during the first six months of fiscal 2001, compared to the amount that would have been reported under the cost recovery method previously used, and an increase of $3.0 million in provision for losses on credit card receivables. Prior periods are not required to be restated.

NOTE E - TRANSFERS OF FINANCIAL ASSETS

During the three month period ended November 30, 2000, the Company established a new wholly-owned qualified special purpose entity, Credit Store Services, Inc. ("CSSI"), for the purpose of purchasing non-performing consumer debt portfolios from the Company. CSSI entered into a $25,000,000 credit facility with a lending institution to finance the purchase of non-performing consumer debt portfolios, they are sold to CSSI within a very short period of time after acquisition. Non-performing consumer debt portfolio sales to CSSI are at a price equal to the Company's book value.

NOTE F - COMMITMENTS AND CONTINGENCIES

The Company, in the ordinary course of business, receives notices of consumer complaints from regulatory agencies and is named as a defendant in legal actions filed by those who have been solicited to participate in its credit card programs. Currently pending against the Company are: (i) three class actions (that were subsequently consolidated into one action) on behalf of persons solicited by the Company to open credit card accounts and voluntarily to repay debt that had been discharged in bankruptcy, which action is subject to a settlement agreement between the Company and the plaintiffs, which settlement agreement has received preliminary court approval,
(ii) three class actions alleging violation of the Fair Debt Collection Practices Act and state law in connection with mailers sent to prospective customers whose debt was out-of-statute, and (iii) one class action alleging RICO claims arising out of the reporting of credit information . The Company is defending itself vigorously in these lawsuits. The Company does not believe that pending litigation and regulatory complaints involving the Company will have a material adverse effect on the consolidated financial position and results of operations. However, a significant judgment against the Company in one or more of the lawsuits could subject the Company to a monetary judgment and/or require the Company to modify its methods of operation, either of which could have a material adverse effect on the Company's results of operations or financial condition.

NOTE G - INVESTMENTS IN RECEIVABLE PORTFOLIOS

The Company acquires portfolios of non-performing consumer debt. These debts are acquired at a substantial discount from the actual outstanding consumer balance. The remaining outstanding balance of the debt acquired by the Company at November 30, 2000 and May 31, 2000 was approximately $3.5 billion and $3.1 billion, respectively. The Company's objective is to offer the consumer an opportunity to settle these debts, typically at a discount, and transfer the settled amount to a newly issued credit card. The Company expenses origination costs, including direct mail and telemarketing costs, as incurred.

The following summarizes the components in the balance of the investments in receivable portfolios for the following periods:

                                                     NOVEMBER 30,        MAY 31,
                                                        2000              2000
                                                     -----------       -----------
                                                     (UNAUDITED)
          Total credit card balances                 $97,865,122       $77,832,562
                                                     ===========       ===========

          Available credit                           $ 9,075,096       $ 7,837,918
                                                     ===========       ===========

          Cost and accretion                         $12,945,619       $ 9,648,090
                                                     -----------       -----------

          Principal funded on new advances and
          purchases                                  $30,905,190       $26,536,055
          Accrued interest on principal funded           415,885           420,383
          Accrued fees                                   348,593           429,727
                                                     -----------       -----------

                                                      31,669,668        27,386,165
                                                      ----------        ----------
          Less
          Provision for losses on credit card
          receivables                                  5,335,371         2,475,838
          Unearned fees                                  544,890           666,127
                                                     -----------       -----------

                                                       5,880,261         3,141,965
                                                     -----------       -----------
          Investments in receivable portfolios       $38,735,026       $33,892,290
                                                     ===========       ===========

Total credit card balances in the chart above represent the total amount owed to the Company by the cardholders. Available credit represents the amount that the Company would be obligated to fund if the credit cards were fully utilized by the cardholders.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Expenses in connection with the issuance and distribution of the renewable notes being registered hereunder are estimated below.

         SEC registration fee.............................        $   25,000
         Legal fees and expenses..........................            75,000
         Accounting fees and expenses.....................            50,000
         Printing expenses................................            20,000
         Miscellaneous expenses...........................            10,000
                                                                  ----------
                  Total...................................        $  180,000
                                                                  ==========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

LIMITATION ON DIRECTOR'S LIABILITY

         In accordance with the DGCL, the Company's Certificate of Incorporation provides that the directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of duty as a director except (i) for any breach of the director's duty of loyalty to the Company and its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct, or knowing violation of law; (iii) under Section 174 of the DGCL, which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. This provision does not eliminate a director's fiduciary duties; it merely eliminates the possibility of damage awards against a director personally which may be occasioned by certain unintentional breaches (including situations that may involve grossly negligent business decisions) by the director of those duties. The provision has no effect on the availability of equitable remedies, such as injunctive relief or rescission, which might be necessitated by a director's breach of his or her fiduciary duties. However, equitable remedies may not be available as a practical matter where transactions (such as merger transactions) have already been consummated. The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.


INDEMNIFICATION

         The Certificate of Incorporation provides that the Company shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the DGCL. Section 145 of the DGCL provides that the Company may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a "derivative" action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that no indemnification shall be made where the person is adjudged to be liable to the Company, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and such expenses.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         The Company issued the following securities during the past three years without registering the securities under the Securities Act:

Issuance of Capital Stock:

     1. On May 29, 1998, the Company issued 10,000 shares of Series D Preferred Stock to J.L.B. of Nevada, Inc. in exchange for J.L.B. of Nevada, Inc. agreeing to cancel $10.0 million of the principal outstanding under the $10.0 million Subordinated Promissory Note dated August 1, 1997.

     2. On August 31, 1998, the Company issued 10,000 shares of Series E Preferred Stock to J.L.B. of Nevada, Inc. in exchange for J.L.B. of Nevada, Inc. agreeing to cancel $10.0 million of the principal outstanding under the $20.0 million Subordinated Promissory Note dated August 1, 1997.

Grant of Stock Options and Warrants:

     1. On April 30, 1998, the Company issued to Coast Business Credit, a division of Southern Pacific Bank, a warrant to purchase 650,247 shares of the Common Stock at an exercise price of $2.50. The warrant was issued in connection with a loan from Coast Business Credit to the Company.

     2. On August 3, 1998, the Company granted options to purchase 10,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $3.00 per share to employees.

     3. On August 10, 1998, the Company granted options to purchase 300,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.70 per share to employees.

     4. On September 15, 1998, the Company granted options to purchase 10,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.00 per share to employees.

     5. On November 23, 1998, the Company granted options to purchase a total of 150,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.00 per share to two directors of the Company.

     6. On February 15, 1999, the Company granted options to purchase 13,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.38 per share to employees.

     7. On March 17, 1999, the Company granted options to purchase 200,500 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.00 per share to employees.

     8. On March 18, 1999, the Company issued a warrant to purchase 1,000,000 shares of Common Stock to Business Transactions Express, Inc. at an exercise price of $2.00 per share. The warrant was issued in connection with the execution of a strategic modeling services agreement between the Company and Business Transactions Express, Inc.

     9. On March 22, 1999, the Company granted options to purchase 3,500 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.30 per share to employees.

     10. On March 29, 1999, the Company granted options to purchase 3,500 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.30 per share to employees.

     11. On April 15, 1999, the Company granted options to purchase 75,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.19 per share to a director of the Company.

     12. On June 1, 1999, the Company granted options to purchase 503,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.40 per share to employees.

     13. On May 29, 1999, the Company issued a warrant to purchase 4,000,000 shares of Common Stock to J.L.B. of Nevada, Inc. at an exercise price of $3.25 per share issued as partial consideration for J.L.B. of Nevada, Inc.'s forgiveness of certain interest owed to J.L.B. of Nevada, Inc. by the Company.

     14. On July 26, 1999, the Company granted options to purchase 10,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.88 per share to employees.

     15. On August 1, 1999, the Company granted options to purchase 22,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $3.00 per share to employees.

     16. On August 3, 1999, the Company granted options to purchase 10,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.97 per share to employees.

     17. On August 27, 1999, the Company granted options to purchase 10,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.69 per share to a consultant.

     18. On September 1, 1999, the Company granted options to purchase 1,500 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.75 per share to employees.

     19. On September 10, 1999, the Company issued a warrant to purchase 25,000 shares of Common Stock to Cappello Capital Corp. at an exercise price of $2.56 per share. The warrant was issued in connection with Cappello Capital Corp. providing financial advisory services to the Company.

     20. On September 16, 1999, the Company granted options to purchase 8,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.75 per share to employees.

     21. On October 18, 1999, the Company granted options to purchase 2,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.75 per share to employees.

     22. On October 25, 1999, the Company granted options to purchase 5,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $3.13 per share to employees.

     23. On November 8, 1999, the Company granted options to purchase 10,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $3.88 per share to employees.

     24. On November 19, 1999, the Company granted options to purchase 310,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $3.44 per share to employees and a consultant.

     25. On November 29, 1999, the Company granted options to purchase 15,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $5.00 per share to employees.

     26. On December 1, 1999, the Company granted options to purchase 2,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.69 per share to employees.

     27. On January 10, 2000, the Company granted options to purchase 3,500 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.03 per share to employees.

     28. On March 1, 2000, the Company granted options to purchase 2,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.00 per share to employees.

     29. On March 20, 2000, the Company granted options to purchase 5,500 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.00 per share to employees.

     30. On April 3, 2000, the Company granted options to purchase 2,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.00 per share to employees.

     31. On April 17, 2000, the Company granted options to purchase 7,500 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.00 per share to employees.

     32. On April 24, 2000, the Company granted options to purchase 3,500 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $3.88 per share to employees.

     33. On May 1, 2000, the Company granted options to purchase 2,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.88 per share to employees.

     34. On May 15, 2000, the Company granted options to purchase 10,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.50 per share to employees.

     35. On June 1, 2000, the Company granted options to purchase 2,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.50 per share to employees.

     36. On June 26, 2000, the Company granted options to purchase 2,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.38 per share to employees.

     37. On July 10, 2000, the Company granted options to purchase 2,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.31 per share to employees.

     38. On July 17, 2000, the Company granted options to purchase 2,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.31 per share to employees.

     39. On July 19, 2000, the Company granted options to purchase 1,016,900 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.31 per share to employees and at an exercise price of $6.47 to certain officers and employees of the Company.

     40. On July 24, 2000, the Company granted options to purchase 2,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $4.28 per share to employees.

         The sales and issuance described in paragraphs 1 and 2 under "Issuances of Capital Stock" and in paragraphs 1, 13 and 19 under "Grant of Stock Options and Warrants" above were deemed to be exempt from registration under the Securities Act by virtue of Rule 4(2), Regulation D promulgated thereunder or Rule 701 of the Securities Act. The sales and issuances under Rule 4(2) and Regulation D were conducted in a manner to avoid a public offering, were made to a limited number of financially sophisticated persons or entities with a high net worth and were not made pursuant to any general advertising or general solicitation. The sales and issuances under Rule 701 were offered and sold either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation.

Appropriate legends are affixed to the stock certificates issued in the aforementioned transactions. Similar legends were imposed in connection with any subsequent sales of any of these securities. All recipients either received adequate information about the Company or had access, through employment or other relationships, to such information.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)      Index to Financial Statements

         The Financial Statements required by this item are submitted in a separate section beginning on page F-1 of this registration statement

                                                                          PAGE
                                                                          ----
Report of Independent Certified Public Accountants                         F-2

Consolidated Balance Sheets (audited) as of May 30, 1999 and 2000          F-3

Consolidated Statements of Operations (audited) for the years ended        F-4
May 30,1998, 1999 and 2000

Consolidated Statements of Stockholders' Equity (audited) for the years    F-5
ended May 30, 1998, 1999 and 2000

Consolidated Statements of Cash Flows (audited) for the years ended        F-7
May 30, 1998, 1999 and 2000

Notes to Consolidated Financial Statements (audited)                       F-9

Condensed Consolidated Balance Sheets as of November 30, 2000              F-25
(unaudited) and May 31, 2000

Condensed Consolidated Statement of Operations (unaudited)                 F-26
for the three months ended November 30, 1999 and 2000

Condensed Consolidated Statement of Operations (unaudited) for             F-27
the six months ended November 30, 1999 and 2000

Condensed Consolidated Statements of Cash Flows (unaudited)                F-28
for the six months ended November 30, 1999 and 2000

Notes to Condensed Consolidated Financial Statements (unaudited)           F-29


(b)  Index to Exhibits

       EXHIBIT
       NUMBER             DESCRIPTION OF DOCUMENT
       ------             -----------------------

        3.1 (1)       Amended and Restated Certificate of Incorporation

        3.2 (4)       Amended and Restated By-Laws

        4.1 (1)       Specimen certificate representing shares of Common Stock

        4.2*          Form of Indenture

        4.3*          Form of Renewable Note

        5*            Opinion and Consent of Legal Counsel to the Company

        10.1 (1) Amended and Restated Lease Agreement dated December 12, 1996 between Service One International Corporation and Donald A. Dunham, Jr.


        10.2 (1) Amendment No. One to the Amended and Restated Lease Agreement dated June 11, 1997 between Service One International Corporation and Donald A. Dunham, Jr.


        10.3 (1) Amendment No. Two to the Amended and Restated Lease Agreement dated July 31, 1997 between Service One International Corporation and Donald A. Dunham, Jr.


        10.4 (1) Lease Agreement dated February 28, 1997 between Service One International Corporation and Eagle Properties, L.L.C.


        10.5 (1) Addendum to Lease Agreement dated November 18, 1997 between Service One International Corporation and Eagle Properties, L.L.C.

        10.6 (1) Mutual Business Development Agreement dated as of October 8, 1996, between Service One International Corporation and the O. Pappalimberis Trust


        10.7 (1) Amendment dated as of December 16, 1997 to the Mutual Business Development Agreement dated as of October 8, 1996, such amendment among O. Pappalimberis Trust, Taxter One LLC, Service One International Corporation, Eikos Management, LLC and Thesseus International Asset Fund

        10.8 (1) Amendment dated September 1, 1998 to the Mutual Business Development Agreement dated as of October 8, 1996, as amended, between the Company and Eikos Management LLC

        10.9 (1) Mutual Business Development Agreement dated as of October 8, 1996, between Service One International Corporation and Renaissance Trust I

        10.10 (1)     Strategic Modeling Agreement dated March 18, 1999, between the Company and Business Transactions Express, Inc.

        10.11 (1)     Warrant to purchase Common Stock of the Company issued to
                      J.L.B. of Nevada, Inc. on June 22, 1999

        10.12 (1)     Loan and Security Agreement, dated as of April 30, 1998,
                      between the Company and Coast Business Credit, a division of Southern Pacific Bank

        10.13 (1)     First Amendment to Loan and Security Agreement, dated as
                      of September 30, 1998, between the Company and Coast
                      Business Credit, a division of Southern Pacific Bank

        10.14 (1)     Second Amendment to Loan and Security Agreement, dated as
                      of December 1, 1998, between the Company and Coast
                      Business Credit, a division of Southern Pacific Bank

        10.15 (1)     Amendment Number Two to Loan and Security
                      Agreement, dated as of April 27, 1999, between the Company and Coast Business Credit, a division of Southern Pacific Bank

        10.16 (1)     Fourth Amendment to Loan and Security Agreement, dated as
                      of May 27, 1999, between the Company and Coast Business
                      Credit, a division of Southern Pacific Bank

        10.17 (1)     Amendment Number Five to Loan and Security
                      Agreement, dated as of June 25, 1999, between the Company and Coast Business Credit, a division of Southern Pacific Bank

        10.18 (1)     Amendment Number Six to Loan and Security Agreement Dated
                      as of December 6, 1999 between the Company and Coast
                      Business Credit, a division of Southern Pacific Bank

        10.19 (1)     Security Agreement dated as of August 1, 1997, between
                      J.L.B. of Nevada, Inc., Credit Store Mortgage, Inc., New
                      Beginnings Corp., Consumer Debt Acquisitions, Inc., Sleepy
                      Hollow Associates, Inc., Service One Holdings Inc.,
                      Service One International Corporation, American Credit
                      Alliance, Inc., Service One Receivables Acquisition
                      Corporation, the Company, Service One Commercial
                      Corporation and Soiland Company

        10.20 (1)     First Amendment to Security Agreement, dated as of October
                      23, 1997 between J.L.B. of Nevada, Inc., the Company and
                      Credit Store Mortgage, Inc., New Beginnings Corp.,
                      Consumer Debt Acquisitions, Inc., Sleepy Hollow
                      Associates, Inc., Service One Holdings, Inc., Service One
                      International Corporation, Service One Receivables
                      Acquisition Corporation, the Company, Service One
                      Commercial Corporation and Soiland Company

        10.21 (1)     Second Amendment to Security Agreement, dated as of
                      November 21, 1997 between J.L.B. of Nevada, Inc., the
                      Company, Sleepy Hollow Associates, Inc., Service One
                      International Corporation, American Credit Alliance, Inc.
                      and Service One Receivables Acquisition Corporation

        10.22 (1)     Credit Agreement Dated as of October 15, 1999 among Credit
                      Store Capital Corp., the Company, The Lenders Signatory thereto from time to time, and General Electric Capital
                      Corporation

        10.23 (2)     Amended 1997 Stock Option Plan of the Company

        10.24 (1)     Employment Agreement dated March 27, 1997, between the
                      Company and Martin Burke

        10.25 (1)     Letter from Martin Burke dated March 27, 1997, regarding
                      credit card repayment terms

        10.26 (1)     Employment Agreement dated April 1, 1997, between the
                      Company and Kevin Riordan

        10.27 (1)     Employment Agreement dated June 17, 1997, between the
                      Company and Michael Philippe


        10.28 (1)     Amendment to Employment Agreement between Company and
                      Michael Philippe dated December 15, 1999

        10.29 (1)     Employment Agreement dated August 1, 1997, between the
                      Company and Richard Angel

        10.30 (1)     Amendment to Employment Agreement between Company and
                      Richard Angel dated December 15, 1999

        10.31 (1)     Employment Agreement dated October 15, 1997, between the
                      Company and Cynthia Hassoun

        10.32 (1)     Bankcard Marketing Agreement between the Company and Bank
                      of Hoven dated February 9, 1999

        10.33 (1)     Purchase Agreement between Bank of Hoven and the Company
                      dated

                      February 9, 1999

        10.34 (1)     Bankcard Marketing Agreement between Service One
                      International Corporation and First National Bank in
                      Brookings dated October 2, 1997

        10.35 (1)     Purchase Agreement between First National Bank in
                      Brookings and Service One International Corporation doing business as TCS Services, Inc. dated October 2, 1997

        10.36 (1)     Amendment to Purchase Agreement by First National Bank in
                      Brookings and the Company dated August 31, 1998

        10.37 (1)     Letter Agreement Regarding Bankcard Marketing Agreement
                      and Purchasing Agreement between the Company and First
                      National Bank in Brookings dated August 17, 1999

        10.38 (1)     Agreement Regarding Transfer of Accounts between the
                      Company and First National Bank in Brookings dated
                      December 14, 1998

        10.39 (1)     Subordinated Grid Promissory Note of the Company in favor
                      of J.L.B. of Nevada, Inc. dated August 1, 1997 in the amount of $20,000,000

        10.40 (1)     Subordinated Grid Promissory Note of the Company in favor
                      of J.L.B. of Nevada, Inc. dated October 23, 1997 in the amount of $5,000,000

        10.41 (1)     Subordinated Grid Promissory Note of the Company in favor
                      of J.L.B. of Nevada, Inc. dated November 21, 1997 in the amount of $5,000,000

        10.42 (4)     Receivables Purchase Agreement, dated as of May 31, 2000,
                      by and between The Credit Store, Inc. and TCS Funding IV,
                      Inc.

        10.43 (4)     Master Credit and Security Agreement, dated as of May 31,
                      2000, by and among TCS Funding IV, Inc., The Credit Store,
                      Inc., and Miller & Schroeder Investments Corporation.

        10.44 (4)     Account Purchase Agreement, dated as of October 31, 2000,
                      by and among The Credit Store, Inc. and Credit Services,
                      Inc.

        10.45 (4)     Converted Accounts/Receivables Sale Agreement, dated as of
                      October 31, 2000, by and among Credit Store Services, Inc.
                      and The Credit Store, Inc.

        10.46 (4)     Master Loan and Servicing Agreement, dated October 31,
                      2000, by and among Credit Store Services, Inc., The Credit
                      Store, Inc., and The Varde Fund IV-A.#

        10.47 (4)     Repurchase Agreement, dated November 22, 2000, by and
                      between Bank of Hoven and The Credit Store, Inc.

        10.48 Separation Agreement and Release by and between The Credit Store, Inc. and Martin Burke dated December 11, 2000

        10.49         Secured Promissory Note of American Credit Alliance, Inc.
                      in favor of J.L.B. of Nevada, Inc. dated August 16, 1996 in the amount of $880,000

        12            Computation of Ratios of Earnings to Fixed Charges

        21 (3)        List of Subsidiaries

        23.1          Consent of Grant Thornton LLP

        23.2*         Consent of Legal Counsel to the Company (contained in
                      Exhibit 5)

        24            Powers of Attorney

        25* Form T-1, Statement of Eligibility and Qualification of ______, as Trustee

------------

(1) Incorporated by reference to the like numbered Exhibit to the Company's Registration Statement on Form 10 filed February 24, 2000 (File No. 000-28709).

(2) Incorporated by reference to Exhibit 4 to the Company's Registration Statement on Form S-8 filed July 26, 2000 (File No. 333-42278).

(3) Incorporated by reference to the like numbered Exhibit to the Company's Annual Report on Form 10-K filed August 29, 2000 (File No. 001-16083).

(4) Incorporated by reference to the like numbered Exhibit to the Company's Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2000 (File No. 001-16083).

#        Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

*        To be filed by amendment.

ITEM 17.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions summarized in Item 14 above, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification is against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.
         The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sioux Falls, State of South Dakota, on March 2, 2001.

                                     THE CREDIT STORE INC.

                                     By: /s/ Kevin T. Riordan
                                        ----------------------------------------
                                         Kevin T. Riordan
                                         President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 2, 2001.


         SIGNATURE                                  CAPACITY


/s/ Kevin T. Riordan                 President and Director
----------------------------------   (Principal Executive Officer)
Kevin T. Riordan



/s/ Michael J. Philippe              Executive Vice President,
----------------------------------   Chief Financial Officer and Treasurer
Michael J. Philippe                  (Principal Financial and
                                     Accounting Officer)



Jay Botchman*            )
Barry E. Breeman*        )
J. Richard Budd, III*    )           Board of Directors
Geoffrey A. Thompson*    )

--------------------

* Michael J. Philippe, by signing his name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Company pursuant to powers of attorney duly executed by such persons.


                                     By: /s/ Michael J. Philippe
                                        ----------------------------------------
                                         Michael J. Philippe, Attorney-in-Fact

                                INDEX TO EXHIBITS

   EXHIBIT
   NUMBER               DESCRIPTION OF DOCUMENT                                    METHOD OF FILING
   ------               -----------------------                                    ----------------
     3.1 (1)       Amended and Restated Certificate of Incorporation............   Incorporated by Reference

     3.2 (1)       Amended and Restated By-Laws.................................   Incorporated by Reference

     4.1 (1)       Specimen certificate representing shares of Common Stock.....   Incorporated by Reference

     4.2*          Form of Indenture............................................   To be Filed by Amendment

     4.3*          Form of Renewable Note.......................................   To be Filed by Amendment


     5*            Opinion and Consent of Legal Counsel to the Company..........   To be Filed by Amendment

     10.1 (1)      Amended and Restated Lease Agreement dated December 12, 1996 between Service One International Corporation and Donald A.
                   Dunham, Jr...................................................   Incorporated by Reference

     10.2 (1)      Amendment No. One to the Amended and Restated Lease
                   Agreement dated June 11, 1997 between Service One
                   International Corporation and Donald A. Dunham, Jr...........   Incorporated by Reference

     10.3 (1)      Amendment No. Two to the Amended and Restated Lease
                   Agreement dated July 31, 1997 between Service One
                   International Corporation and Donald A. Dunham, Jr. .........   Incorporated by Reference

     10.4 (1)      Lease Agreement dated February 28, 1997 between Service One
                   International Corporation and Eagle Properties, L.L.C........   Incorporated by Reference

     10.5 (1)      Addendum to Lease Agreement dated November 18, 1997 between
                   Service One International Corporation and Eagle Properties,
                   L.L.C........................................................   Incorporated by Reference

     10.6 (1)      Mutual Business Development Agreement dated as of October 8,
                   1996, between Service One International Corporation and the
                   O. Pappalimberis Trust.......................................   Incorporated by Reference

     10.7 (1)      Amendment dated as of December 16, 1997 to the Mutual
                   Business Development Agreement dated as of October 8, 1996, such amendment among O. Pappalimberis Trust, Taxter One LLC,
                   Service One International Corporation, Eikos Management, LLC
                   and Thesseus International Asset Fund........................   Incorporated by Reference

     10.8 (1)      Amendment dated September 1, 1998 to the Mutual Business
                   Development Agreement dated as of October 8, 1996, as
                   amended, between the Company and Eikos Management LLC........   Incorporated by Reference

     10.9 (1)      Mutual Business Development Agreement dated as of October 8,
                   1996, between Service One International Corporation and
                   Renaissance Trust I..........................................   Incorporated by Reference

     10.10 (1)     Strategic Modeling Agreement dated March 18, 1999, between
                   the Company and Business Transactions Express, Inc...........   Incorporated by Reference

     10.11 (1)     Warrant to purchase Common Stock of the Company issued to
                   J.L.B. of Nevada, Inc. on June 22, 1999......................   Incorporated by Reference

     10.12 (1)     Loan and Security Agreement, dated as of April 30, 1998,
                   between the Company and Coast Business Credit, a division of
                   Southern Pacific Bank........................................   Incorporated by Reference

     10.13 (1)     First Amendment to Loan and Security Agreement, dated as
                   of September 30, 1998, between the Company and Coast Business
                   Credit, a division of Southern Pacific Bank .................   Incorporated by Reference

     10.14 (1)     Second Amendment to Loan and Security Agreement, dated as
                   of December 1, 1998, between the Company and Coast Business
                   Credit, a division of Southern Pacific Bank..................   Incorporated by Reference

     10.15 (1)     Amendment Number Two to Loan and Security Agreement,
                   dated as of April 27, 1999, between the Company and Coast
                   Business Credit, a division of Southern Pacific Bank ........   Incorporated by Reference

     10.16 (1)     Fourth Amendment to Loan and Security Agreement, dated as
                   of May 27, 1999, between the Company and Coast Business
                   Credit, a division of Southern Pacific Bank..................   Incorporated by Reference

     10.17 (1)     Amendment Number Five to Loan and Security Agreement,
                   dated as of June 25, 1999, between the Company and Coast
                   Business Credit, a division of Southern Pacific Bank.........   Incorporated by Reference

     10.18 (1)     Amendment Number Six to Loan and Security Agreement Dated
                   as of December 6, 1999 between the Company and Coast Business
                   Credit, a division of Southern Pacific Bank..................   Incorporated by Reference

     10.19 (1)     Security Agreement dated as of August 1, 1997, between
                   J.L.B. of Nevada, Inc., Credit Store Mortgage, Inc., New
                   Beginnings Corp., Consumer Debt Acquisitions, Inc., Sleepy
                   Hollow Associates, Inc., Service One Holdings Inc., Service
                   One International Corporation, American Credit Alliance,
                   Inc., Service One Receivables Acquisition Corporation, the
                   Company, Service One Commercial Corporation and Soiland
                   Company......................................................   Incorporated by Reference

     10.20 (1)     First Amendment to Security Agreement, dated as of October
                   23, 1997 between J.L.B. of Nevada, Inc., the Company and
                   Credit Store Mortgage, Inc., New Beginnings Corp., Consumer
                   Debt Acquisitions, Inc., Sleepy Hollow Associates, Inc.,
                   Service One Holdings, Inc., Service One International
                   Corporation, Service One Receivables Acquisition
                   Corporation, the Company, Service One Commercial Corporation
                   and Soiland Company..........................................   Incorporated by Reference

     10.21 (1)     Second Amendment to Security Agreement, dated as of November
                   21, 1997 between J.L.B. of Nevada, Inc., the Company, Sleepy
                   Hollow Associates, Inc., Service One International
                   Corporation, American Credit Alliance, Inc. and Service One
                   Receivables Acquisition Corporation..........................   Incorporated by Reference

     10.22 (1)     Credit Agreement Dated as of October 15, 1999 among Credit
                   Store Capital Corp., the Company, The Lenders Signatory
                   thereto from time to time, and General Electric Capital
                   Corporation..................................................   Incorporated by Reference

     10.23 (2)     Amended 1997 Stock Option Plan of the Company................   Incorporated by Reference

     10.24 (1)     Employment Agreement dated March 27, 1997, between the
                   Company and Martin Burke.....................................   Incorporated by Reference

     10.25 (1)     Letter from Martin Burke dated March 27, 1997, regarding
                   credit card repayment terms..................................   Incorporated by Reference

     10.26 (1)     Employment Agreement dated April 1, 1997, between the
                   Company and Kevin Riordan....................................   Incorporated by Reference

     10.27 (1)     Employment Agreement dated June 17, 1997, between the
                   Company and Michael Philippe.................................   Incorporated by Reference

     10.28 (1)     Amendment to Employment Agreement between Company and
                   Michael Philippe dated December 15, 1999.....................   Incorporated by Reference

     10.29 (1)     Employment Agreement dated August 1, 1997, between the
                   Company and Richard Angel....................................   Incorporated by Reference

     10.30 (1)     Amendment to Employment Agreement between Company and
                   Richard Angel dated December 15, 1999 .......................   Incorporated by Reference

     10.31 (1)     Employment Agreement dated October 15, 1997, between the
                   Company and Cynthia Hassoun..................................   Incorporated by Reference

     10.32 (1)     Bankcard Marketing Agreement between the Company and Bank of
                   Hoven dated February 9, 1999.................................   Incorporated by Reference

     10.33 (1)     Purchase Agreement between Bank of Hoven and the Company
                   dated February 9, 1999.......................................   Incorporated by Reference

     10.34 (1)     Bankcard Marketing Agreement between Service One
                   International Corporation and First National Bank in
                   Brookings dated October 2, 1997..............................   Incorporated by Reference

     10.35 (1)     Purchase Agreement between First National Bank in Brookings and Service One International Corporation doing business as
                   TCS Services, Inc. dated October 2, 1997.....................   Incorporated by Reference

     10.36 (1)     Amendment to Purchase Agreement by First National Bank in
                   Brookings and the Company dated August 31, 1998..............   Incorporated by Reference

     10.37 (1)     Letter Agreement Regarding Bankcard Marketing Agreement and
                   Purchasing Agreement between the Company and First National
                   Bank in Brookings dated August 17, 1999......................   Incorporated by Reference

     10.38 (1)     Agreement Regarding Transfer of Accounts between the Company
                   and First National Bank in Brookings dated December 14, 1998    Incorporated by Reference

     10.39 (1)     Subordinated Grid Promissory Note of the Company in favor of
                   J.L.B. of Nevada, Inc. dated August 1, 1997 in the amount of
                   $20,000,000 .................................................   Incorporated by Reference

     10.40 (1)     Subordinated Grid Promissory Note of the Company in favor of
                   J.L.B. of Nevada, Inc. dated October 23, 1997 in the amount
                   of $5,000,000................................................   Incorporated by Reference

     10.41 (1)     Subordinated Grid Promissory Note of the Company in favor of
                   J.L.B. of Nevada, Inc. dated November 21, 1997 in the amount
                   of $5,000,000................................................   Incorporated by Reference

     10.42 (4)     Receivables Purchase Agreement, dated as of May 31, 2000, by
                   and between The Credit Store, Inc. and TCS Funding IV, Inc...   Incorporated by Reference

     10.43 (4)     Master Credit and Security Agreement, dated as of May 31,
                   2000, by and among TCS Funding IV, Inc., The Credit Store,
                   Inc., and Miller & Schroeder Investments Corporation.........   Incorporated by Reference

     10.44 (4)     Account Purchase Agreement, dated as of October 31, 2000, by
                   and among The Credit Store, Inc. and Credit Services, Inc....   Incorporated by Reference

     10.45 (4)     Converted Accounts/Receivables Sale Agreement, dated as of
                   October 31, 2000, by and among Credit Store Services, Inc.
                   and The Credit Store, Inc....................................   Incorporated by Reference

     10.46 (4)     Master Loan and Servicing Agreement, dated October 31, 2000, by and among Credit Store Services, Inc., The Credit Store,
                   Inc., and The Varde Fund IV-A.#..............................   Incorporated by Reference

     10.47 (4)     Repurchase Agreement, dated November 22, 2000, by and
                   between Bank of Hoven and The Credit Store, Inc..............   Incorporated by Reference

     10.48         Separation Agreement and Release by and between The Credit
                   Store, Inc. and Martin Burke dated December 11, 2000.........   Filed Electronically

     10.49         Secured Promissory Note of American Credit Alliance, Inc. in
                   favor of J.L.B. of Nevada, Inc. dated August 16, 1996 in the
                   amount of $880,000 ..........................................   Filed Electronically

     12            Computation of Ratios of Earnings to Fixed Charges...........   Filed Electronically

     21 (3)        List of Subsidiaries.........................................   Incorporated by Reference

     23.1          Consent of Grant Thornton LLP ...............................   Filed Electronically

     23.2*         Consent of Legal Counsel to the Company (contained in
                   Exhibit 5)...................................................   To be Filed by Amendment

     24            Powers of Attorney...........................................   Filed Electronically

     25*           Form T-1, Statement of Eligibility and Qualification of
                   ______, as Trustee...........................................   To be Filed by Amendment

------------

(1) Incorporated by reference to the like numbered Exhibit to the Company's Registration Statement on Form 10 filed February 24, 2000 (File No. 000-28709).

(2) Incorporated by reference to Exhibit 4 to the Company's Registration Statement on Form S-8 filed July 26, 2000 (File No. 333-42278).

(3) Incorporated by reference to the like numbered Exhibit to the Company's Annual Report on Form 10-K filed August 29, 2000 (File No. 001-16083).

(4) Incorporated by reference to the like numbered Exhibit to the Company's Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2000 (File No. 001-16083).

#        Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

*        To be filed by amendment.